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The Scotts Miracle-Gro Company

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The Scotts Miracle-Gro Company
Proxy Statement for 2014 Annual Meeting of Shareholders

14111 Scottslawn Road
Marysville, Ohio 43041

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, January 30, 2014

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Scotts Miracle-Gro Company (the “Company”) will be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 30, 2014, at 9:00 A.M. Eastern Time (the “Annual Meeting”), for the following purposes:

1.    To elect four directors, each to serve for a three-year term expiring at the 2017 Annual Meeting of Shareholders.

2.    To conduct an advisory vote on the compensation of the Company’s named executive officers.

3.    To approve an amendment and restatement of The Scotts Company LLC Amended and Restated Executive Incentive Plan.

4.    To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.

5.    To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Proxy Statement accompanying this Notice of Annual Meeting of Shareholders describes each of these items in detail. The Company has not received notice of any other matters that may be properly presented at the Annual Meeting.

Only shareholders of record at the close of business on Wednesday, December 4, 2013, the date established by the Company’s Board of Directors as the record date, are entitled to receive notice of, and to vote at, the Annual Meeting.

On or about December 18, 2013, the Company is first mailing to shareholders either: (1) a copy of the accompanying Proxy Statement, a form of proxy and the Company’s 2013 Annual Report or (2) a Notice of Internet Availability of Proxy Materials, which indicates how to access the Company’s proxy materials on the Internet.

Your vote is very important. Please vote as soon as possible even if you plan to attend the Annual Meeting.

By Order of the Board of Directors,

JAMES HAGEDORN
Chief Executive Officer
and Chairman of the Board
December 18, 2013

Proxy Statement for
Annual Meeting of Shareholders of
THE SCOTTS MIRACLE-GRO COMPANY
To Be Held on Thursday, January 30, 2014

14111 Scottslawn Road
Marysville, Ohio 43041

PROXY STATEMENT
for
Annual Meeting of Shareholders
To Be Held on Thursday, January 30, 2014

GENERAL INFORMATION ABOUT VOTING

This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of The Scotts Miracle-Gro Company (the “Company”) for use at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 30, 2014, at 9:00 A.M. Eastern Time, and at any adjournment or postponement thereof. Should you wish to obtain directions to our corporate offices in order to attend the Annual Meeting and vote in person, please call us at (937) 644-0011. Directions to our corporate offices can also be found on the outside back cover page of this Proxy Statement.

Only holders of record of the Company’s common shares (the “Common Shares”) at the close of business on Wednesday, December 4, 2013 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 62,123,664 Common Shares outstanding. Holders of Common Shares as of the Record Date are entitled to one vote for each Common Share held. There are no cumulative voting rights.

Again this year, the Company is furnishing proxy materials over the Internet as permitted under the rules of the Securities and Exchange Commission (the “SEC”). Under these rules, many of the Company’s shareholders will receive a Notice of Internet Availability of Proxy Materials instead of a paper copy of the Notice of Annual Meeting of Shareholders, this Proxy Statement and the Company’s 2013 Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the proxy materials over the Internet and how shareholders can receive a paper copy of such materials. Shareholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. The Company believes this process will conserve natural resources and reduce the costs of printing and distributing proxy materials. Shareholders who receive a Notice of Internet Availability of Proxy Materials are reminded that the Notice itself is not a proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on January 30, 2014: The Notice of Annual Meeting of Shareholders, this Proxy Statement and the Company’s 2013 Annual Report are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy materials, cast their vote and request to receive proxy materials in printed form by mail or electronically by e-mail on a going-forward basis.

If you received a copy of the proxy materials by mail, a form of proxy for use at the Annual Meeting was included. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning the form of proxy. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Alternatively, you may transmit your voting instructions electronically at www.proxyvote.com or by using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials. The deadline for transmitting voting instructions electronically or telephonically is 11:59 P.M. Eastern Time on January 29, 2014. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give voting instructions and confirm that such voting instructions have been properly recorded.

If you are a registered shareholder, you may revoke your proxy at any time before it is voted at the Annual Meeting by giving written notice of revocation to the Corporate Secretary of the Company, by revoking via the Internet site, by using the toll-free telephone number stated on the form of proxy or the Notice of Internet Availability of Proxy Materials and electing “revocation” as instructed or by attending the Annual Meeting and giving notice of revocation in person. You may also change your vote by: (1) executing and returning to the Company a later-dated form of proxy; (2) voting in person at the Annual

Meeting; (3) submitting a later-dated electronic vote through the Internet site; or (4) voting by telephone at a later date. Attending the Annual Meeting will not, in and of itself, constitute revocation of a previously-appointed proxy.

If you hold your Common Shares in “street name” with a broker/dealer, financial institution or other nominee or holder of record, you are urged to carefully review the information provided to you by the holder of record. This information will describe the procedures you must follow in order to instruct the holder of record how to vote the “street name” Common Shares and how to revoke any previously-given voting instructions. If you do not provide voting instructions to your broker/dealer within the required time frame before the Annual Meeting, your Common Shares will not be voted by the broker/dealer on any matters considered non-routine, including the election of directors, the advisory vote on the compensation of the Company’s named executive officers, and the vote to amend and restate The Scotts Company LLC Amended and Restated Executive Incentive Plan. The broker/dealer will have discretion to vote your Common Shares on routine matters, such as the ratification of the selection of the Company’s independent registered public accounting firm.

The Company will bear the costs of soliciting proxies on behalf of the Board and tabulating your votes. The Company has retained Broadridge Financial Solutions, Inc. to assist in distributing the proxy materials. Directors, officers and certain employees of the Company may solicit your votes personally, by telephone, by e-mail or otherwise, in each case without additional compensation. If you provide voting instructions through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the Company will not reimburse. The Company will reimburse its transfer agent, Wells Fargo Shareowner Services, as well as broker/dealers, financial institutions and other custodians, nominees and fiduciaries for forwarding proxy materials to shareholders, according to certain regulatory fee schedules.

If you participate in The Scotts Company LLC Retirement Savings Plan (the “Retirement Savings Plan” or “RSP”) and Common Shares have been allocated to your account in the RSP, you are entitled to instruct the trustee of the RSP how to vote such Common Shares. You may receive your form of proxy with respect to your RSP Common Shares separately. If you do not give the trustee of the RSP voting instructions, the trustee will not vote such Common Shares at the Annual Meeting.

If you participate in The Scotts Miracle-Gro Company Discounted Stock Purchase Plan (the “Discounted Stock Purchase Plan”), you are entitled to vote the number of Common Shares credited to your custodial account. If you do not vote, the custodian under the Discounted Stock Purchase Plan will vote the Common Shares credited to your custodial account in accordance with any stock exchange or other rules governing the custodian in the voting of Common Shares held for customer accounts.

Under the Company’s Code of Regulations, the presence, in person or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Common Shares represented by properly executed forms of proxy, including proxies reflecting abstentions, which are returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be counted toward the establishment of a quorum. Broker non-votes, where broker/dealers who hold their customers’ Common Shares in “street name” sign and submit proxies for such Common Shares but fail to vote on non-routine matters because they were not given instructions from their customers, are also counted for the purpose of establishing a quorum.

The results of shareholder voting at the Annual Meeting will be tabulated by or under the direction of the inspector of election appointed by the Board for the Annual Meeting.

Common Shares represented by properly executed forms of proxy returned to the Company prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded through the Internet or by telephone will be voted as specified by the shareholder. Common Shares represented by valid proxies timely received prior to the Annual Meeting that do not specify how the Common Shares should be voted will, to the extent permitted by applicable law, be voted FOR the election as directors of the Company of each of the four nominees of the Board listed below under the caption “PROPOSAL NUMBER 1 — ELECTION OF DIRECTORS”; FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as proposed below under the caption “PROPOSAL NUMBER 2 — ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)”; FOR the approval of an amendment and restatement of The Scotts Company LLC Amended and Restated Executive Incentive Plan as proposed below under the caption “PROPOSAL NUMBER 3 — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE SCOTTS COMPANY LLC AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN”; and FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014 as described below under the caption “PROPOSAL NUMBER 4 — RATIFICATION OF THE

SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

THE BOARD OF DIRECTORS

Current Composition

There are currently ten individuals serving on the Board, which is divided into three staggered classes, with each class serving three-year terms. The Class I directors hold office for terms expiring at the Annual Meeting, the Class II directors hold office for terms expiring in 2015 and the Class III directors hold office for terms expiring in 2016.

Diversity

The Board believes that diversity is one of many important considerations in board composition. When considering candidates for the Board, the Governance and Nominating Committee (the “Governance and Nominating Committee”) evaluates the entirety of each candidate’s credentials, including factors such as diversity of background, experience, skill, age, race and gender, as well as each candidate’s judgment, strength of character and specialized knowledge. Although the Board does not have a specific diversity policy, the Governance and Nominating Committee evaluates the current composition of the Board to ensure that the directors reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Governance and Nominating Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating a potential candidate.

The Governance and Nominating Committee believes that the Company’s current directors, as a group, reflect the diverse mix of skills, experiences, backgrounds and opinions necessary to foster an effective decision-making environment and promote the Company’s culture. Board member experiences cover a wide range of industries, including consumer products, manufacturing, technology, financial services, media, regulatory and consulting. Three of the ten current directors are women, each of whom chairs one of the Board’s standing committees  the Audit and Finance Committee (Stephanie M. Shern), the Compensation and Organization Committee (Nancy G. Mistretta) and the Innovation and Technology Committee (Katherine Hagedorn Littlefield).

Experiences, Skills and Qualifications

The Governance and Nominating Committee is responsible for identifying candidates qualified to become directors and recommending director nominees to the Board. As noted above, when considering candidates for the Board, the Governance and Nominating Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that candidates must meet. In general, as the Company’s Corporate Governance Guidelines indicate, directors are expected to have the education, business experience and current insight necessary to contribute to the Board’s performance of its functions, the interest and time available to be adequately involved with the Company over a period of years, and the functional skills, corporate leadership, diversity, international experience and other attributes that the Board believes will contribute to the development and expansion of the Board’s knowledge and capabilities.

Set forth below is a general description of the types of experiences the Board and the Governance and Nominating Committee believe to be particularly relevant to the Company:

•
Leadership Experience — Directors who have demonstrated significant leadership experience over an extended period of time, especially current and former chief executive officers, provide the Company with valuable insights that can only be gained through years of managing complex organizations. These individuals understand both the day-to-day operational responsibilities facing senior management and the role directors play in overseeing the affairs of large organizations. More than half of the current ten members of the Board are current or former chief executive officers, and nearly every current director has significant leadership experience.

•
Innovation and Technology Experience — Given the Company’s continued focus on driving innovation, directors with innovation and technology experience add significant value to the Board. As one of the few companies with an Innovation and Technology Committee, this is particularly important to the Company’s overall success.

•	International Experience — Directors with experience in markets outside the United States bring valuable knowledge to the Company as it expands its footprint in international markets.

•
Marketing/Consumer Industry Experience — Directors with experience identifying, developing and marketing new and existing consumer products bring valuable skills that can have a positive impact on the Company’s operational results. Directors with experience dealing with consumers understand consumer needs and wants, recognize products and marketing/advertising campaigns that are most likely to resonate with consumers and are able to identify potential changes in consumer trends and buying habits.

•	Retail Experience — Directors with significant retail experience bring valuable insights that can greatly assist the Company in managing its relationships with its largest retail customers.

•
Financial Experience — Directors with an understanding of accounting, finance and financial reporting processes, particularly as they relate to a large, complex business, are critical to the Company. Accurate financial reporting is a cornerstone of the Company’s success, and directors with financial expertise help to provide effective oversight of the Company’s financial measures and processes.

A description of the most relevant experiences, skills, attributes and qualifications that qualify each director to serve as a member of the Board is included in his or her biography.

Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the leadership structure that is most appropriate for the Company and its shareholders. The Board regularly evaluates the Company’s leadership structure and has concluded that the Company and its shareholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman of the Board and Chief Executive Officer (“CEO”). This approach allows the Board to elect the most qualified director as Chairman of the Board, while maintaining the ability to separate the Chairman of the Board and CEO roles when necessary.

Currently, the Company is led by James Hagedorn, who has served as CEO since May 2001 and as Chairman of the Board since January 2003. The Board believes that combining the roles of Chairman of the Board and CEO is in the best interests of the Company and its shareholders at this time as it takes advantage of the talent and experience of Mr. Hagedorn. The Board’s decision to appoint Mr. Hagedorn to lead the Company is supported by the Company’s success and track record of innovation since the time of Mr. Hagedorn’s appointment.

In addition to Mr. Hagedorn, the Board is currently comprised of nine non-employee directors, seven of whom also qualify as independent. In accordance with the Company’s Corporate Governance Guidelines and applicable sections of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Rules”), the non-employee directors of the Company regularly meet in executive session. These meetings allow non-employee directors to discuss issues of importance to the Company, including the business and affairs of the Company as well as matters concerning management, without any member of management present. In addition, the independent directors of the Company meet in executive session at least once a year and more frequently as matters appropriate for their consideration arise.

The directors elected Thomas N. Kelly Jr. to serve as the Company’s Lead Independent Director in July 2013. As Lead Independent Director, Mr. Kelly:

•	has the ability to call meetings of independent and/or non-employee directors;

•	presides at meetings of non-employee and/or independent directors;

•	consults with the Chairman of the Board and CEO with respect to appropriate agenda items for meetings of the Board;

•	serves as a liaison between the Chairman of the Board and the independent directors;

•	has the ability, in consultation with the Vice Chairman, to approve the retention of outside advisors and consultants who report directly to the Board on critical issues;

•	has the ability to approve the retention of outside advisors and consultants who report directly to the independent directors of the Board on critical issues, as needed or deemed appropriate;

•	can be contacted directly by shareholders; and

•	performs such other duties as the Board may delegate from time to time.

In addition, the directors elected Katherine Hagedorn Littlefield to serve as Vice Chairman of the Board in July 2013. As Vice Chairman, Ms. Littlefield:

•	presides at meetings of the Board of Directors in the Chairman’s absence;

•	presides at meetings of the Shareholders in the Chairman’s absence;

•	has the ability, in consultation with the Lead Independent Director, to approve the retention of outside advisors and consultants who report directly to the Board on critical issues; and

•	performs such other duties as the Board may delegate from time to time.

Finally, the Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit and Finance Committee (the “Audit and Finance Committee”); (2) the Compensation and Organization Committee (the “Compensation Committee”); (3) the Governance and Nominating Committee (the “Governance and Nominating Committee”); (4) the Innovation and Technology Committee (the “Innovation Committee”) and (5) the Strategy and Business Development Committee (the “Strategy Committee”). Each of the Audit and Finance, Compensation, and Governance and Nominating Committees is comprised entirely of independent directors.

The Board believes that its current leadership structure — including combined Chairman of the Board and CEO roles, seven out of ten independent directors, a Lead Independent Director, a Vice Chairman of the Board, and key committees comprised solely of independent directors — provides an appropriate balance among strategy development, operational execution and independent oversight and is therefore in the best interests of the Company and its shareholders.

Board Role in Risk Oversight

It is management’s responsibility to develop and implement the Company’s strategic plans and to identify, evaluate, manage and mitigate the risks inherent in those plans. It is the Board’s responsibility to oversee the Company’s strategic plans and to ensure that management is taking appropriate action to identify, manage and mitigate the associated risks. The Board administers its risk oversight responsibilities both through active review and discussion of enterprise-wide risks and by delegating certain risk oversight responsibilities to committees for further consideration and evaluation. The decision to administer the Board’s oversight responsibilities in this manner has a key effect on the Board’s leadership and committee structure.

Because the roles of Chairman of the Board and CEO are currently combined, to ensure proper oversight of management and the potential risks facing the Company, the directors annually elect a Lead Independent Director. In addition, the Board is comprised of predominantly independent directors and all members of the Board’s key committees — the Audit and Finance, Compensation, and Governance and Nominating Committees — are independent. This system of checks and balances helps to ensure that key decisions made by the Company’s most senior management, up to and including the CEO, are reviewed and overseen by independent directors of the Board.

In some cases, risk oversight is addressed by the full Board as part of its engagement with the CEO and other members of senior management. For example, the full Board conducts a comprehensive annual review of the Company’s overall strategic plan and the plans for each of the Company’s business units, including associated risks. To that end, management provides the Board with periodic reports regarding the significant risks facing the Company and how the Company is seeking to control or mitigate those risks. The Board also has responsibility for ensuring that the Company maintains appropriate succession plans for its senior officers and conducts an annual review of succession planning.

In other cases, the Board has delegated risk management oversight responsibilities to certain committees, each of which reports regularly to the full Board. The Audit and Finance Committee oversees the Company’s compliance with legal and regulatory requirements and its overall risk management process and oversight responsibility for financial risks. As part of its oversight role, the Audit and Finance Committee regularly reviews risks relating to the Company’s key accounting policies and receives reports regarding the Company’s most significant internal controls and compliance risks from the Company’s Chief Financial Officer as well as its internal auditors. Representatives of the Company’s independent registered public accounting firm attend each Audit and Finance Committee meeting, regularly make presentations to the Audit and Finance Committee, and comment on management presentations. In addition, the Company’s Chief Financial Officer and internal auditors, as well as representatives of the Company’s independent registered public accounting firm, individually meet in private session with the Audit and Finance Committee on a regular basis, affording ample opportunity to raise any concerns with respect to the Company’s risk management practices.

The Compensation Committee oversees risks relating to the Company’s compensation programs and practices. As discussed in more detail in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis, the Compensation Committee employs an independent compensation consultant to assist it in reviewing the Company’s compensation programs, including the potential risks created by and other impacts of these programs.

Finally, the Governance and Nominating Committee oversees issues related to the Company’s governance structure and other corporate governance matters and processes, as well as non-financial risks and compliance matters. In addition, the Governance and Nominating Committee is charged with overseeing compliance with the Company’s Related Person Transaction Policy. The Governance and Nominating Committee regularly reviews the Company’s key corporate governance documents, including the Corporate Governance Guidelines, the Related Person Transaction Policy and the Insider Trading Policy, to ensure they remain in compliance with the changing legal and regulatory environment and appropriately enable the Board to fulfill its oversight responsibilities.

PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

At the Annual Meeting, four Class I directors will be elected. Three of the four individuals nominated by the Board for election as directors at the Annual Meeting are currently serving as Class I directors — James Hagedorn, Nancy G. Mistretta and Stephanie M. Shern. The Board also has nominated James F. McCann for election as a Class I director. The nomination of each individual was recommended to the Board by the Governance and Nominating Committee.

The individuals elected as Class I directors at the Annual Meeting will hold office for a three-year term expiring at the 2017 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified, or until their earlier death, resignation or removal. The individuals designated as proxy holders in the form of proxy intend to vote the Common Shares represented by the proxies received under this solicitation for the Board’s nominees, unless otherwise instructed on the form of proxy or through the telephone or Internet voting procedures. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve as a director of the Company if elected. If any nominee becomes unable to serve or for good cause will not serve as a candidate for election as a director, then the individuals designated as proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board following recommendation by the Governance and Nominating Committee. The individuals designated as proxy holders cannot vote for more than four nominees for election as Class I directors at the Annual Meeting.

The following information, as of December 4, 2013, with respect to the age, principal occupation or employment, other affiliations and business experience of each director or nominee for election as a director, has been furnished to the Company by each such director or nominee.

Nominees Standing for Election to the Board of Directors

Class I — Terms to Expire at the 2014 Annual Meeting

James Hagedorn, age 58, Director of the Company since 1995 and Chairman of the Board since 2003

Mr. Hagedorn has served as CEO of the Company since May 2001 and Chairman of the Board since January 2003. In addition to serving as CEO and Chairman of the Board, he served as President of the Company from November 2006 until October 2008, and from April 2000 until December 2005. Mr. Hagedorn is the brother of Katherine Hagedorn Littlefield, a director of the Company.

Having joined both the Company and the Board in 1995, and having served as CEO for over a decade and Chairman of the Board for nearly as long, Mr. Hagedorn has more working knowledge of the Company and its products than any other individual. During his career at the Company, Mr. Hagedorn has developed extensive leadership, international, and marketing/consumer industry experience that has proven invaluable as he leads the Board through a wide range of issues.

James F. McCann, age 62, Nominee for Election as a Director of the Company

On October 31, 2013, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, nominated Mr. McCann for election as a Class I member of the Board of Directors. Mr. McCann was recommended by Mr. Hagedorn. Mr. McCann is the Chairman of the Board and Chief Executive Officer of 1-800-Flowers.com, the world’s leading online florist and gift shop, and has served in that capacity since its inception in 1976, when Mr. McCann began a retail chain of flower shops in the New York metropolitan area.

Mr. McCann is currently a director and Chairman of the Board of Willis Group Holdings. During the past five years, Mr. McCann also has served as a director of Lottomatica Group S.p.A.

With nearly 40 years of business experience, and as a long-time Chairman and Chief Executive Officer of 1-800-Flowers.com, Mr. McCann brings considerable leadership, innovation and business acumen to the Board.

Nancy G. Mistretta, age 59, Director of the Company since 2007

Ms. Mistretta is a retired partner of Russell Reynolds Associates (“Russell Reynolds”), an executive search firm, where she served as a partner from February 2005 until June 2009. She was a member of Russell Reynolds’ Not-For-Profit Sector and was responsible for managing executive officer searches for many large philanthropies, with a special focus on educational searches for presidents, deans and financial officers. Based in New York, New York, she was also active in the CEO/Board Services Practice of Russell Reynolds. Prior to joining Russell Reynolds, Ms. Mistretta was with JPMorgan Chase & Co. and its heritage institutions (collectively, “JPMorgan”) for 29 years and served as a Managing Director in Investment Banking from 1991 to 2005. Ms. Mistretta is currently a director of HSBC North America Holdings, Inc., HSBC USA Inc., and HSBC Bank USA, N.A.

Throughout her nearly 30-year career at JPMorgan, Ms. Mistretta has demonstrated a broad base of leadership, international, marketing/consumer industry, retail and financial experience, including through roles as Managing Director responsible for Investment Bank Marketing and Communications, industry head responsible for the Global Diversified Industries group and industry head responsible for the Diversified, Consumer Products and Retail Industries group. Her financial experience is particularly valuable to the Board in conjunction with her service as a member of the Audit and Finance Committee.

Committee Memberships: Audit and Finance; Compensation (Chair)

Stephanie M. Shern, age 65, Director of the Company since 2003

Mrs. Shern operated Shern Associates LLC, a retail consulting and business advisory firm, from February 2002 until 2011. From 1995 to April 2001, Mrs. Shern was the Vice Chairman and Global Director of Retail and Consumer Products for Ernst & Young LLP, and during that time and from 1981 was a partner at Ernst & Young serving various clients in the retail and consumer sectors. Mrs. Shern is a CPA and a member of the American Institute of CPAs and the New York State Society of CPAs. Mrs. Shern is currently a director and Chair of the Audit Committee and a member of the Remuneration Committee of Koninklijke Ahold N.V. (Royal Ahold) and a director and Chair of the Audit Committee of GameStop Corp., where she also serves as the lead independent director. During the past five years, Mrs. Shern has served as a director of CenturyLink, Inc.; Embarq Corporation; Sprint Nextel Corporation; and Nextel Communications, Inc.

Having spent a significant portion of her nearly 40-year career focused on retail and consumer industries in both the United States and abroad, Mrs. Shern has vast leadership, international, marketing/consumer industry and retail experience. In addition, as a CPA and Chair of the Audit Committee of both GameStop Corp. and Koninklijke Ahold N.V. (Royal Ahold), Mrs. Shern has extensive financial experience. This experience has proven valuable to the Board, where Mrs. Shern serves as Chair of the Audit and Finance Committee and as an “audit committee financial expert,” as that term is defined in the applicable rules and regulations of the SEC.

Committee Membership: Audit and Finance (Chair)

Class II — Terms to Expire at the 2015 Annual Meeting

Alan H. Barry, age 70, Director of the Company since 2009

Mr. Barry is the former President and Chief Operating Officer of Masco Corporation (“Masco”), a manufacturer, distributor and installer of home improvement and building products, a position he held from April 2003 until his retirement in December 2007. Mr. Barry began his career at Masco in 1972. Mr. Barry serves as a director of two privately-held companies: IPS Corporation and H.W. Kaufman Financial Group, Inc.

As the former President and Chief Operating Officer of Masco, Mr. Barry brings significant leadership and marketing experience to the Board. His more than 35 years of experience at Masco, which emphasizes brand name products and services holding leadership positions in their markets, enable him to advise the Board on key brand-related strategies and initiatives. His current service as a director of H.W. Kaufman Financial Group, Inc. also provides him with extensive financial experience.

Committee Memberships: Audit and Finance; Governance (Chair)

Thomas N. Kelly Jr., age 66, Director of the Company since 2006

Mr. Kelly served as Executive Vice President, Transition Integration of Sprint Nextel Corporation, a global communications company, from December 2005 until April 2006. He served as the Chief Strategy Officer of Sprint Nextel Corporation from August 2005 until December 2005. He served as the Executive Vice President and Chief Operating Officer of Nextel Communications, Inc., which became Sprint Nextel Corporation, from February 2003 until August 2005, and as Executive Vice President and Chief Marketing Officer of Nextel Communications, Inc. from 1996 until February 2003. Mr. Kelly serves as a director of one other public company, GameStop Corp., where he also serves on the Compensation Committee.

Having served at various times as Chief Strategy Officer, Chief Operating Officer and Chief Marketing Officer of large communications companies, Mr. Kelly brings an extensive skill set to the boardroom. His blend of leadership, innovation and technology, international, marketing/consumer industry and financial experience make him a key advisor to the Board on a full range of consumer and strategy-related matters.

Committee Memberships: Compensation; Strategy

John R. Vines, age 64, Director of the Company since 2013

On July 31, 2013, the Board of Directors, upon the recommendation of the Governance and Nominating Committee, appointed Lieutenant General (retired) Vines as a Class II member of the Board of Directors in order to fill an existing vacancy. General Vines has operated John R. Vines Associates LLC, a strategic provider of business consulting services since 2007. General Vines also has served as a Senior Consultant to McChrystal Group since 2011, as well as Senior Consultant to Mantech between 2007 and 2010. General Vines retired in 2007 from the U.S. Army after 35 years active service. He was in continuous command for his last six years of service, including Commander, U.S. Army’s XVIII Airborne Corps and Multi-National Corps Iraq. In addition, he commanded the Combined Joint Task Force 180 Afghanistan. General Vines also served as the Senior Defense Representative to Afghanistan and Pakistan and previously commanded the 82nd Airborne Division, which included a year-long deployment in Afghanistan. Following retirement, General Vines has acted as a Department of Defense Senior Mentor to U.S. Army and Joint senior leadership and deploying combat units, a member of the Defense Service Board and a member of the Army DARPA Senior Advisory Group.

With more than 35 years of active military service and significant consulting experience, General Vines brings extensive leadership, strategy and innovation experience to the Board.

Committee Memberships: Governance; Strategy

Class III — Terms to Expire at the 2016 Annual Meeting

Adam Hanft, age 63, Director of the Company since 2010

Mr. Hanft is the founder and Chief Executive Officer of Hanft Projects LLC, a strategic consultancy that provides marketing advice and insight to leading consumer and business-to-business companies as well as many leading digital brands. He writes broadly about the consumer culture for numerous publications and is the co-author of “Dictionary of the Future.” He is also a frequent commentator on marketing and branding issues. Prior to starting Hanft Projects LLC, Mr. Hanft served as founder and Chief Executive Officer of Hanft Unlimited, Inc., a marketing organization created in 2004 that included an advertising agency, strategic consultancy and custom-publishing operation.

As the Chief Executive Officer of Hanft Projects LLC, Mr. Hanft brings his extensive leadership, marketing/consumer industry and innovation and technology experience to the Board. His knowledge of the consumer marketplace, media and current branding initiatives has proven particularly valuable.

Committee Memberships: Governance; Innovation

Stephen L. Johnson, age 62, Director of the Company since 2010

Mr. Johnson is the President and Chief Executive Officer of Stephen L. Johnson and Associates Strategic Consulting, LLC (“Johnson and Associates”), a strategic provider of business, research and financial management and consulting services formed in 2009. Prior to forming Johnson and Associates, Mr. Johnson worked for the U.S. Environmental Protection Agency for 30 years, where he became the first career employee and scientist to serve as Administrator, a position he held from January 2005 through January 2009. Mr. Johnson serves as a director of M2 Renewables, Inc., Ener-Core, Inc. and as a Trustee of Taylor University.

As President and Chief Executive Officer of Johnson and Associates and the former Administrator of the U.S. Environmental Protection Agency, as well as a lifelong scientist, Mr. Johnson brings considerable leadership and innovation and technology experience to the Board. His appointment also filled a need for both regulatory and environmental expertise that was identified by the Governance and Nominating Committee.

Committee Memberships: Audit and Finance; Compensation; Innovation

Katherine Hagedorn Littlefield, age 58, Director of the Company since 2000

Ms. Littlefield is the Chair of Hagedorn Partnership, L.P. She also serves on the board for the Hagedorn Family Foundation, Inc., a charitable organization. She is the sister of James Hagedorn, the Company’s CEO and Chairman of the Board.

As the Chair of Hagedorn Partnership, L.P., the Company’s largest shareholder, Ms. Littlefield brings a strong shareholder voice to the boardroom. She also has significant innovation and technology experience, having served on the Company’s Innovation and Technology Committee since its formation in May 2004 and its Innovation Advisory Board (formerly known as the Scientific Advisory Board and the Innovation and Technology Advisory Board) since its formation in 2001.

Committee Memberships: Strategy; Innovation (Chair)

Michael E. Porter, Ph.D., age 66, Director of the Company since 2013

Professor Porter is the Bishop William Lawrence University Professor at Harvard Business School, where he has been a Professor since 1973. Professor Porter is a leading authority on competitive strategy and economic development. He is the author of 19 books and over 125 articles, and speaks widely on strategy, competitiveness, corporate responsibility and related subjects. Professor Porter is a founding member and member of the Executive Committee of the Council on Competitiveness, America’s leading private-sector competitiveness organization. He has served as a strategy advisor to top management in numerous leading U.S. and international companies and routinely advises national leaders in numerous countries on competitiveness.

Professor Porter currently serves as a director of Parametric Technology Corporation, a position that he has held since 1995. He is a director of Merrimack Corporation, where he has been director since December 2010. Professor Porter previously served as a director of Thermo Fisher Scientific Corporation.

As a professor of competitive strategy at Harvard Business School and a leading expert in the business strategy field, Professor Porter brings significant knowledge and expertise to the Board in the areas of strategy and international business.

Committee Membership: Strategy (Chair)

Recommendation and Vote

Under Ohio law and the Company’s Code of Regulations, the four nominees for election as Class I directors receiving the greatest number of votes FOR election will be elected as directors of the Company. Common Shares represented by properly executed and returned forms of proxy or properly authenticated voting instructions recorded through the Internet or by telephone will be voted FOR the election of the Board’s nominees, unless authority to vote for one or more of the nominees is withheld. Common Shares as to which the authority to vote is withheld and Common Shares represented by broker non-votes will not be counted toward the election of directors or toward the election of the individual nominees of the Board, as applicable.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ALL OF THE ABOVE-NAMED CLASS I DIRECTOR NOMINEES.

MEETINGS AND COMMITTEES OF THE BOARD

Meetings of the Board and Board Member Attendance at Annual Meeting of Shareholders

The Board held seven meetings during the fiscal year ended September 30, 2013 (the “2013 fiscal year”). Each Board member attended at least 75% of the aggregate number of Board and applicable Board committee meetings during the 2013 fiscal year.

Although the Company does not have a formal policy requiring Board members to attend annual shareholder meetings, the Company encourages all directors to attend each such annual meeting. All of the directors attended the Company’s last Annual Meeting of Shareholders held on January 17, 2013.

Committees of the Board

The Board has established five standing committees to assist with its oversight responsibilities: (1) the Audit and Finance Committee; (2) the Compensation and Organization Committee; (3) the Governance and Nominating Committee; (4) the Innovation and Technology Committee and (5) the Strategy and Business Development Committee. Membership on each of these committees, as of December 4, 2013, is shown in the following chart:

Audit and Finance	Compensation and Organization	Governance and Nominating	Innovation and Technology	Strategy and Business Development
Stephanie M. Shern (Chair)	Nancy G. Mistretta (Chair)	Alan H. Barry (Chair)	Katherine Hagedorn Littlefield (Chair)	Michael E. Porter (Chair)
Alan H. Barry	Stephen L. Johnson	Adam Hanft	Adam Hanft	Thomas N. Kelly Jr.
Stephen L. Johnson	Thomas N. Kelly Jr.	John R. Vines	Stephen L. Johnson	Katherine Hagedorn Littlefield
Nancy G. Mistretta				John R. Vines

Audit and Finance Committee

In July 2013, the Board, upon the recommendation of the Governance and Nominating Committee, merged the previously existing Audit Committee and Finance Committee into a single combined Audit and Finance Committee. The Audit and Finance Committee, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Audit and Finance Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website at http://investor.scotts.com. At least annually, in consultation with the Governance and Nominating Committee, the Audit and Finance Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Audit and Finance Committee is responsible for: (1) overseeing the accounting and financial reporting processes of the Company, including the audits of the Company’s consolidated financial statements; (2) appointing, compensating and overseeing the work of the independent registered public accounting firm employed by the Company; (3) establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing matters or other compliance matters; (4) assisting the Board in its oversight of: (a) the integrity of the Company’s consolidated financial statements, (b) the Company’s compliance with applicable laws, rules and regulations, including applicable NYSE Rules, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function; and (5) undertaking the other matters required by applicable NYSE Rules as well as the rules and regulations of the SEC (the “SEC Rules”). The Audit and Finance Committee also oversees the financial structure, policies and strategies of the Company and its subsidiaries. In discharging these duties, the Audit and Finance Committee oversees a broad range of financial matters, including the Company’s capital expenditures budget, investment policies, stock repurchase programs, dividend payments, cash management and corporate financing matters.

Pursuant to its charter, the Audit and Finance Committee has the authority to engage and compensate such independent counsel and other advisors as the Audit and Finance Committee deems necessary to carry out its duties.

The Board has determined that each member of the Audit and Finance Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10A-3 promulgated by the SEC under the Exchange Act. The Board believes each member of the Audit and Finance Committee is qualified to discharge his or her duties on behalf of the Company and its subsidiaries and satisfies the financial literacy requirement of the NYSE Rules. The Board has determined that Stephanie M. Shern, Alan H. Barry and Nancy G. Mistretta each qualify as an “audit committee financial expert” as that term is defined in the applicable SEC Rules. None of the members of the Audit and Finance Committee serves on the audit committee of more than two other public companies.

The Audit and Finance Committee, including its predecessor Audit Committee, met eight times during the 2013 fiscal year. Prior to the merger of the Audit Committee and Finance Committee, the previously existing Finance Committee met four times during the 2013 fiscal year.

The Report of the Audit and Finance Committee begins on page 72.

Compensation and Organization Committee

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Compensation Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com. At least annually, in consultation with the Governance and Nominating Committee, the Compensation Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Compensation Committee has responsibility for determining all elements of executive compensation and benefits for our CEO and other key executives of the Company and its subsidiaries, including the executive officers named in the Summary Compensation Table (the “NEOs”). As part of this process, the Compensation Committee determines the general compensation philosophy applicable to these individuals. In addition, the Compensation Committee advises the Board regarding executive officer organizational issues and succession plans. The Compensation Committee also acts upon all matters concerning, and exercises such authority as is delegated to it under the provisions of, any benefit or retirement plan maintained by the Company, and serves as the committee administering The Scotts Miracle-Gro Company Amended and Restated 1996 Stock Option Plan (the “1996 Stock Option Plan”), The Scotts Miracle-Gro Company Amended and Restated 2003 Stock Option and Incentive Equity Plan (the “2003 Equity Plan”), The Scotts Miracle-Gro Company Long-Term Incentive Plan (the “Long-Term Incentive Plan”), The Scotts Company LLC Amended and Restated Executive Incentive Plan (the “EIP”) and the Discounted Stock Purchase Plan.

Pursuant to its charter, the Compensation Committee has authority to retain special counsel, compensation consultants and other experts or consultants as it deems appropriate to carry out its functions and to approve the fees and other retention terms of any such counsel, consultants or experts. During the 2013 fiscal year, the Compensation Committee engaged an independent consultant from Frederic W. Cook & Co. to advise the Compensation Committee with respect to market practices and competitive trends in the area of executive compensation, as well as ongoing legal and regulatory considerations. The consultant provided guidance to assist the Compensation Committee in determining compensation for the CEO, the other NEOs and other key management employees. Frederic W. Cook & Co. did not provide consulting services directly to management. The role of Frederic W. Cook & Co. is further described in the section captioned “Our Compensation Practices — Role of Outside Consultants” within the Compensation Discussion and Analysis.

The Board has determined that each member of the Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10C-1 promulgated by the SEC under the Exchange Act. The Board also has determined that each member qualifies as an outside director for purposes of § 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The Compensation Committee met nine times during the 2013 fiscal year.

The Compensation Discussion and Analysis begins on page 23. The Compensation Committee Report appears on page 41.

Governance and Nominating Committee

The Governance and Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Governance and Nominating Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com. At least annually, the Governance and Nominating Committee evaluates its performance, reviews and assesses the adequacy of its charter and recommends to the Board any proposed changes thereto as may be necessary or desirable.

The Governance and Nominating Committee recommends nominees for membership on the Board as well as policies regarding the composition of the Board generally. The Governance and Nominating Committee also makes recommendations to the Board regarding committee selection, including committee chairs and rotation practices, the overall effectiveness of the Board and of management (in the areas of Board relations and corporate governance), director compensation and developments in corporate governance practices. The Governance and Nominating Committee is responsible for developing a policy regarding the consideration of candidates recommended by shareholders for election or appointment to the Board and procedures to be followed by shareholders in submitting such recommendations, consistent with any shareholder nomination requirements that may be set forth in the Company’s Code of Regulations and applicable laws, rules and regulations. In considering potential nominees for election or appointment to the Board, the Governance and Nominating Committee conducts its own search for available, qualified nominees and will consider candidates from any reasonable source, including shareholder recommendations. The Governance and Nominating Committee is also responsible for developing and recommending to the Board corporate governance guidelines applicable to the Company and overseeing the evaluation of the Board.

The Board has determined that each member of the Governance and Nominating Committee satisfies the applicable independence requirements set forth in the NYSE Rules.

The Governance and Nominating Committee met thirteen times during the 2013 fiscal year.

Innovation and Technology Committee

The Innovation Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Innovation Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

The Innovation Committee assists the Board by providing counsel to senior management regarding global science, technology and innovation issues and acts as the Board’s liaison to the Company’s Innovation Advisory Board, a board of experts that assists in carrying out the work of the Innovation Committee.

The Innovation Committee met three times during the 2013 fiscal year.

Strategy and Business Development Committee

The Strategy Committee is organized and conducts its business pursuant to a written charter adopted by the Board. A copy of the Strategy Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

The primary purpose of the Strategy Committee is to assist the Board and management in strategic planning. In that regard, the Strategy Committee assists the Board in its oversight of the Company’s strategic planning process; acquisitions, divestitures and other significant corporate transactions; post-acquisition integration and business development opportunities; and the Company’s policies and practices with respect to corporate social responsibility, including stewardship and sustainability.

The Strategy Committee met once during the 2013 fiscal year.

Compensation and Organization Committee Interlocks and Insider Participation

The Compensation Committee is currently comprised of Nancy G. Mistretta, Stephen L. Johnson and Thomas N. Kelly Jr. With respect to the 2013 fiscal year and from October 1, 2013 through the date of this Proxy Statement, there were no interlocking relationships between any executive officer of the Company and any entity, one of whose executive officers served on the Company’s Compensation Committee or Board, or any other relationship required to be disclosed in this section under applicable SEC Rules.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In accordance with applicable sections of the NYSE Rules, the Board has adopted Corporate Governance Guidelines to promote the effective functioning of the Board and its committees. The Board, with the assistance of the Governance and Nominating Committee, periodically reviews the Corporate Governance Guidelines to ensure they remain in compliance with all applicable requirements and appropriately address evolving corporate governance issues. The Corporate Governance Guidelines were amended in July 2013 to, among other things, update the description of current Board committees to reflect the merger of the Audit Committee and Finance Committee into a single combined Audit and Finance Committee and the creation of a new Strategy and Business Development Committee, to add a description of the newly created Vice Chairman role, and to add a more detailed description of the Lead Independent Director role.

The Corporate Governance Guidelines are posted under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

Director Independence

In consultation with the Governance and Nominating Committee, the Board has reviewed, considered and discussed the relationships, both direct and indirect, of each current director or nominee for election as a director with the Company and its subsidiaries, including those listed under the section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” and the compensation and other payments each director and each nominee has, both directly and indirectly, received from or made to the Company and its subsidiaries, in order to determine whether such director or nominee satisfies the applicable independence requirements set forth in the NYSE Rules and the SEC Rules. Based upon the recommendation of the Governance and Nominating Committee and its own review, consideration and discussion, the Board has determined that the following Board members satisfy such independence requirements and are, therefore, “independent” directors:

(1) Alan H. Barry	(5) James F. McCann*
(2) Adam Hanft	(6) Nancy G. Mistretta
(3) Stephen L. Johnson	(7) Stephanie M. Shern
(4) Thomas N. Kelly Jr.	(8) John R. Vines
________________________

* Nominee for election as a Class I director

The Board determined that: (a) James Hagedorn is not independent because he is the Company’s CEO, (b) Katherine Hagedorn Littlefield is not independent because she is the sister of James Hagedorn, and (c) Michael E. Porter, Ph.D. is not independent because he has received consulting compensation from the Company that exceeds the threshold limit for determining whether a director can be considered independent. As discussed more fully in the section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,” during the 2013 fiscal year period, we paid Professor Porter $150,000 in exchange for consulting services. We anticipate paying Professor Porter $100,000 during the 2014 fiscal year period in exchange for continued consulting services.

As part of its independence analysis for Lieutenant General (retired) John R. Vines, the Board noted that, as an independent contractor of McChrystal Group, he provided consulting services to the Company during the 2013 fiscal year. General Vines was compensated by McChrystal Group and did not receive direct compensation from the Company. General Vines continues to do contract work for McChrystal Group, but ceased providing consulting services to the Company in December 2012.

Nominations of Directors

The Board, taking into account the recommendations of the Governance and Nominating Committee, selects nominees to stand for election to the Board. The Governance and Nominating Committee considers candidates for the Board from any reasonable source, including current director, management and shareholder recommendations, and does not evaluate candidates differently based on the source of the recommendation. Pursuant to its written charter, the Governance and Nominating Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating director candidates and to approve the fees and other retention terms of any such consultant or search firm.

Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by giving written notice of the recommendation to the Corporate Secretary of the Company. The recommendation must include the candidate’s name, age, business address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so elected, must accompany any such recommendation.

The Company’s Corporate Governance Guidelines indicate that, in general, a director should not stand for re-election once he or she has reached the age of 72, but provide the Board with flexibility to nominate a director who is age 72 or older based on individual circumstances.

Communications with the Board

The Board believes it is important for shareholders and other interested persons to have a process pursuant to which they can send communications to the Board and its individual members, including the Lead Independent Director. Accordingly, shareholders and other interested persons who wish to communicate with the Board, the Lead Independent Director, the non-employee directors as a group, the independent directors as a group or any particular director may do so by addressing such correspondence to the name(s) of the specific director(s), to the “Lead Independent Director,” to the “Non-employee Directors” or “Independent Directors” as a group or to the “Board of Directors” as a whole, and sending it in care of the Company to the Company’s principal corporate offices at 14111 Scottslawn Road, Marysville, Ohio 43041. All such correspondence should identify the author as a shareholder or other interested person, explain such person’s interest and clearly indicate to whom the correspondence is directed. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening. Copies of all correspondence will be circulated to the appropriate director or directors. There is no screening process in respect of communications from shareholders and other interested persons.

Code of Business Conduct and Ethics

In accordance with applicable NYSE Rules and SEC Rules, the Board has adopted The Scotts Miracle-Gro Company Code of Business Conduct and Ethics, which is available under the “Corporate Governance” link on the Company’s Internet website located at http://investor.scotts.com.

All employees of the Company and its subsidiaries, including each NEO, and all directors of the Company are required to comply with the Company’s Code of Business Conduct and Ethics. The Sarbanes-Oxley Act of 2002 and the SEC Rules promulgated thereunder require companies to have procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedures for addressing these matters are set forth in the Company’s Code of Business Conduct and Ethics.

Preferred Stock — “Declawing” Preferred Stock

The Company’s Articles of Incorporation, as amended, authorize the Board to issue up to 195,000 preferred shares (the “Preferred Shares”) and to adopt amendments to the Articles of Incorporation in respect of any unissued Preferred Shares in order to fix or change, among other things, the division of the Preferred Shares into series, the dividend or distribution rights associated with the Preferred Shares, the liquidation rights, preferences and price of the Preferred Shares, and the redemption rights, voting rights, pre-emptive rights and conversion rights associated with the Preferred Shares. Although the Articles of Incorporation do not limit the purposes for which the Preferred Shares may be issued or used, the Board represents that it will not, without prior shareholder approval, issue or use the Preferred Shares for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan, or with features intended to make any attempted acquisition of the Company more difficult or costly. Within these limits, the Board may issue Preferred Shares for capital raising transactions, acquisitions, joint ventures or other corporate purposes that have the effect of making an acquisition of the Company more difficult or costly.

NON-EMPLOYEE DIRECTOR COMPENSATION

Benchmarking Board of Director Compensation

The Board believes that non-employee director compensation should be competitive with similarly situated companies and should encourage high levels of ownership of the Company’s Common Shares. In 2011, the Board engaged an independent consultant from Frederic W. Cook & Co. to conduct a benchmark study of non-employee director compensation (the “2011 Study”), which was used as the basis for determining the non-employee director compensation structure for the 2012 and 2013 calendar years. For purposes of the 2011 Study, Frederic W. Cook & Co. compared each element of non-employee director compensation against the same 24 companies that comprised the peer group used to benchmark NEO compensation at that time (the “Compensation Peer Group”). The Board believes that these 24 consumer products-oriented companies, with annual revenues ranging between $0.9 billion and $8.8 billion, appropriately reflect the size and overall complexity of the Company. For further discussion of the Compensation Peer Group, see section captioned “Our Compensation Practices — Compensation Peer Group” within the Compensation Discussion and Analysis.

The survey information for the 2011 Study was compiled from definitive proxy statement filings for the peer group companies. Based on the 2011 Study, the average compensation for the Company’s non-employee directors in calendar year 2013 were above the 75th percentile when compared to the Compensation Peer Group. The Board believes this level of compensation is competitive and determined that no changes to the overall compensation structure for non-employee directors were necessary for the 2013 calendar year. In 2013, the Board engaged Frederic W. Cook & Co. to update the benchmark study (the “2013 Study”). The 2013 Study will be used for purposes of evaluating non-employee director compensation levels for the 2014 calendar year.

Structure of Non-Employee Director Compensation

The compensation structure for non-employee directors, which is established by the Board on a calendar-year basis, reflects a combination of annual cash retainers and equity-based compensation granted in the form of deferred stock units (“DSUs”), as follows:

	Annual Retainers Paid in Cash(1)	Value of DSUs Granted

Board Membership	$100,000	$70,000
Lead Independent Director	$15,000	$35,000
Additional Compensation for Committee Chairs:
• Audit(2)	$—	$25,000
• Compensation	$—	$25,000
• Finance(2)	$—	$25,000
• Governance and Nominating	$—	$25,000
• Innovation	$—	$25,000
• Strategy	$—	$25,000
Additional Compensation for Committee Membership:
• Audit(2)	$—	$17,500
• Compensation	$—	$12,500
• Finance(2)	$—	$12,500
• Governance and Nominating	$—	$12,500
• Innovation	$—	$12,500
• Strategy	$—	$12,500
________________________

(1)	The annual cash-based retainer is paid in quarterly installments.

(2)	In July 2013, the Board merged the previously existing Audit Committee and Finance Committee into a single combined Audit and Finance Committee.

In addition to the above compensation elements, non-employee directors also receive reimbursement of all reasonable travel and other expenses for attending Board meetings or other Company-related functions.

Equity-Based Compensation

For the 2013 calendar year, the equity-based compensation for non-employee directors was granted in the form of DSUs. Each whole DSU represents a contingent right to receive one full Common Share.

Dividend Equivalents

Each DSU is granted with a related dividend equivalent, which represents the right to receive additional DSUs in respect of dividends that are declared and paid in cash in respect of the Common Shares underlying the DSUs, during the period beginning on the grant date and ending on the settlement date. Such cash dividends are converted to DSUs based on the fair market value of Common Shares on the date the dividend is paid. Dividends declared and paid in the form of Common Shares are converted to DSUs in proportion to the dividends paid per Common Share.

Vesting and Settlement

DSU grants for non-employee directors are typically approved by the Board at a meeting held on the same date as the annual meeting of shareholders. The grant date is established as the first business day after the Board approves the grant. For the 2013 calendar year, DSUs were granted to the non-employee directors on January 18, 2013. There were additional DSUs granted certain non-employee directors on August 2, 2013 to reflect changes in Board committee assignments and Lead Independent Director role. In general, the DSUs granted to non-employee directors in the 2013 calendar year, including dividend equivalents converted to DSUs, vest on the third anniversary of the grant date, but are subject to earlier vesting or forfeiture, as the case may be, in the event of death, disability or retirement. Subject to the terms of the Long-Term Incentive Plan, whole vested DSUs will be settled in Common Shares and fractional DSUs will be settled in cash as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date. Upon a change in control of the Company, each non-employee director’s outstanding DSUs will vest on the date of the change in control and settle as described above. Until the DSUs are settled, a non-employee director has none of the rights of a shareholder with respect to the Common Shares underlying the DSUs other than with respect to the dividend equivalents.

Deferral of Cash-Based Retainers

For the 2013 calendar year, the non-employee directors had the option to elect, in advance, to receive up to 100% of their quarterly cash retainers in cash or fully-vested DSUs. If DSUs were elected, the non-employee director received the number of DSUs determined by dividing the deferral amount by the closing price of one Common Share on NYSE on the applicable grant date. DSUs granted in connection with deferral elections will be settled on the same terms as described above. For the 2013 calendar year, Mr. Hanft made an election to receive 50% of his quarterly retainers in fully vested DSUs and Mr. Johnson made an election to receive 25% of his quarterly retainers in fully vested DSUs. None of the other non-employee directors elected to defer any portion of their 2013 calendar year cash retainer.

Non-Employee Director Stock Ownership Guidelines

The Board believes that ownership of Common Shares strengthens directors’ commitment to the long-term future of the Company and further aligns their interests with those of the Company’s shareholders. Accordingly, the Board has adopted stock ownership guidelines applicable to all non-employee directors. Under the stock ownership guidelines, each non-employee director is expected to own Common Shares having a value of at least five times the annual cash retainer. For purposes of determining compliance with the stock ownership guidelines, the value of beneficially-owned shares is determined as follows:

•	100% of the value of Common Shares directly registered to the director and/or held in a brokerage account;

•	60% of the “in-the-money” portion of any non-qualified stock option (“NSO”) or stock appreciation right (“SAR”), whether vested or unvested; and

•	60% of the value of unsettled full-value awards (e.g., deferred stock units).

The stock ownership guidelines require each non-employee director to retain 50% of the net shares realized from equity-based awards (after covering any exercise cost and the required tax withholding obligations) until the ownership guideline has been achieved.

Non-Employee Director Compensation Table

The following table sets forth the compensation awarded to, or earned by, each of the non-employee directors of the Company for the 2013 fiscal year. Mr. Hagedorn, the Company’s Chairman of the Board and CEO did not receive any additional compensation for his services as a director. Accordingly, Mr. Hagedorn’s compensation is reported in the section captioned “EXECUTIVE COMPENSATION” and is not included in the table below.

Non-Employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(7)(8)	Option Awards ($)(9)	All Other Compensation		Total ($)
Alan H. Barry	100,000		112,584	—			212,584
Joseph P. Flannery (former)	25,000	(2)	—	—	19,023	(10)	44,023
Adam Hanft	100,000		95,032	—			195,032
Stephen L. Johnson	100,000		102,366	—			202,366
William G. Jurgensen (former)	75,000	(3)	100,033	—			175,033
Thomas N. Kelly Jr.	103,750	(4)	122,984	—			226,734
Carl F. Kohrt, Ph.D. (former)	86,250	(5)	130,043	—			216,293
Katherine Hagedorn Littlefield	100,000		120,040	—			220,040
Nancy G. Mistretta	100,000		128,193	—			228,193
Michael E. Porter, Ph.D.	75,000		100,249	—			175,249
Stephanie M. Shern	100,000		112,515	—			212,515
John S. Shiely (former)	75,000	(6)	120,040	—			195,040
John R. Vines	16,667		39,616	—			56,283
________________________

(1)
Reflects the cash-based retainer earned for services rendered during the 2013 fiscal year, paid at a rate of $25,000 per quarter. With respect to Mr. Hanft, consistent with his election to defer 50% of his cash retainer, the amount reported includes $12,500 in cash fees for each quarter from January 1, 2013 through September 30, 2013 (for a total of $37,500) that were deferred and awarded in the form of fully vested DSUs on each of January 18, 2013, April 1, 2013 and July 1, 2013. With respect to Mr. Johnson, consistent with his election to defer 25% of his cash retainer, the amount reported includes $6,250 in cash fees each quarter from October 1, 2012 through September 30, 2013 (for a total of $25,000) that were deferred and awarded in the form of fully vested DSUs on each of October 1, 2012, January 18, 2013, April 1, 2013 and July 1, 2013.

(2)	Reflects prorated cash-based retainer for services rendered during the 2013 fiscal year through Mr. Flannery’s date of retirement on December 11, 2012.

(3)	Reflects prorated cash-based retainer for services rendered during the 2013 fiscal year through Mr. Jurgensen's date of resignation on June 3, 2013.

(4)	Reflects an additional cash-based retainer of $3,750 for Mr. Kelly’s service as the Company’s Lead Independent Director from July 1, 2013 through September 30, 2013.

(5)
Reflects prorated cash-based retainer for services rendered during the 2013 fiscal year, including an additional cash-based retainer of $11,250 for services as the Company's Lead Independent Director through Dr. Kohrt's date of resignation on May 31, 2013.

(6)	Reflects prorated cash-based retainer for services rendered during the 2013 fiscal year through Mr. Shiely's date of resignation on May 28, 2013.

(7)
Reflects the aggregate grant date fair value of DSUs granted during the 2013 fiscal year. The value of each DSU was determined using the fair market value of the underlying Common Share on January 18, 2013 or August 2, 2013

respectively, the applicable date of the grant, and was calculated in accordance with the equity compensation accounting provisions of FASB ASC Topic 718, without respect to forfeiture assumptions.

(8)    The aggregate number of Common Shares subject to DSUs (including both vested and unvested DSUs, as well as DSUs granted as a result of converting dividend equivalents) outstanding as of September 30, 2013 was as follows:

Name	Aggregate Number of Common Shares Subject to Stock Awards Outstanding as of September 30, 2013*
Alan H. Barry	12,144
Joseph P. Flannery (former)	—
Adam Hanft	11,835
Stephen L. Johnson	8,232
William G. Jurgensen (former)	—
Thomas N. Kelly Jr.	14,401
Carl F. Kohrt, Ph.D. (former)	—
Katherine Hagedorn Littlefield	15,048
Nancy G. Mistretta	15,437
Michael E. Porter, Ph.D.	2,258
Stephanie M. Shern	14,526
John S. Shiely (former)	—
John R. Vines	773

*	All fractional Common Shares have been rounded to the nearest whole Common Share.

(9)
While there were no options granted to non-employee directors during the 2013 fiscal year, the aggregate number of Common Shares subject to option awards outstanding as of September 30, 2013 was as follows:

Name	Aggregate Number of Common Shares Subject to Option Awards Outstanding as of September 30, 2013
Alan H. Barry	—
Joseph P. Flannery (former)	28,579
Adam Hanft	—
Stephen L. Johnson	—
William G. Jurgensen (former)	—
Thomas N. Kelly Jr.	21,442
Carl F. Kohrt, Ph.D. (former)	—
Katherine Hagedorn Littlefield	42,859
Nancy G. Mistretta	—
Michael E. Porter, Ph.D.	19,691
Stephanie M. Shern	—
John S. Shiely (former)	7,000
John R. Vines	—

(10)
In connection with Mr. Flannery's retirement from the Board in December 2012 he was awarded a retirement gift that consisted of two flights on Company-owned aircraft for him and his wife. The value reported for his personal usage reflects the Company's direct operating costs of the flights and does not include the cost of ferry legs, i.e., “deadhead flights.”

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (the “CD&A”) is intended to provide insight to our shareholders regarding our executive compensation philosophy, the structure of our executive compensation programs and the factors that are considered in making compensation decisions for the Named Executive Officers (NEOs).

Executive Summary

The Company believes its compensation practices and the overall level of executive pay are competitive when compared with our Compensation Peer Group and reflect fair pay relative to the financial performance of our company. Proposal Number 2, found on page 66, provides shareholders an opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement. At our 2013 Annual Meeting of Shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our NEOs, a so-called “Say-on-Pay” vote. Over 87% of the votes cast by our shareholders were in favor of our “Say-on-Pay” vote. Accordingly, the Compensation Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not make any significant changes to our executive compensation program solely in response to the vote.

Our compensation programs are intended to align our NEOs’ interests with those of our shareholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing shareholder value. Where such goals are met or exceeded, our compensation programs are designed to provide higher payouts to our NEOs and vice versa. Accordingly, based on exceeding the pre-defined performance goals for the 2013 fiscal year, our NEOs achieved incentive payouts that were slightly above target, which made our variable pay considerably higher than the prior two years when we did not achieve our financial goals.

Coming into the 2013 fiscal year the Compensation Committee completed a retrospective assessment of our compensation programs and practices, as well as a forward looking assessment of the state of the lawn and garden business over the next two to three years. Looking back, the Compensation Committee concluded that the impact of environmental factors, such as weather and commodity cost related influences, combined with the Company’s history of setting overly optimistic performance goals, had contributed to volatility in our variable compensation, that, over time, was having a destabilizing effect on our people. Looking forward, following two consecutive years of delivering financial results below expectations (the 2011 and 2012 fiscal years), the Compensation Committee determined that, given the near-term economic uncertainty and low growth prospects in the lawn and garden business, it should temporarily de-risk the overall compensation structure for the NEOs and other key management employees over the next two-year planning horizon. While the Compensation Committee remains committed to the principles of performance-based pay over the long-run, it concluded that, on a temporary basis, it was in the best interest of the Company and its shareholders to bring more stability to executive compensation to mitigate retention concerns attributed to the belief that the Company had begun to fall behind its peers in terms of actual pay delivered since the 2010 fiscal year. The temporary “de-risking” strategy adopted by the Compensation Committee incorporates the following principles:

•	Increase focus/weighting on annual base pay and short-term incentives;

•	Reduce the number of metrics in the annual incentive plan and focus on short-term profitability improvements;

•	Set realistic performance targets in the short-term plan that reflect the current low growth operating environment and the exposure to weather-related performance volatility; and

•	Structure long-term awards with a bias to promote retention, while adding a one-year performance goal sufficient to qualify the awards as performance-based for tax purposes.

For the 2013 fiscal year the “de-risking” strategy is primarily reflected in the level of base pay increases awarded to certain NEOs as well as the Compensation Committee’s decision to grant the 2013 long-term awards for the NEOs other than the CEO in the form of performance units (“PUs”) that are structured to promote retention, while providing a one-year performance goal that is sufficient to qualify the awards as “performance-based” for purposes of preserving the Company’s tax deduction under IRC § 162(m). The 2013 long-term awards for the CEO contain an additional performance goal that was intended to put more of his award at risk than that of the other NEOs. See section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards” for additional discussion of the performance goals.

The summary below highlights (i) our belief that executive pay should be linked to shareholder value creation, (ii) the tie between 2013 executive compensation and our financial performance and (iii) key market practices reflected in the design of our compensation programs.

We Believe in Linking Pay to Shareholder Value Creation

Linking executive pay to shareholder value creation is central to the design of our executive compensation programs. The Compensation Committee strives to achieve that linkage over both a short-term and a long-term horizon, and, as reflected through the temporary “de-risking” strategy discussed above, the Compensation Committee exercises its discretion to make adjustments to the design of our programs to ensure that our executives are rewarded fairly, over time, relative to the shareholder value they help create. The design of our compensation programs includes the following measures to ensure that compensation granted to our NEOs is aligned with the interests of our key stakeholders and the key drivers of shareholder value creation:

•
A significant portion of the total direct compensation opportunity for each of our NEOs is tied directly to short-term financial performance or long-term appreciation of our share price, directly aligning the interests of the NEOs with our shareholders. Approximately 80% of the pay opportunity for our CEO is tied to variable pay opportunities. For our President and Chief Operating Officer, approximately 75% of his pay opportunity is tied to variable pay opportunities and for our other NEOs, variable pay represents approximately 60% of their pay opportunity.

•
Our annual incentive compensation program is heavily weighted to profitability and return on capital, two key drivers of long-term value creation. The plan also includes a funding trigger (which ensures credit facility compliance) intended to mitigate the potential risk associated with short-term decisions by our NEOs that may not be in the best interest of the Company or its key stakeholders. Failure to meet the funding trigger jeopardizes the eligibility of our NEOs to receive annual incentive awards.

•
For 2013, 50% of the long-term grant value awarded to our CEO was tied to a performance goal that required at least a 12% increase in our EPS for the 2013 fiscal year, or the portion of the award associated with this goal would have been forfeited.

Executive Compensation Reflects Financial Performance and Fair Target Setting

Consistent with our compensation program design, our compensation program results for the 2013 fiscal year appropriately reflected the financial results that we projected and delivered:

•
The target performance level for the 2013 fiscal year annual incentive plan was set based on an expectation that the Company would realize flat net sales on a consolidated basis versus the prior year, but would deliver strong bottom line profitability improvements through concentrated SG&A reductions, margin improvements and strategic price increases;

•
As projected, our adjusted earnings before interest, taxes and amortization (EBITA) on a consolidated basis, which was the primary performance metric under the annual incentive plan for the 2013 fiscal year, increased by 28.7% compared to the 2012 fiscal year, resulting in incentive payouts above target for the NEOs; and

•	Our shareholders realized a 26.6% increase in share price compared to the end of the 2012 fiscal year and our NEOs achieved an overall incentive payout level approximately 8% above target.

The Compensation Committee believes the level of variable compensation reported for our NEOs in the Summary Compensation Table is fair when considering the overall financial performance achieved by the Company for the 2013 fiscal year.

Compensation Design Reflects Key Market Practices

We are committed to periodically making adjustments to our compensation practices to further align our executive compensation design with our shareholders’ interests and current market practices, including:

•
Performance-Based Pay: Consistent with our pay-for-performance philosophy, approximately 80% of the annual compensation opportunity for our CEO was delivered in the form of variable pay tied to financial performance. For our President and Chief Operating Officer, approximately 75% of his pay opportunity is tied to variable pay opportunities and for our other NEOs, variable pay represents approximately 60% of their pay opportunity.

•
No Employment Agreements: The Company no longer maintains employment agreements with any of the NEOs. Severance benefits for the CEO are now provided under a new executive severance agreement (see section captioned “Other Executive Compensation Policies, Practices and Guidelines — Recent Developments” for further details). Severance benefits for the NEOs currently employed by the Company, other than the CEO, are provided under an executive severance plan.

•	Limited Use of Gross-Ups: We limit our use of tax gross-up payments to those relating to relocation-related benefits. During the 2013 fiscal year no tax gross-up payments were made to any of the NEOs.

•
Limited Executive Perquisites: Beginning in January 2013, the Company has discontinued car allowances and financial planning services for the NEOs and, beginning in January 2014, the monthly commuting allowance paid to our CEO will also be discontinued.

•
Double-Trigger Change in Control Provisions: Our plans include “double-trigger” change in control provisions, which preclude acceleration of vesting of outstanding cash and equity-based awards upon a change in control if such awards are assumed or substituted. In these instances, our plans preclude acceleration of vesting unless an employee is terminated.

•
Clawback Provisions: All of our equity-based awards and annual incentive awards contain provisions designed to recoup such awards for violation of non-compete covenants or engaging in conduct that is detrimental to the Company. In addition, the Compensation Committee previously approved the Executive Compensation Recovery Policy, which allows the Company to recover annual incentive award payments and equity award distributions in the event of a required accounting restatement due to material non-compliance with any financial reporting requirement.

•
Stock Ownership Guidelines; Prohibition on Short-Sales: Our stock ownership guidelines are designed to align the interests of each NEO with the long-term interests of the shareholders by ensuring that a material amount of each NEO’s accumulated wealth is maintained in the form of Common Shares. The ownership guidelines, which are competitive with the levels maintained by our Compensation Peer Group, are: 10 times base salary for the CEO, 5 times base salary for the President and 3 times base salary for all other NEOs. The Company’s Insider Trading Policy provides that no person subject to the policy, which includes all NEOs, among others, may engage in short sales of the Company’s securities.

•	No Excess Benefit Retirement Plan: Our excess benefit plan was frozen effective December 31, 1997, and the only NEO who was enrolled in this plan prior to this date is our CEO, Mr. Hagedorn.

•
Independent Consultants: Our Compensation Committee engages an independent consultant to advise with respect to executive compensation levels and practices. The consultant provides no services to management and had no prior relationship with any of our NEOs.

•
Tally Sheets: Our Compensation Committee uses tally sheets in order to obtain a perspective on the overall level of executive compensation and wealth accumulation, the relationship between short-term and long-term compensation elements, and how each element relates to our compensation philosophy and guiding principles.

Our Compensation Philosophy and Objectives

Objectives: The culture of our Company is based on a strong bias for action aimed at delivering sustainable results. Our compensation programs are structured to promote accountability and a performance-based culture with significant emphasis on variable pay in the form of both short-term and long-term incentives and are designed to achieve the following objectives:

•	Attracting, retaining and motivating top leadership talent;

•	Driving performance that generates long-term profitable growth;

•	Promoting behaviors that reinforce our business strategy and desired culture;

•	Encouraging teamwork across business units and functional areas; and

•	Connecting rewards to shareholder value creation.

Guiding Principles: The Company has adopted guiding principles as a framework for making compensation decisions while preserving the flexibility needed to respond to the competitive market for executive talent. Our guiding principles for compensation are as follows:

•
Structure total compensation levels within the competitive market range for similar executive roles, which is generally viewed as the pay range between the 25th percentile and the 75th percentile of the Compensation Peer Group (the “Competitive Market Range”);

•	Place greater emphasis on variable pay versus fixed pay;

•	Notwithstanding the temporary de-risking strategy discussed above, emphasize pay-for-performance to motivate both short-term and long-term performance for the benefit of shareholders; and

•	Provide the opportunity for meaningful wealth accumulation over time, tied directly to shareholder value creation.

Setting Pay Levels and Pay Mix: The Compensation Committee exercises its discretion to position individual pay levels and pay mix (how much of the pay opportunity is derived from base salary, target incentive opportunity and long-term value) higher or lower in the Competitive Market Range based on a subjective assessment of the individual facts and circumstances, including:

•	The relative degree of organizational impact and influence of the role (what we refer to as “role-based pay”);

•	The competency, experience and skill level of the executive; and

•	The overall level of personal performance and expected contribution to the success of our business in the future.

Elements of Executive Compensation

To best promote the objectives of our executive compensation program, the Company relies on a mix of five principal short-term and long-term compensation elements. For the 2013 fiscal year, the elements of executive compensation were as follows:

•	Base salary;

•	Annual cash incentive compensation;

•	Long-term equity-based incentive awards;

•	Executive perquisites and other benefits; and

•	Retirement plans and deferred compensation benefits.

The Compensation Committee has responsibility for determining all elements of compensation granted to Mr. Hagedorn, our CEO, and other key management employees, including the other NEOs listed in the Summary Compensation Table. For each NEO, the Compensation Committee reviews each element of compensation, as well as the relative mix or weighting of elements, on an annual basis.

Base Salary (short-term compensation element)

Base salary is the primary fixed element of total compensation and serves as the foundation of the total compensation structure since most of the variable compensation elements are linked directly or indirectly to the base salary level. Base salaries of the NEOs are reviewed on an annual basis and compared against the Competitive Market Range for similar positions based on survey data provided by the Company’s compensation consultants. The Compensation Committee exercises its discretion to position individual base salary levels for the NEOs within the Competitive Market Range based on a subjective assessment of organizational and individual qualities and characteristics, including the strategic importance of the individual’s job function to the Company as well as an NEO’s experience, competency, skill level, overall contribution to the success of our business and potential to make significant contributions to the Company in the future.

Annual Cash Incentive Compensation (short-term compensation element)

The Scotts Company LLC Amended and Restated Executive Incentive Plan (EIP) provides annual cash incentive compensation opportunities based on various performance metrics related to the financial performance of the Company and its business units. For the 2013 fiscal year, the EIP was intended to focus on key value drivers, with emphasis on capital utilization and profitability. The EIP is grounded by the following set of core guiding principles, which are reflective of our compensation philosophy and are intended to support a sustainable plan design:

•	Accountability — plans are heavily weighted to individual region and business unit performance;

•	Focus — pick a few things and do them well;

•	Alignment — plans are aligned with overall business strategy and growth objectives;

•	Simplicity — plans are easy to understand and communicate; and

•	Differentiation — plans recognize the unique aspects of regions and business units, as well as individual performance.

EIP Performance Metrics: For the 2013 fiscal year, the incentive awards for all NEOs were based on the following performance measures, each of which is calculated at the consolidated Company level:

•	Return on Invested Capital (ROIC) — net operating profit after tax divided by average invested capital; and

•	Adjusted EBITA — earnings before interest, taxes and amortization, adjusted to exclude discontinued operations, impairment, restructuring and other non-cash charges.

Note:
The Compensation Committee believes that the performance metrics should not be influenced by currency fluctuations and, therefore, where applicable, the EIP metrics reflect currency translation based on budgeted exchange rates, which is in contrast to actual exchange rates employed for currency conversions used for accounting principles generally accepted in the United States of America (“U.S. GAAP”) reporting. As a result, there could be a difference between the Company’s reported financial results and the amounts used for purposes of calculating incentive payouts under the EIP.

The Compensation Committee believes that these measures reflect key value drivers of the business and align management with shareholder interests.

As reflected in the table below, the minimum performance goals required to achieve a threshold payout of 50% reflect ROIC and profit growth of approximately 11% versus the prior year actual. The target performance goals required to achieve a payout of 100% reflect ROIC and profit growth of approximately 28% versus the prior year. The maximum performance goals, which reflect ROIC and profit growth of approximately 42% versus the prior year, were set at a stretch performance level that the Compensation Committee believed to be achievable.

The consolidated Company-level performance goals and actual performance results for the 2013 fiscal year (with dollars in millions) were:

	Metric Weighting	Payout Level				Performance Results	Calculated Payout %
Metric		50.0%	100.0%	150.0%	225.0%
ROIC	25%	10.0%	11.5%	12.3%	13.4%	11.04%	84.7%
Adjusted EBITA	75%	$296.8	$341.0	$364.7	$394.6	$348.5	115.8%
Weighted Payout %							108.0%

Funding Trigger: The EIP design includes a funding trigger that is intended to ensure alignment between management and key stakeholders. Specifically, payouts under the EIP are subject to the Company remaining in compliance with the quarterly debt/EBITDA ratio requirement under its credit facility.

Individual Discretionary Component: The EIP also includes a discretionary component to further distinguish individual performance. The Compensation Committee may exercise its discretion to adjust the total weighted incentive award calculated under the EIP for each plan participant based on various business factors, including individual performance. As a result, an individual participant could receive a total incentive payout that differs from the payout that would be calculated based solely on achievement of the performance metrics under this plan.

For the 2013 fiscal year, 80% of the total weighted payout (the non-discretionary portion) for plan participants was determined based directly on achievement of the performance metrics, with the remaining 20% (the discretionary portion) awarded at the discretion of the Compensation Committee based on each NEO’s performance during the fiscal year. For further discussion of the discretionary incentive amounts awarded to the NEOs for the 2013 fiscal year, see the Summary Compensation Table.

Tax Deductibility: The Compensation Committee oversees the operation of the EIP, including approval of the plan design, performance objectives and payout targets for each fiscal year, and attempts to qualify the underlying payouts as performance-based compensation for purposes of IRC § 162(m) in order to maximize the tax deductibility of such compensation for the Company.

Long-Term Equity-Based Incentive Awards (long-term compensation element)

Long-term incentive compensation is an integral part of total compensation for Company executives and directly ties rewards to performance that is intended to create and enhance shareholder value. The Compensation Committee targets the grant value (equity award value) of long-term equity-based incentive awards within the Competitive Market Range. Consistent with the Company’s performance-based pay philosophy, the Compensation Committee exercises its discretion to position the targeted grant value of individual equity-based incentive awards within the Competitive Market Range based on factors such as the overall performance level of the individual, the overall contribution of the individual to the success of the business, years of service and the potential of the individual to make significant contributions to the Company in the future.

As part of a review of the effectiveness of our executive compensation programs over the past few years, the Compensation Committee concluded, in hindsight, that the target setting practices associated with the performance-based long-term awards granted to the NEOs over the past several years did not reasonably account for the weather related volatility over a rolling three-year performance period. As a result, the PUs granted to the NEOs in the 2011 fiscal year, which were based on a cumulative EPS goal for the three-year performance period which ended on September 30, 2013, were completely forfeited (representing a permanent loss of 30% of the grant date value of 2011 long-term awards). Over the same three-year time horizon, our shareholders realized a total shareholder return of approximately 15%, resulting in misalignment in the linkage between shareholder value creation and executive pay. A similar situation exists with respect to the PUs granted during the 2012 fiscal year, which are tied to an average ROIC goal over the three-year performance period ending September 30, 2014. Despite a strong recovery in our financial performance during the 2013 fiscal year, the impact of a temporary reduction in the Company’s ROIC during the 2012 fiscal year is likely to result in the forfeiture of at least 50% of the PUs granted to our NEOs in 2012.

As discussed in the Executive Summary of this CD&A, while the Compensation Committee remains committed to the principles of performance-based pay over the long-run, it concluded that, on a temporary basis, it was in the best interest of the Company and its shareholders to bring more stability to executive compensation to mitigate retention concerns attributed to the belief that the Company had begun to fall behind its peers in terms of actual pay delivered since the 2010 fiscal year. Consistent with this temporary “de-risking” strategy, the 2013 long-term awards granted to the NEOs other than the CEO are in the form of PUs, which are structured to promote retention, while providing a one-year performance goal which is sufficient to qualify the awards as “performance-based” for purposes of preserving the Company’s tax deduction under IRC § 162(m). The 2013 PUs awarded to the CEO contain an additional performance goal that was intended to put more of his award at risk than that of the other NEOs.

All PUs granted to the NEOs in the 2013 fiscal year are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability, provided the Company achieves the pre-defined performance criteria for the 2013 fiscal year performance period, as follows: For the CEO, 50% of the PUs awarded were subject to the achievement of a $2.25 EPS (an increase of approximately 12% versus the prior year) and the remaining 50% were subject to the achievement of a $1.00 EPS. For the NEOs other than the CEO, 100% of the PUs awarded were subject to the achievement of a $1.00 EPS. For purposes of determining whether the performance goal has been achieved, the Compensation Committee defined the EPS goal as diluted EPS as reported in the Company’s year-end audited financial statements (excluding the negative impact of any nonrecurring items, discontinued operations, or cumulative effects of accounting changes) for the 2013 fiscal year.

Although the respective EPS goals were achieved for the 2013 fiscal year performance period, failure to achieve the levels of EPS specified above would have resulted in forfeiture of the PUs, even if the serviced-based vesting requirements are satisfied in the future. Since the PUs are intended to qualify as performance-based compensation for purposes of IRC § 162(m), the full value of these awards at the time of vesting will be deductible. Information regarding our equity grant practices, including the determination of exercise price, can be found in the section captioned “Other Executive Compensation Policies, Practices and Guidelines — Practices Regarding Equity-Based Awards” below.

Executive Perquisites and Other Benefits (short-term compensation element)

The Company maintains traditional health and welfare benefit plans and the Retirement Savings Plan, a qualified 401(k) plan, which are generally offered to all employees (subject to basic plan eligibility requirements) and are consistent with the types of benefits offered by other similar corporations. In addition to these traditional benefits, the Company historically offered certain executive level perquisites to key executives, including all NEOs, including comprehensive annual physical examinations, a car allowance of $1,000 per month and Company-paid financial planning services. The Compensation Committee believed these perquisites were no longer reflective of the competitive market practices of corporations in the Compensation Peer Group, and made a decision to discontinue cash-based perquisites such as car allowances and financial planning services effective January 1, 2013 (although Company-paid annual physical examinations have been retained). With the exception of the CEO, all NEOs who previously received these cash-based perquisites received a one-time adjustment of $10,000 to their annual base salary.

For safety and security reasons, the Board previously approved CEO/COO Travel Guidelines (the “Travel Guidelines”) which provide that Mr. Hagedorn may use either personal aircraft or Company aircraft for commuting purposes. In recognition of his prior Company-paid commuting benefit and to offset the annual costs associated with his compliance with the Travel Guidelines, Mr. Hagedorn received a compensatory monthly commuting allowance of $20,000 during the 2013 fiscal year (although this perquisite will be discontinued in January 2014).

Mr. Hagedorn is also entitled to limited personal use of Company aircraft at his own expense. Specifically, Mr. Hagedorn has an option to purchase up to 100 flight hours per year for personal use at the Company’s incremental direct operating cost per flight hour, so there is no incremental cost to the Company associated with providing this perquisite other than the partial loss of a tax deduction of certain aircraft-related costs as a result of any personal use of Company aircraft. Since Company aircraft are used primarily for business travel, the determination of the direct operating cost per flight hour excludes the fixed costs that do not change based on usage, such as pilots’ salaries, the purchase cost of Company aircraft and the cost of maintenance not related to personal trips. As an additional perquisite, Mr. Hagedorn has access to the services of the Company’s aviation mechanics and pilots in circumstances involving commuting flights on personal aircraft. Since the Company’s aviation mechanics and pilots are paid on a salary basis, there is no incremental cost to the Company for providing this perquisite. To the extent Mr. Hagedorn utilizes the Company’s aviation mechanics and pilots in connection with non-commuting flights on his personal aircraft, he reimburses the Company for a pro rata portion of their salaries and fringe benefit costs. For further discussion, see section captioned “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

Retirement Plans and Deferred Compensation Benefits (long-term compensation element)

Executive Retirement Plan

The Scotts Company LLC Executive Retirement Plan (the “ERP”) is a non-qualified deferred compensation plan that provides executives the opportunity to: (1) defer compensation with respect to salary and amounts received in lieu of salary and (2) defer compensation with respect to any Performance Award (as defined in the ERP). During the 2013 fiscal year, the ERP consisted of the following four parts:

•	Compensation Deferral, which allows continued deferral of up to 75% of salary and amounts received in lieu of salary;

•	Performance Award Deferral, which allows the deferral of up to 100% of any cash incentive compensation earned under the EIP;

•	Retention Awards, which reflect the Company’s contribution to the ERP in respect of the retention awards described below; and

•	Crediting of Company Matching Contributions on qualifying deferrals.

The Company Matching Contributions to the ERP were based on the same contribution formulae as those used for the RSP. Specifically, the Company matched participant contributions at a rate of 150% for the first 4% of eligible earnings contributed to the ERP and 50% for the next 2% of eligible earnings contributed to the ERP. Company Matching Contributions to the ERP are not funded until the first quarter of the subsequent calendar year.

All accounts under the ERP are bookkeeping accounts and do not represent claims against specific assets of the Company. Each participant may select one or more investment funds, including a Company stock fund, against which to benchmark such participant’s ERP accounts. The investment options under the ERP are substantially consistent with the investment options permitted under the RSP. Accordingly, there were no above-market or preferential earnings on investments associated with the ERP for any of the NEOs for the 2013 fiscal year.

Other Retirement and Deferred Compensation Plans

The Scotts Company LLC Excess Benefit Plan for Non Grandfathered Associates (the “Excess Pension Plan”) is an unfunded plan that provides benefits that cannot be provided under The Scotts Company LLC Associates’ Pension Plan (the “Associates’ Pension Plan”) due to specified statutory limits. The Associates’ Pension Plan and related Excess Pension Plan were frozen effective December 31, 1997 and, therefore, no additional benefits have accrued after that date under either plan. However, continued service taken into account for vesting purposes under the Associates’ Pension Plan is recognized with respect to the entitlement to, and the calculation of, subsidized early retirement benefits under the Excess Pension Plan. Based on his tenure, Mr. Hagedorn is the only NEO who participates in the Excess Pension Plan. For further details regarding the Excess Pension Plan, see section captioned “EXECUTIVE COMPENSATION TABLES — Pension Benefits Table.”

Executive Retention Awards (non-recurring compensation element)

In the fiscal year ended September 30, 2008, the Company was facing a number of challenging circumstances, including rising commodity costs and a sharp decline in the market value of its Common Shares. As a result, the majority of the Company’s outstanding NSOs decreased significantly in value. In response to these circumstances, the Company commenced a strategy to retain key executive talent. In furtherance of this strategy, the Compensation Committee authorized grants of discretionary retention awards to Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump on November 4, 2008, each of which had a grant date value of $1.0 million, in the form of deferred compensation under the ERP. Each of the retention award recipients had the right to elect an investment fund, including a Company stock fund, against which the retention award is benchmarked, and each recipient elected the Company stock fund. The retention awards were subject to cliff vesting on November 4, 2011, and each recipient became fully vested in the retention award on that date. Per the terms of the retention award agreement, the Company distributed one-fourth of the vested retention award account balance on November 4, 2011, one-third of the remaining account balance on November 5, 2012 and distributed the final remaining account balance on November 4, 2013. Since the retention awards are benchmarked against the Company stock fund, distributions are made in whole Common Shares, plus cash for any fractional share. Although now fully vested, each retention award remains subject to forfeiture, or repayment, if the retention award recipient is terminated for Cause at any time or if such individual engages in certain actions prohibited by the retention award agreement within 180 days before or 730 days after the individual’s employment is terminated for any reason.

The value of the retention awards for Mr. Brockman, Mr. Evans, Mr. Sanders and Ms. Stump, which became fully vested on November 4, 2011, less the value of the retention award account balance which was distributed on November 4, 2011, and November 5, 2012 are reflected in the table captioned “Non-Qualified Deferred Compensation for 2013 Fiscal Year.”

In May 2013, the Compensation Committee approved a special retention award for Thomas R. Coleman (the “Coleman Retention Award”), who served as the Company’s interim Principal Financial Officer from February 8, 2013 until the appointment of Lawrence A. Hilsheimer as the Company’s Chief Financial Officer on April 1, 2013. The Compensation Committee believes it is in the best interest of the Company to retain Mr. Coleman, who has served the Company in various financial leadership roles since 1999, and is a valued and trusted advisor.

The Coleman Retention Award consists of two components: a one-time $200,000 pre-paid cash bonus and a special RSU award. The pre-paid cash bonus is subject to 100% repayment in the event Mr. Coleman should voluntarily terminate his employment or the Company should involuntarily terminate his employment for Cause, prior to April 1, 2015. The special RSU award, which consisted of 9,333 RSUs granted on May 8, 2013, is subject to the following special vesting conditions: 50% of the shares vest on September 30, 2015, 25% of the shares vest on September 30, 2016 and the remaining 25% of the shares vest on September 30, 2017. The award is subject to accelerated vesting in the event of death, disability or involuntary termination by the Company, without Cause.

Our Compensation Practices

Determining Executive Officer Compensation

The Compensation Committee has responsibility for evaluating the CEO’s performance and determining all elements of compensation for our CEO and other key executives. In determining the CEO’s compensation, the Compensation Committee considers:

•	The specific performance of the CEO;

•	The performance of the Company against pre-determined performance goals; and

•	The competitive level of the CEO’s compensation when compared to similar positions based on the relevant market data.

The Compensation Committee is also responsible for administering or overseeing all equity-based incentive plans. Under the terms of these plans, the Compensation Committee has sole discretion and authority to determine the size and type of all equity-based awards, as well as the period of vesting and all other key terms and conditions of the awards.

With respect to the annual incentive compensation plans, the Compensation Committee has responsibility for approving the overall plan design as well as the performance metrics, performance goals and payout levels.

Role of Outside Consultants

During the 2013 fiscal year, the Compensation Committee engaged an independent consultant from Frederic W. Cook & Co. to advise the Compensation Committee with respect to best practices and competitive trends in the area of executive compensation, as well as ongoing regulatory considerations. The consultant provided guidance to assist the Compensation Committee in determining compensation for the CEO, the other NEOs and other key management employees. Frederic W. Cook & Co. did not provide any consulting services directly to management.

During the 2013 fiscal year, the Company engaged consultants from Towers Watson and Aon Hewitt. These firms worked directly with management to advise the Company on best practices and competitive trends, as well as ongoing regulatory considerations with respect to executive compensation. Neither firm provided consulting services directly to the Compensation Committee.

Compensation Peer Group

For the purpose of enabling the Company to benchmark our compensation practices, as well as the total compensation packages of the CEO and other key executives, the Company uses a customized Compensation Peer Group, developed in cooperation with Frederic W. Cook & Co. The Compensation Committee believes that the companies chosen for the Compensation Peer Group (listed below) reflect the types of highly regarded consumer products-oriented companies with which the Company typically competes to attract and retain executive talent.

ACCO Brands Corporation	American Greetings Corporation	Blyth, Inc.
Central Garden & Pet Company	Church & Dwight Co., Inc.	The Clorox Company
Elizabeth Arden, Inc.	Energizer Holdings, Inc.	FMC Corporation
The Hershey Company	Jarden Corporation	The Estée Lauder Companies Inc.
Masco Corporation	McCormick & Company, Incorporated	Newell Rubbermaid Inc.
Nu Skin Enterprises, Inc.	Revlon	The J. M. Smucker Company
Spectrum Brands Holdings, Inc.	The Toro Company	Tupperware Brands Corporation

The Compensation Committee believes this Compensation Peer Group reflects the pay practices of the broader consumer products industry and is reflective of the size and complexity of the Company. In general, the Compensation Peer Group reflects companies that range between $0.9 billion and $8.8 billion of annual revenues, with a median annual revenue slightly above the Company’s revenue for the 2013 fiscal year. In conjunction with Frederic W. Cook & Co., the Compensation Committee regularly evaluates the composition of the peer group based upon the Company business profile and recently made a determination to make changes to the existing peer group for the fiscal year ending September 30, 2014 (“2014 fiscal year”) as follows: Blyth, Inc. and The Estee Lauder Companies Inc. will be removed based on becoming too small and too large respectively. Acco Brands Corporation, The Hershey Company and McCormick & Company, Incorporated will be removed since they are not direct competitors. In an effort to add more peer companies that have seasonal sales affected by weather and operate in similar lines of business, Briggs & Stratton Corporation and Rollins, Inc. will be added.

Use of Tally Sheets

On a periodic basis, management prepares and furnishes to the Compensation Committee a comprehensive statement, known as a “Tally Sheet,” reflecting the value of each element of compensation for the current fiscal year as well as executive perquisites and other benefits provided to the NEOs. The Tally Sheets provide perspective to the Compensation Committee on the overall level of executive compensation and wealth accumulation, as well as the relationship between short-term and long-term compensation elements and how each element relates to our compensation philosophy and guiding principles. The Tally Sheets are instructive for the Compensation Committee when compensation decisions are being evaluated, particularly as it relates to compensation decisions made in connection with promotions, special retention issues and separations from the Company.

Role of Management in Compensation Decisions

The CEO is responsible for establishing performance objectives and conducting annual performance reviews for all of the other NEOs. The Compensation Committee is responsible for establishing performance objectives for the CEO and completing an annual assessment of his performance. The Compensation Committee believes that the performance evaluation and goal-setting process is critical to the overall compensation-setting process because the personal performance level of each NEO is one of the most heavily weighted factors considered by the Compensation Committee when making compensation decisions.

In conjunction with the Company’s outside consultants from Towers Watson and Aon Hewitt, management conducts annual market surveys of the base salary levels, short-term incentives and long-term incentives for the CEO and each of the other NEOs. The benchmark compensation data provided by Towers Watson and Aon Hewitt reflects approximately 450 general industry companies, representing a wide range of annual revenue, who voluntarily participate in the surveys and are not selected by the Company. To account for the wide range of companies included in the surveys, the data is statistically adjusted by the Company’s compensation consultants to more closely reflect the relative size of the Company based on revenue. The goal in conducting these surveys is to help ensure that executive compensation levels remain competitive with the benchmark compensation data, which facilitates our ability to retain and motivate key executive talent.

Based on their assessment of the competitive market trends and the individual performance level of each NEO, the CEO and the Executive Vice President, Global Human Resources make specific recommendations to the Compensation Committee with respect to each element of executive compensation for each of the other NEOs.

Setting Compensation Levels for CEO

Consistent with our performance-oriented pay philosophy, the compensation structure for the CEO is designed to deliver approximately 20% of the annual compensation opportunity in the form of fixed pay (i.e., base salary) and the remaining 80% in the form of variable pay (i.e., annual incentive compensation and long-term equity-based compensation). Once a year, the Compensation Committee completes an evaluation of the CEO’s performance with respect to the Company’s goals and objectives and makes its report to the Board. Based on this assessment, the Compensation Committee set the CEO’s annual compensation for the 2013 fiscal year, including base salary, annual incentive compensation, long-term equity-based compensation and perquisites and other benefits. When evaluating Mr. Hagedorn’s total level of compensation for the 2013 fiscal year, the Compensation Committee considered information including:

•	Mr. Hagedorn’s personal performance against pre-established goals and objectives;

•	The Company’s performance and relative shareholder return;

•	The compensation of CEOs at comparable companies, as reflected in the benchmark compensation data; and

•	The Compensation Committee’s commitment to temporarily reduce the risk profile associated with the compensation structure of our NEOs, including our CEO.

Guiding Principles

While the Compensation Committee made a determination to hold Mr. Hagedorn’s total direct compensation level (salary, annual cash-based incentive compensation and long-term equity-based compensation), based on target levels of performance, flat versus the prior year, a decision was made to shift a portion of his compensation opportunity from long-term equity-based compensation to short-term cash-based compensation in the form of a higher base salary and target incentive opportunity. The decision to change the overall mix of Mr. Hagedorn’s pay was consistent with the temporary “de-risking” strategy discussed in the Executive Summary section of this CD&A, as well as the desire to reduce the number of shares required to deliver his long-term compensation. Specifically, Mr. Hagedorn’s base salary was increased by $100,000, his target incentive opportunity was increased by $110,000 and the grant date value of his long-term compensation was reduced by approximately $200,000 during the 2013 fiscal year.

Base Salary

Consistent with the guiding principles discussed above, during the 2013 fiscal year Mr. Hagedorn’s annual base salary increased from $1.0 million to $1.1 million. After the increase, Mr. Hagedorn’s base salary is at the high end of the Competitive Market Range for his role.

Short-Term Cash-Based Incentive Compensation

For purposes of his participation in the EIP, Mr. Hagedorn’s target incentive opportunity was equal to 110% of his base salary for the 2013 fiscal year (same as prior year). Mr. Hagedorn’s target incentive opportunity, expressed as a percentage of base salary, was at the median of the Competitive Market Range for his role. A description of the specific performance goals and the payout levels associated with each performance measure is included in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

Equity-Based Compensation

For the 2013 fiscal year, the Compensation Committee set the grant value for Mr. Hagedorn’s equity-based compensation to approximately $3.6 million, representing 61% of his total direct compensation based on target levels of performance. The grant value, which was down approximately $200,000 from the prior year, reflects a slight shift in the mix of Mr. Hagedorn’s pay from equity-based to cash-based compensation as discussed above. After considering the reduction in the value of his long-term award, which is reflective of the overall competitive market for similar roles, his long-term compensation is positioned between the median and the high end of the Competitive Market Range.

One hundred percent of the value of long-term equity-based compensation awarded to Mr. Hagedorn in the 2013 fiscal year was performance-based, granted in the form of PUs. Mr. Hagedorn’s equity-based awards are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability, provided the Company achieves the pre-defined performance criteria for the 2013 fiscal year performance period, as follows: 50% of the PUs awarded were subject to the achievement of a $2.25 EPS (an increase of approximately 12% versus the prior year) and the remaining 50% were subject to the achievement of a $1.00 EPS, which was consistent with the performance goal established for the PUs granted to the other NEOs during the 2013 fiscal year. Although the respective EPS goals were achieved for the 2013 fiscal year performance period, failure to achieve the minimum level of EPS specified above would have resulted in forfeiture of the PUs, even if the serviced-based vesting requirements are satisfied in the future. The performance goals are explained more fully in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards.” The use of a performance-based equity awards is intended to increase the portion of Mr. Hagedorn’s total compensation opportunity that is directly tied to the performance of the Company, is reflective of competitive practice and further aligns Mr. Hagedorn’s interests with the long-term interests of the Company’s shareholders.

Total Direct Compensation

Mr. Hagedorn’s total direct compensation of $5.9 million, based on target levels of performance, was slightly below the median of the Competitive Market Range for his role.

Setting Compensation Levels for Mr. Hilsheimer

Effective April 1, 2013, Lawrence A. Hilsheimer was appointed to serve as Executive Vice President and Chief Financial Officer of the Company, replacing Mr. Evans who resigned as the Company’s Chief Financial Officer effective as of February 8, 2013. In approving the terms of Mr. Hilsheimer’s compensation package, the Compensation Committee considered several factors, including the Competitive Market Range for his role and his overall level of compensation at his prior employer.

Guiding Principles

At the time Mr. Hilsheimer was being recruited he was already established as an experienced chief financial officer, with strong ties to the local business community. In developing a compensation package to attract Mr. Hilsheimer to the Company, the Compensation Committee also considered the compensation level that he enjoyed at his prior employer. Based on this assessment, the Compensation Committee determined to position Mr. Hilsheimer’s total compensation package at a level that is slightly above the high end of the Competitive Market Range for his role as reflected by our Compensation Peer Group, but consistent with the overall compensation level at his prior employer. Mr. Hilsheimer’s hiring package also included several one-time pay elements, such as a cash-based signing bonus of $500,000 and a special sign-on equity grant (described in more detail below) that were designed to keep Mr. Hilsheimer whole relative to the opportunity for similar compensation elements that he forfeited from his prior employer upon accepting an offer to join the Company. The elements of Mr. Hilsheimer’s compensation package are explained in more detail below.

Base Salary

Mr. Hilsheimer was hired at an annual base salary of $650,000, which is above the high end of the Competitive Market Range for his role, but the salary was reflective of the pay level that he received at his prior employer.

Short-Term Cash-Based Incentive Compensation

For purposes of the EIP, the target incentive opportunity for Mr. Hilsheimer was established at 70% of base salary for the 2013 fiscal year, which approximates the median of the Competitive Market Range for his role. A description of the specific performance goals and the payout levels associated with each performance measure is included above in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

Equity-Based Compensation

As discussed above, Mr. Hilsheimer received a special sign-on equity grant (the “Hilsheimer Sign-On Grant”) in connection with the commencement of his employment. The grant consisted of a special RSU award, valued at $1.4 million, subject to the following special vesting provisions: 25% of the shares will vest on the first anniversary of the grant, 25% of the shares will vest on the second anniversary of the grant and the remaining 50% of the shares will vest on the third anniversary of the grant. The award is subject to accelerated vesting in the event of death or involuntary termination by the Company, without Cause. The value of the sign-on grant positions his long-term compensation above the high end of the Competitive Market Range for his role when compared to his peers reflected in the Compensation Peer Group.

Total Direct Compensation

Mr. Hilsheimer’s total direct compensation, based upon target levels of performance, was above the high end of the Competitive Market Range for his role and evidences the overall compensation level that the Compensation Committee deemed appropriate considering all the circumstances, including what was needed to recruit Mr. Hilsheimer from his prior employer.

Setting Compensation Levels for Other NEOs

The Compensation Committee strives to deliver a competitive level of total compensation to each of the NEOs by evaluating and balancing the following objectives:

•	The strategic importance of the position within our executive ranks;

•	The overall performance level of the individual and the potential to make significant contributions to the Company in the future;

•	A comparison of industry compensation practices, including companies within our Compensation Peer Group;

•	Internal pay equity; and

•	Our executive compensation structure and philosophy.

Consistent with our performance-oriented pay philosophy, the compensation structure for Mr. Sanders was designed to deliver approximately 25% of the annual compensation opportunity in the form of fixed pay (i.e., base salary) and the remaining 75% in the form of variable pay (i.e., annual incentive compensation and long-term equity-based compensation). With respect to the other NEOs, the compensation structure is designed to deliver approximately 40% of the annual compensation opportunity in the form of fixed pay and the remaining 60% in the form of variable pay. The Compensation Committee believes that this pay mix is generally in line with the pay mix for similar positions within our Compensation Peer Group.

Based on their assessment of the individual performance of each NEO, the CEO and the Executive Vice President, Global Human Resources submit compensation recommendations to the Compensation Committee for each NEO. These recommendations address all elements of compensation, including base salary, annual incentive compensation, long-term equity-based compensation and perquisites and other benefits. In evaluating these compensation recommendations, the Compensation Committee considers information such as the Company’s financial performance as well as the compensation of similarly situated executive officers as determined by the Competitive Market Range for each role.

Guiding Principles

In addition to considering the “de-risking” strategy discussed above, the Compensation Committee concluded that our compensation approach should better distinguish those roles (“role-based pay”) that have a higher degree of organizational impact and influence. Consistent with this role-based approach, the Compensation Committee decided that the overall pay levels for each of the NEOs listed below, should be set at a level that is at, or above, the high end of the Competitive Market Range, to better reflect the perceived impact that each of these individuals brings to our Company. As a result, the base salary increases received by each of the NEOs during the 2013 fiscal year, which also included a one-time adjustment for the buy-out of certain cash perquisites, were considerably higher than the Compensation Committee would otherwise have awarded based solely on the personal performance of each NEO.

Base Salary

During the 2013 fiscal year, the Compensation Committee increased the base salary levels of the NEOs listed below, as follows:

•
Mr. Sanders received an increase from $600,000 to $710,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, his base salary is at the high end of the Competitive Market Range for his role.

•
Mr. Lyski received an increase from $450,000 to $510,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, his base salary is above the high end of the Competitive Market Range for his role.

•
Ms. Stump received an increase from $400,000 to $440,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, her base salary is above the high end of the Competitive Market Range for her role.

•
Mr. Coleman, who served as the Company’s interim Principal Financial Officer from February 8, 2013 to April 1, 2013, received an increase from $309,000 to $385,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, his base salary is above the high end of the Competitive Market Range for his role.

•
Prior to leaving the Company in July 2013, Mr. Brockman received an increase from $420,000 to $460,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, his base salary was slightly above the median of the Competitive Market Range for his role.

•
Prior to leaving the Company in February 2013, Mr. Evans received an increase from $540,000 to $610,000 (including the one-time adjustment for the buy-out of certain cash perquisites). After the increase, his base salary was at the high end of the Competitive Market Range for his role.

Short-Term Cash-Based Incentive Compensation

For purposes of the EIP, the target incentive opportunity for Mr. Sanders was equal to 80% of base salary for the 2013 fiscal year, which approximates the 50th percentile of the Competitive Market Range for his role. The target incentive for Mr. Evans, which was increased from 60% to 70% of base salary, and the target incentive for the other NEOs was equal to 55% of base salary for the 2013 fiscal year (with the exception of Mr. Coleman whose target incentive was equal to 50% of base salary), and was within the Competitive Market Range for their respective roles. A description of the specific performance goals and the payout levels associated with each performance measure is included above in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation.”

Equity-Based Compensation

The Company supports a compensation philosophy of strongly linking rewards to shareholder value creation and to motivating long-term performance. For the 2013 fiscal year, the target value of the equity-based compensation for each of the NEOs (determined based on a Black-Scholes valuation for NSOs and the grant date share price for any full-value awards) as a percentage of base salary was as follows: Mr. Sanders (254%), Mr. Evans (197%), Mr. Brockman (125%), Mr. Coleman (97%), Ms. Stump (91%) and Mr. Lyski (88%). The specific equity-based award granted to each NEO was determined based on the Competitive Market Range for their respective roles, as well as a subjective assessment of their overall performance level and expected contributions to the business. The grant value of the equity-based compensation awarded to Mr. Sanders for the 2013 fiscal year is above the high end of the Competitive Market Range for his role, and the grant value of the equity-based compensation awarded to the other NEOs for the 2013 fiscal year is generally between the median and the high end of the Competitive Market Range for their respective roles. The Compensation Committee believes the grant values are reflective of competitive practice and recognize the personal performance of each of the NEOs.

With the exception of the Hilsheimer Sign-On Grant (described above) and the Coleman Retention Award (described above), and consistent with the “de-risking” strategy discussed above, the long-term awards granted to each of the NEOs during the 2013 fiscal year were granted in the form of PUs that were structured to promote retention, while providing a one-year performance goal sufficient to qualify the awards as “performance-based” for purposes of preserving the Company’s tax deduction under IRC § 162(m). The PUs are subject to three-year, time-based cliff vesting, with a provision for accelerated vesting in the event of retirement, death or disability, provided the Company achieves the pre-defined performance criteria of $1.00 EPS for the 2013 fiscal year performance period. Although the pre-defined EPS goal was achieved for the 2013 fiscal year performance period, failure to achieve the minimum level of EPS specified would have resulted in forfeiture of the PUs, even if the serviced-based vesting requirements are satisfied in the future. The performance goals are explained more fully in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards.” The PUs awarded to each of the NEOs remain subject to the three-year cliff vesting requirement, which is intended to promote their retention.

Total Direct Compensation

The total direct compensation, based on target levels of performance, for each of the NEOs, other than the CEO, is above the high end of the Competitive Market Range for each of Mr. Sanders, Mr. Lyski and Mr. Evans. The total direct compensation, based on target levels of compensation, is between the median and the high end of the Competitive Market Range for Ms. Stump and Mr. Brockman. The total direct compensation, based on target levels of performance, for Mr. Coleman approximates the median of the Competitive Market Range for his role. The Compensation Committee believes the overall levels of pay appropriately recognizes the personal performance and unique skill sets of each of the NEOs.

Other Executive Compensation Policies, Practices and Guidelines

Practices Regarding Equity-Based Awards

In general, all employees are eligible to receive grants of equity-based awards; however, the Compensation Committee typically limits participation to the CEO, the NEOs and other key management employees. The decision to grant equity-based awards to certain key management employees reflects competitive market practice and serves to reward those individuals for their past and anticipated future positive impact on our business results.

The Company typically grants equity-based awards at the Compensation Committee meeting in January, with the effective date of the grant established as the day following the annual meeting of shareholders. Other than this practice, the Company does not have any program, plan or practice to coordinate the timing of annual equity-based awards to our executive officers with the release of material, non-public information.

The exercise price for each NSO is equal to the closing price of one Common Share on NYSE on the grant date. If the grant date is not a trading day on NYSE, the exercise price is equal to the closing price on the next succeeding trading day.

Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for each of the NEOs. The purpose of these guidelines is to align the interests of each NEO with the long-term interests of the shareholders by ensuring that a material amount of each NEO’s accumulated wealth is maintained in the form of Common Shares. The minimum target levels of stock ownership are as follows:

CEO	10 times base salary
President	5 times base salary
Other NEOs	3 times base salary

The Compensation Committee believes that these stock ownership guidelines reflect the practices of our Compensation Peer Group, and are even more stringent for our CEO. For purposes of determining compliance with the stock ownership guidelines, the value of beneficially-owned shares is determined as follows:

•	100% of the value of Common Shares directly registered to the NEO and/or held in a brokerage account;

•	100% of the value of shares or stock-settled units held in retirement plans such as the RSP, the Discounted Stock Purchase Plan or the ERP;

•	60% of the “in-the-money” portion of an NSO or SAR, whether vested or unvested; and

•	60% of the value of unsettled full-value awards (e.g., RSUs, PUs, etc.).

The stock ownership guidelines require each NEO to retain 50% of the net shares realized from equity-based awards (after covering any exercise cost and the required tax withholding obligations) until the applicable ownership guideline has been achieved. The Company’s Insider Trading Policy provides that no person subject to the policy, which includes all NEOs, among others, may engage in short sales of the Company’s securities.

Recoupment/Clawback Policies

To protect the interests of the Company and its shareholders, subject to applicable law, all equity-based awards and all amounts paid under the EIP contain recoupment provisions (known as clawback provisions) designed to enable the Company to recoup amounts earned or received under such awards or the EIP based on subsequent events, such as violation of non-compete covenants or engaging in conduct that is deemed to be detrimental to the Company (as outlined in the underlying plan and/or award agreement).

Consistent with the terms of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Compensation Committee approved an Executive Compensation Recovery Policy (the “Recovery Policy”) on September 22, 2010, which is intended to supplement the existing recoupment provisions contained within the equity award agreements and the EIP. The Recovery Policy allows the Company to recover incentive award payments and equity award distributions made to covered executives in the event of a required accounting restatement due to material non-compliance with any financial reporting requirement under U.S. securities laws. The Recovery Policy provides for the mandatory recovery of incentive amounts in excess of what would have been paid under the restated financial statements.

The Recovery Policy is applicable to all current and former incentive-eligible executive officers, within a qualifying three-year look-back period, and applies to all incentive awards paid or distributed in 2010 or thereafter, except to the extent required by regulations to be issued by the SEC.

Guidelines with Respect to Tax Deductibility and Accounting Treatment

The Company’s ability to deduct certain elements of compensation paid to each of its Chief Executive Officer and the three other most highly compensated executive officers (other than its Chief Financial Officer) is generally limited to $1.0 million annually under IRC § 162(m). Non-deductibility is generally limited to amounts that do not meet certain requirements to be classified as “performance-based” compensation. To ensure the maximum tax deduction allowable, the Company attempts to structure its cash-based incentive program and its long-term incentive program to qualify as performance-based compensation under IRC § 162(m). For the 2013 fiscal year, Mr. Hagedorn had non-performance-based compensation in excess of $1.0 million, attributed to his base salary level and the value of his commuting allowance and other cash perquisites. Mr. Sanders also received non-performance-based compensation in excess of $1.0 million, attributed to his base salary and the distribution from the 2008 Retention Award on November 5, 2012.

The Company accounts for equity-based compensation, including option awards and stock awards, in accordance with U.S. GAAP. Prior to making decisions to grant equity-based awards, the Compensation Committee reviews pro forma expense estimates for the awards as well as an analysis of the potential dilutive effect such awards could have on existing shareholders. Where appropriate, the proposed level of the equity-based awards may be adjusted to balance these objectives.

Decisions regarding the design, structure and operation of the Company’s incentive plans, including the EIP and the equity-based incentive plans, contemplate an appropriate balance between the underlying objectives of each plan and the resulting accounting and tax implications to the Company. While we view preserving the tax deductibility of executive compensation as an important objective, there are instances where the Compensation Committee has approved design elements that may not be fully tax-deductible, but are accepted as trade-offs that support the achievement of other compensation objectives.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, management has assessed the Company’s compensation programs and has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching its conclusion, the Company has based its assessment on an evaluation of the compensation plans and arrangements that represent material sources of variable pay. In particular:

•
Annual cash incentive compensation plans — The Company’s annual incentive compensation program incorporates a funding trigger designed to mitigate the potential risk associated with plan participants making short-term decisions that may not be in the best interest of the Company or its key stakeholders; and

•
Equity-based compensation plans — Notwithstanding the temporary “de-risking” strategy discussed in this CD&A, the Company generally utilizes a mix of NSOs and full-value equity awards, which helps ensure that management maintains a responsible level of sensitivity to the impact of decision making on share price. Since the equity-based awards are generally subject to either three-year, time-based cliff vesting or performance-based vesting criteria, the Company believes the risks of focusing on short-term share price increases rather than long-term value creation are mitigated.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

Recent Developments

On December 11, 2013, The Scotts Company LLC (“Scotts LLC”) entered into an Executive Severance Agreement (the “Hagedorn Severance Agreement”) with Mr. Hagedorn, which replaces and supersedes the employment agreement with Mr. Hagedorn which was dated May 19, 1995 and amended effective October 1, 2008.

The Compensation Committee believed the terms of Mr. Hagedorn’s former employment agreement had become outdated and no longer reflected competitive market practice, nor provided the Company with the types of non-compete protections or release protections that are fairly common in current executive agreements. However, it also recognized that Mr. Hagedorn had enjoyed the benefits of favorable severance provisions and certain other favorable contract provisions that he would be asked to forego under the new Hagedorn Severance Agreement.

In negotiating the terms of the Hagedorn Severance Agreement, the Compensation Committee sought, and Mr. Hagedorn was agreeable, to strike a reasonable balance between maintaining Mr. Hagedorn’s legacy benefits and recognizing his unique position as the Chief Executive Officer, while modernizing the form of agreement to better protect the interests of the Company and to be more consistent with the treatment of the other NEOs. Accordingly, the Hagedorn Severance Agreement preserves the severance benefits that were provided under the former employment agreement. Specifically, in the event Mr. Hagedorn’s employment is terminated involuntarily without Cause, or he resigns with Good Reason, as such terms are defined in the Hagedorn Severance Agreement, he would be entitled to a lump sum payment equal to three times the sum of his annual base salary and the highest annual bonus award paid in respect of the three years prior to his termination. He would also be entitled to a lump sum payment equivalent to the monthly premiums he would incur if he continued coverage under the Company’s medical, disability and life insurance plans for a period of three years following his termination. However, unlike Mr. Hagedorn’s former employment agreement, the Hagedorn Severance Agreement requires that Mr. Hagedorn execute and not revoke the applicable release agreement in order to receive any severance payments.

The Hagedorn Severance Agreement incorporates restrictive covenants in the form of a new Employee Confidentiality, Noncompetition, Nonsolicitation Agreement, which is substantially similar to the agreements with the other NEOs and is broader in scope and applicability than the non-compete covenant incorporated into Mr. Hagedorn’s former employment agreement. As additional consideration for expanding the conditions under which these restrictive covenants will be enforceable, the Hagedorn Severance Agreement provides for non-compete payments totaling $3.6 million, payable in $100,000 monthly installments over the three-year restrictive period. These payments are subject to repayment in the event of a breach of certain restrictive covenants and are only payable in the event of a qualifying termination under the terms of the Hagedorn Severance Agreement (provided Mr. Hagedorn executes and does not revoke the applicable release agreement).

As additional negotiated consideration for entering into the Hagedorn Severance Agreement and forgoing certain benefits and favorable contract provisions provided under his legacy employment agreement, the Compensation Committee granted Mr. Hagedorn a one-time RSU grant valued at $1.8 million with a grant date of December 11, 2013. The award is subject to three-year cliff vesting, which can only be accelerated in the event Mr. Hagedorn is involuntarily terminated without Cause or if he resigns with Good Reason. The award is otherwise subject to the standard terms and conditions of other RSU awards granted under the Long-Term Incentive Plan. The vested RSUs, if any, will be settled as soon as possible following the third anniversary of the grant date.

In connection with the negotiation of the Hagedorn Severance Agreement, the Compensation Committee also evaluated Mr. Hagedorn’s overall compensation structure, relative to his peers as reflected in the Compensation Peer Group and approved certain changes to his compensation, effective January 1, 2014. While his base salary will remain at $1.1 million and his target incentive opportunity will remain at 110% of his base salary, the Company will begin making monthly deferred compensation contributions of $83,333 to Mr. Hagedorn’s account in the ERP. The monthly contributions to the ERP are fully vested and are subject to the terms of the ERP. Also effective January 1, 2014, Mr. Hagedorn’s monthly commuting allowance of $20,000 will be discontinued, further evidencing the Company’s movement away from cash-based perquisites as previously discussed. The Compensation Committee believes that Mr. Hagedorn’s total compensation remains within the Competitive Market Range after considering the impact of the planned changes.

For additional information regarding the benefits provided by the Hagedorn Severance Agreement, see section captioned “SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS — Hagedorn Severance Agreement.”

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors (and the Board of Directors approved) that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of the Company:

Nancy G. Mistretta, Chair
Stephen L. Johnson
Thomas N. Kelly Jr.

EXECUTIVE COMPENSATION TABLES

The Company’s NEOs for the 2013 fiscal year are as follows:

•	James Hagedorn, the Company’s Chief Executive Officer and Chairman of the Board;

•	Lawrence A. Hilsheimer, the Company’s Executive Vice President and Chief Financial Officer;

•	Barry W. Sanders, the Company’s President and Chief Operating Officer;

•	James R. Lyski, the Company’s Executive Vice President and Chief Marketing Officer;

•	Denise S. Stump, the Company’s Executive Vice President, Global Human Resources; and

•
Thomas R. Coleman, who served as the Company’s interim Principal Financial Officer between February 8, 2013 and April 1, 2013 and continues to serve as the Company’s Senior Vice President, Global Finance Operations.

In addition, two former executive officers are disclosed as NEOs: (1) Vincent C. Brockman, who served as Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer and would have been among the most highly compensated executive officers but was not serving as an executive officer as of the end of the 2013 fiscal year; and (2) David C. Evans, who served as the Company’s Chief Financial Officer and Executive Vice President, Strategy and Business Development until February 8, 2013.

Summary Compensation Table

The following table summarizes the total compensation paid to, awarded to or earned by each of the NEOs for the fiscal years shown. For Mr. Hilsheimer, Mr. Lyski and Mr. Coleman, the table includes information for the 2013 fiscal year only, as that is the only year during the applicable three-year period that each qualified as a named executive officer.

The amounts shown include all forms of compensation provided to the NEOs, including amounts that may have been deferred. Since the table includes equity-based compensation costs and changes in the actuarial present value of the NEOs’ accumulated pension benefits, the total compensation amounts may be greater than the compensation that was actually paid to the NEOs during each of the fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(6)	Option Awards ($)(7)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(10)		All Other Compensation ($)(13)	Total ($)

James Hagedorn Chief Executive Officer and Chairman of the Board	2013	1,075,000	255,420	(2)	3,610,027	—	1,021,680	(8)	—	(11)	316,511	6,278,638
	2012	1,000,000	220,000	(3)	2,546,045	1,314,588	—	(9)	73,323	(11)	330,458	5,484,414
	2011	1,000,000	—		1,169,098	1,656,842	—	(9)	20,827	(11)	362,893	4,209,660

Lawrence A. Hilsheimer Executive Vice President and Chief Financial Officer	2013	325,000	591,000	(4)	1,400,022	—	393,120	(8)	—		18,889	2,728,031

Barry W. Sanders President and Chief Operating Officer	2013	682,500	140,000	(2)	1,800,012	—	471,744	(8)	—		56,108	3,150,364
	2012	600,000	96,000	(3)	1,005,054	518,926	—	(9)	—		1,057,205	3,277,185
	2011	589,583	—		460,397	652,610	—	(9)	—		67,392	1,769,982

James R. Lyski Executive Vice President and Chief Marketing Officer	2013	495,000	54,000	(2)	764,714	—	235,224	(8)	—		37,325	1,586,263

Denise S. Stump Executive Vice President, Global Human Resources	2013	430,000	65,000	(2)	400,043	—	204,336	(8)	—		34,972	1,134,351
	2012	383,750	42,212	(3)	254,647	131,468	—	(9)	—		1,038,098	1,850,175
	2011	335,000	—		129,325	184,250	—	(9)	—		51,195	699,770

Thomas R. Coleman Senior Vice President, Global Finance Operations	2013	366,000	251,386	(5)	822,271	—	158,112	(8)	—		27,966	1,625,735

Vincent C. Brockman Former Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer	2013	348,333	41,382	(2)	575,011	—	165,528	(8)	—		663,185	1,793,439
	2012	415,000	57,062	(3)	368,555	190,279	—	(9)	—		1,035,642	2,066,538
	2011	400,000	—		155,190	218,005	—	(9)	—		45,780	818,975

David C. Evans Former Chief Financial Officer and Executive Vice President, Strategy and Business Development	2013	239,087	—		1,200,038	—	—		—	(12)	34,318	1,473,443
	2012	536,250	64,350	(3)	636,547	328,647	—	(9)	8,674	(12)	1,053,866	2,628,334
	2011	512,500	—		274,169	391,003	—	(9)	2,333	(12)	61,206	1,241,211
________________________

(1)
Reflects the amount of base salary received by each NEO for the applicable fiscal years. Due to the timing of pay changes and employment dates the amount reported may be less than the base salary rate as of the end of each fiscal year.

(2)	Reflects the “discretionary” portion of the EIP payout, based on an assessment of their individual performance for the 2013 fiscal year.

(3)	Reflects the discretionary bonuses awarded to the NEOs for the 2012 fiscal year.

(4)
Reflects the “discretionary” portion of the EIP payout, based on an assessment of individual performance for the 2013 fiscal year. Also reflects a one-time cash-based signing bonus of $500,000 in connection with the commencement of Mr. Hilsheimer’s employment. For further details see section captioned “Our Compensation Practices — Setting Compensation Levels for Mr. Hilsheimer” within the CD&A.

(5)
Reflects the “discretionary” portion of the EIP payout, based on an assessment of individual performance for the 2013 fiscal year. Also reflects a pre-paid cash bonus of $200,000 pursuant to the terms of a special retention award (the Coleman Retention Award) granted on May 8, 2013. For further details see section captioned “Elements of Executive Compensation — Executive Retention Awards” in the CD&A.

(6)
Reflects the aggregate grant date value of RSUs and PUs granted in the 2013, 2012 and 2011 fiscal years (assuming the underlying performance criteria will be satisfied). The value of the RSUs and PUs is determined using the fair market value of the underlying Common Shares on the date of the grant, computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(7)
Reflects the aggregate grant date value of NSOs granted to each NEO. The value of the NSO awards is determined using a binomial option valuation on the date of the grant, computed in accordance with the equity compensation accounting provisions of FASB ASC Topic 718. Pursuant to applicable SEC Rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the amounts shown are included in Note 12 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the 2013, 2012 and 2011 fiscal years, as applicable.

(8)
Reflects the “non-discretionary” portion of the 2013 fiscal year EIP payout for each NEO. This amounts represents 80% of the total weighted payout calculated based on the performance results under the EIP.

(9)	No incentive payouts were made under the EIP for the 2012 and the 2011 fiscal years since the Company failed to achieve the minimum performance targets.

(10)
Participant account balances in the ERP, a non-qualified deferred compensation plan, are credited to one or more benchmarked funds that are substantially consistent with the investment options available under the RSP. Accordingly, there are no above-market or preferential earnings on amounts deferred under the ERP.

(11)
For Mr. Hagedorn, the actuarial present value of the accumulated benefit under both the Associates’ Pension Plan and the Excess Pension Plan decreased by $37,199 with respect to the 2013 fiscal year (however based on applicable SEC guidance, amounts reported in this table cannot be negative), increased by $73,323 with respect to the 2012 fiscal year and increased by $20,827 with respect to the 2011 fiscal year. Both plans were frozen as of December 31, 1997; therefore, no service credits have been earned since that date by Mr. Hagedorn.

(12)
For Mr. Evans, the actuarial present value of the accumulated benefit under the Associates’ Pension Plan decreased by $5,016 with respect to the 2013 fiscal year (however based on applicable SEC guidance, amounts reported in this table cannot be negative), increased by $8,674 with respect to the 2012 fiscal year and increased by $2,333 with respect to the 2011 fiscal year. The Associates’ Pension Plan was frozen as of December 31, 1997; therefore, no service credits have been earned since that date by Mr. Evans.

(13)	Please see the table below captioned “All Other Compensation” for information regarding the components of the All Other Compensation column.

All Other Compensation Table

The following table shows the detail for the column captioned “All Other Compensation” of the Summary Compensation Table:

All Other Compensation

Name	Year	Auto Perquisites ($)(1)	Defined Contribution Plans ($)(2)	Deferred Compensation Plans ($)(3)	Executive Retention Awards ($)(4)	Other ($)		Total ($)
James Hagedorn	2013	3,000	17,850	52,500	—	243,161	(5)	316,511
	2012	12,000	17,500	52,850	—	248,108	(6)	330,458
	2011	12,000	17,150	86,097	—	247,646	(7)	362,893
Lawrence A. Hilsheimer	2013	—	17,850	—	—	1,039	(8)	18,889
Barry W. Sanders	2013	3,000	20,754	31,220	—	1,134	(9)	56,108
	2012	12,000	17,650	23,075	1,000,000	4,480	(10)	1,057,205
	2011	12,000	12,750	28,962	—	13,680	(11)	67,392
James R. Lyski	2013	3,000	17,850	15,980	—	495	(12)	37,325
Denise S. Stump	2013	3,000	17,850	13,455	—	667	(13)	34,972
	2012	12,000	19,017	6,300	1,000,000	781	(14)	1,038,098
	2011	12,000	15,633	19,250	—	4,312	(15)	51,195
Thomas R. Coleman	2013	2,500	17,649	7,029	—	788	(16)	27,966
Vincent C. Brockman	2013	3,000	22,800	—	—	637,385	(17)	663,185
	2012	12,000	18,827	—	1,000,000	4,815	(18)	1,035,642
	2011	12,000	11,313	14,369	—	8,098	(19)	45,780
David C. Evans	2013	3,000	7,417	22,874	—	1,027	(20)	34,318
	2012	12,000	17,569	19,600	1,000,000	4,697	(21)	1,053,866
	2011	12,000	16,956	26,513	—	5,737	(22)	61,206
________________________

(1)	Reflects the monthly automobile allowance provided to each NEO.

(2)
Reflects Company Matching Contributions made under the RSP. The RSP provides eligible associates, including the NEOs, the opportunity to contribute up to 75% of eligible earnings on a before-tax and/or after-tax basis through payroll deductions up to the specified statutory limits under the IRC. The Company matches participant contributions at a rate of 150% for the first 4% of eligible earnings contributed and 50% for the next 2% of eligible earnings contributed (within the specified statutory limitations). The matching contributions, and any earnings on them, are immediately 100% vested.

To ensure that the total Company Matching Contribution is based on a participant’s total deferrals during the year and total eligible compensation for the year, the RSP includes a “true-up” matching contribution. The “true-up” matching contributions to the RSP for a particular calendar year are not funded until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated “true-up” matching contributions with respect to NEO contributions that were made to the RSP between January 1, 2013 and September 30, 2013: Mr. Hagedorn, $0; Mr. Hilsheimer, $0; Mr. Sanders, $1,346; Mr. Lyski, $0; Ms. Stump, $0; Mr. Coleman, $7,496; Mr. Brockman, $0 and Mr. Evans, $0.

(3)
Reflects Company contributions into the ERP, a non-qualified deferred compensation plan. Company Matching Contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company Matching Contributions with respect to NEO contributions that were made to the ERP between January 1, 2013 and September 30, 2013: Mr. Hagedorn, $39,935; Mr. Hilsheimer, $0; Mr. Sanders, $19,444; Mr. Lyski, $8,960; Ms. Stump, $5,250; Mr. Coleman, $2,381; Mr. Brockman, $0 and Mr. Evans, $0. Additional details with respect to non-qualified deferred compensation provided for under the ERP are shown in the table captioned “Non-Qualified Deferred Compensation for 2013 Fiscal Year” and the accompanying narrative.

(4)
Reflects the $1.0 million Company contribution made to the ERP in respect of a retention award granted on November 4, 2008, which vested during the 2012 fiscal year. As contemplated by applicable SEC Rules, since the retention awards were subject to a three-year vesting period, the Company’s contribution to the ERP in respect of each retention award was not included in the Summary Compensation Table or the table captioned “All Other Compensation” until the year in which the retention award was earned (i.e., when the award vests). Any changes in the value of the retention award account, as well as any distributions of the vested account balance, have been disclosed in the Non-Qualified Deferred Compensation Tables for each of the 2009 through 2012 fiscal years.

(5)
Mr. Hagedorn realized additional compensation for the 2013 fiscal year of $2,666 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan and a Wellness Incentive of $495. Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2013 fiscal year.

During the 2013 fiscal year, certain members of Mr. Hagedorn’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount. Additionally, Mr. Hagedorn has access to the services of the Company’s aviation mechanics and pilots in circumstances involving commuting flights on personal aircraft. Since the Company’s aviation mechanics and pilots are paid on a salary basis, there is no incremental cost to the Company for providing this perquisite. Accordingly, there was no reportable perquisite amount.

(6)
Mr. Hagedorn realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $2,667 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Hagedorn also received $1,441 in interest related to a deferred dividend payment that vested on October 8, 2011. Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2012 fiscal year.

During the 2012 fiscal year, certain members of Mr. Hagedorn’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(7)
Mr. Hagedorn realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $2,667 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Hagedorn also received $979 in interest related to a deferred dividend payment that vested on November 8, 2010. Amount also reflects the compensatory commuting allowance of $240,000 that was provided to Mr. Hagedorn during the 2011 fiscal year.

During the 2011 fiscal year, certain members of Mr. Hagedorn’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(8)
Mr. Hilsheimer realized additional compensation for the 2013 fiscal year of $889 as a result of purchasing Common Shares at a 10% discount through his participation in the Discount Stock Purchase Plan and a Wellness Incentive of $150.

(9)
Mr. Sanders realized additional compensation for the 2013 fiscal year of $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan, a Wellness Incentive of $270 and $531 associated with the value of a company-paid physical examination.

(10)
Mr. Sanders realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Sanders also received $147 in interest related to a deferred dividend payment that vested on October 8, 2011.

(11)
Mr. Sanders realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $333 as a result of purchasing Common Shares at a 10% discount through his participation in the Discounted Stock Purchase Plan. Mr. Sanders also received $148 in interest related to a deferred dividend payment that vested on November 7, 2010.

The amount shown also includes $9,199 representing the cost of Mr. Sanders’ personal use of Company aircraft related to a family emergency. The value reported for his personal usage does not include the cost of ferry legs, i.e., “deadhead flights” ($6,100). The aggregate incremental cost reported does not include the minimal incremental tax cost to the Company associated with the partial loss of a tax deduction of aircraft-related costs as a result of Mr. Sanders’ personal use of Company aircraft. During the 2011 fiscal year, certain members of Mr. Sanders’ family were passengers on a business-related flight on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(12)
Mr. Lyski realized additional compensation for the 2013 fiscal year of $495 related to a Wellness Incentive. During the 2013 fiscal year, certain members of Mr. Lyski’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(13)	Ms. Stump realized additional compensation for the 2013 fiscal year of $667 as a result of purchasing Common Shares at a discount through her participation in the Discounted Stock Purchase Plan.

(14)
Ms. Stump realized additional compensation for the 2012 fiscal year of $668 as a result of purchasing Common Shares at a 10% discount through her participation in the Discounted Stock Purchase Plan. Ms. Stump also received $113 in interest related to a deferred dividend payment that vested on October 8, 2011.

(15)
Ms. Stump realized additional compensation for the 2011 fiscal year of $3,500 associated with the value of Company-paid financial planning services and $667 as a result of purchasing Common Shares at a 10% discount through her participation in the Discounted Stock Purchase Plan. Ms. Stump also received $145 in interest related to a deferred dividend payment that vested on November 7, 2010.

(16)	Mr. Coleman realized additional compensation for the 2013 fiscal year of $270 related to a Wellness Incentive and $518 associated with the value of a Company-paid physical examination.

(17)
Mr. Brockman realized additional compensation for the 2013 fiscal year of $385 related to a Wellness Incentive. He also realized the following additional compensation pursuant to the Separation Agreement and Release of All Claims between Mr. Brockman and Scotts LLC (the “Brockman Separation Agreement”), executed on July 10, 2013: a lump sum payment of $24,000 in lieu of Company-paid outplacement services; a lump sum payment of $178,000 in respect of transition services provided to the Company between July 10, 2013 and September 30, 2013; a lump sum payment of $425,000 for purposes of facilitating his relocation back to Florida; and $10,000 of imputed income in connection with personal legal fees paid by the Company on Mr. Brockman’s behalf. For additional information regarding the Brockman Separation Agreement, see section captioned “SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS — Brockman Separation Agreement.”

During the 2013 fiscal year, certain members of Mr. Brockman’s family were passengers on business-related flights on Company aircraft. There was no incremental cost to the Company associated with this perquisite. Accordingly, there was no reportable perquisite amount.

(18)
Mr. Brockman realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $725 associated with the value of a Company-paid physical examination. Mr. Brockman also received $90 in interest related to a deferred dividend payment that vested on October 8, 2011.

(19)
Mr. Brockman realized additional compensation for the 2011 fiscal year of $8,000 in lieu of receiving Company-paid financial planning services for each of the 2011 and 2010 calendar years. Mr. Brockman also received $98 in interest related to a deferred dividend payment that vested on November 7, 2010.

(20)	Mr. Evans realized additional compensation for the 2013 fiscal year of $90 related to a Wellness Incentive and $937 associated with the value of a Company-paid physical examination.

(21)
Mr. Evans realized additional compensation for the 2012 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $561 associated with the value of a Company-paid physical examination. Mr. Evans also received $136 in interest related to a deferred dividend payment that vested on October 8, 2011.

(22)
Mr. Evans realized additional compensation for the 2011 fiscal year of $4,000 in lieu of receiving Company-paid financial planning services and $1,560 associated with the value of a Company-paid physical examination. Mr. Evans also received $177 in interest related to a deferred dividend payment that vested on November 7, 2010.

Grants of Plan-Based Awards Table

The following table sets forth information concerning equity-based awards made during the 2013 fiscal year as well as the range of potential payouts under the EIP, a non-equity incentive plan, with respect to performance goals for the 2013 fiscal year.

Grants of Plan-Based Awards for 2013 Fiscal Year

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards ($)(7)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (shares)	Target (shares)	Maximum (shares)
James Hagedorn	1/18/2013				—	80,116	—	—		—	3,610,027
		591,250	1,182,500	2,660,625
Lawrence A. Hilsheimer	4/1/2013					—		32,665	(3)	—	1,400,022
		227,500	455,000	1,023,750
Barry W. Sanders	1/18/2013				—	39,947	—	—		—	1,800,012
		273,000	546,000	1,228,500
James R. Lyski	10/24/2012				—	—	—	7,500	(4)	—	314,700
	1/18/2013				—	9,987	—	—		—	450,014
		136,125	272,250	612,563
Denise S. Stump	1/18/2013				—	8,878	—	—		—	400,043
		118,250	236,500	532,125
Thomas R. Coleman	1/18/2013				—	—	—	8,323	(5)	—	375,034
	5/8/2013				—	—	—	9,333	(6)	—	447,237
		91,500	183,000	411,750
Vincent C. Brockman	1/18/2013				—	12,761	—	—		—	575,011
		123,750	247,500	556,875
David C. Evans	1/18/2013				—	26,632	—	—		—	1,200,038
		177,750	355,500	799,875
________________________

(1)
These amounts are the estimated potential threshold (minimum), target and maximum incentive award payouts that each NEO was eligible to receive based on performance goals set pursuant to the EIP for the 2013 fiscal year. A detailed description of the performance goals and potential incentive award payouts under the EIP is provided in the section captioned “Elements of Executive Compensation — Annual Cash Incentive Compensation” within the CD&A.

(2)
Reflects the number of PUs awarded under the Long-Term Incentive Plan to each of Mr. Hagedorn, Mr. Sanders, Mr. Lyski, Ms. Stump, Mr. Brockman and Mr. Evans. In general, the PUs, as well as the cash-based dividend equivalents associated therewith, vest on the third anniversary of the grant date, subject to the achievement of the pre-defined performance goals. No shares would have been earned had the Company not achieved the pre-defined performance goals. A detailed description of the performance goals and potential shares to be paid out is provided in the section captioned “Elements of Executive Compensation — Long-Term Equity-Based Incentive Awards” within the CD&A.

The PUs are subject to earlier vesting in the event of retirement, death or disability of the NEO or a change in control of the Company in certain circumstances, but otherwise will be forfeited in the event of termination prior to the third anniversary of the grant. As of September 30, 2013, both Mr. Hagedorn and Ms. Stump were retirement eligible and therefore qualify for accelerated vesting should they retire prior to the normal vesting date, provided the minimum performance criteria has been met. No other NEOs are retirement eligible.

Subject to the terms of the Long-Term Incentive Plan, whole vested PUs will be settled in Common Shares and fractional PUs will be settled in cash as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date. Until the PUs are settled, the NEO has none of the rights of a shareholder with respect to the Common Shares underlying the PUs other than with respect to the dividend equivalents.

(3)
Reflects 32,665 RSUs granted on April 1, 2013 (the Hilsheimer Sign-On Grant) in connection with the commencement of Mr. Hilsheimer's employment. A detailed description of the Hilsheimer Sign-On Grant is provided in the section captioned “Our Compensation Practices — Setting Compensation Levels for Mr. Hilsheimer” within the CD&A.

(4)
Reflects a special one-time retention grant of 7,500 RSUs on October 24, 2012, subject to a three-year cliff vesting requirement. Vested RSUs will be settled as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date. Until the RSUs are settled, the NEO has none of the rights of a shareholder with respect to the Common Shares underlying the RSUs other than with respect to the dividend equivalents.

(5)	Reflects 8,323 RSUs granted on January 18, 2013, subject to a three-year cliff vesting requirement.

(6)
Reflects 9,333 RSUs granted on May 8, 2013 in connection with the Coleman Retention Award. A detailed description of the Coleman Retention Award is provided in the section captioned ”Elements of Executive Compensation — Executive Retention Awards” within the CD&A.

(7)
Reflects the grant date fair value for the PU grants (assuming the underlying performance criteria will be satisfied) and RSU grants identified in this table, computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards Table

The following table provides information regarding outstanding equity-based awards as of September 30, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)(1)		Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)(9)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares or Units That Have Not Vested ($)(9)
James Hagedorn	11/19/2003	214,120	*	—	24.45	11/18/2013
	12/1/2004	196,553		—	29.01	12/1/2014
	10/12/2005	182,067		—	35.74	10/12/2015
	10/11/2006	153,690		—	38.58	10/11/2016
	11/8/2007	129,100		—	38.25	11/7/2017
	10/8/2008	200,000		—	21.65	10/5/2018
	1/20/2010	81,200		—	41.62	1/17/2020
	1/21/2011	—		117,800	51.73	1/20/2021
	1/20/2012	—		114,312	47.66	1/19/2022
							26,312	(3)	1,447,949	107,225	(10)	7,144,270
Lawrence A. Hilsheimer	4/1/2013	—		—	—	—
							32,665	(4)	1,797,555	—		—
Barry W. Sanders	10/11/2006	15,476		—	38.58	10/11/2016
	11/7/2007	20,000		—	38.76	11/6/2017
	10/8/2008	24,800		—	21.65	10/5/2018
	1/20/2010	19,000		—	41.62	1/17/2020
	1/21/2011	—		46,400	51.73	1/20/2021
	1/20/2012	—		45,124	47.66	1/19/2022
							10,387	(5)	571,597	50,648	(11)	3,276,926
James R. Lyski	1/20/2012	—		12,033	47.66	1/19/2022
							13,270	(6)	730,248	12,841	(12)	706,640
Denise S. Stump	10/12/2005	26,893		—	35.74	10/12/2015
	10/11/2006	22,738		—	38.58	10/11/2016
	11/7/2007	19,100		—	38.76	11/6/2017
	1/20/2010	11,000		—	41.62	1/17/2020
	1/21/2011	—		13,100	51.73	1/20/2021
	1/21/2012	—		11,432	47.66	1/19/2022
							2,632	(7)	144,839	11,589	(13)	775,318
Thomas R. Coleman	10/8/2008	9,500		—	21.65	10/5/2018
	1/20/2010	9,500		—	41.62	1/17/2020
	1/21/2011	—		7,700	51.73	1/20/2021
	1/20/2012	—		11,155	47.66	1/19/2022
							21,724	(8)	1,195,472	2,646	(14)	145,609
Vincent C. Brockman	—	—		—	—	—	—		—	—		—

David C. Evans	—	—		—	—	—	—		—	—		—

________________________

(1)
Those awards shown with an asterisk (*) are SARs. All of the NSOs/SARs shown in these two columns have a vesting date that is the third anniversary of the grant date shown in the column captioned “Grant Date.”

(2)	Each NSO or SAR was granted with an exercise price equal to the closing price of one Common Share on NYSE on the date of grant.

(3)	Reflects 26,312 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(4)
Reflects 32,665 RSUs granted on April 1, 2013 (the Hilsheimer Sign-On Grant) that are scheduled to vest as follows: 25% of the shares are scheduled to vest on each of April 1, 2013 and April 1, 2014, and the remaining shares are scheduled to vest on April 1, 2015.

(5)	Reflects 10,387 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(6)	Reflects 13,270 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(7)	Reflects 2,632 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015.

(8)
Reflects 1,500 RSUs granted on January 21, 2011 that are scheduled to vest on January 21, 2014; 2,568 RSUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015; and 8,323 RSUs granted on January 18, 2013 that are scheduled to vest on January 18, 2016. Also includes 9,333 RSUs granted on May 8, 2013 in connection with the Coleman Retention Award, which is subject to the following vesting: 50% of the shares are scheduled to vest on September 30, 2015 and 25% of the shares are scheduled to vest on each of September 30, 2016 and September 30, 2017.

(9)
Reflects the market value of shares of restricted stock, RSUs or PUs that had not vested as of September 30, 2013. The market value is calculated by multiplying the number of unvested shares of restricted stock, RSUs or PUs by $55.03, which was the closing price of one Common Share on NYSE on September 30, 2013, the last trading day of the 2013 fiscal year.

(10)
Reflects 27,109 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period. Also reflects 80,116 PUs granted on January 18, 2013 that are scheduled to vest on January 18, 2016, that are subject to a pre-defined performance criteria for the 2013 fiscal year performance period. Although the performance criteria has been satisfied, the PUs remain subject to service-based vesting on January 18, 2016. Amount shown does not include 22,600 PUs granted on January 21, 2011 that were forfeited as of September 30, 2013 since the underlying performance criteria for the 2011 to 2013 fiscal year performance period was not satisfied.

(11)
Reflects 10,701 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period. Also reflects 39,947 PUs granted on January 18, 2013 that are scheduled to vest on January 18, 2016, that are subject to a pre-defined performance criteria for the 2013 fiscal year performance period. Although the performance criteria has been satisfied, the PUs remain subject to service-based vesting on January 18, 2016. Amount shown does not include 8,900 PUs granted on January 21, 2011 that were forfeited as of September 30, 2013 since the underlying performance criteria for the 2011 to 2013 fiscal year performance period was not satisfied.

(12)
Reflects 2,854 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period. Also reflects 9,987 PUs granted on January 18, 2013 that are scheduled to vest on January 18, 2016, that are subject to a pre-defined performance criteria for the 2013 fiscal year performance period. Although the performance criteria has been satisfied, the PUs remain subject to service-based vesting on January 18, 2016.

(13)
Reflects 2,711 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period. Also reflects 8,878 PUs granted on January 18, 2013 that are scheduled to vest on January 18, 2016, that are subject to a pre-defined performance criteria for the 2013 fiscal year performance period. Although the performance criteria has been satisfied, the PUs remain subject to service-based vesting on January 18, 2016. Amount shown does not include 2,500 PUs granted on January 21,

2011 that were forfeited as of September 30, 2013 since the underlying performance criteria for the 2011 to 2013 fiscal year performance period was not satisfied.

(14)	Reflects 2,646 PUs granted on January 20, 2012 that are scheduled to vest on January 20, 2015, provided the underlying performance criteria is met for the 2012 to 2014 fiscal year performance period.

Option Exercises and Stock Vested Table

The following table provides information concerning the aggregate amounts realized or received in connection with the exercise or vesting of equity-based awards for each NEO during the 2013 fiscal year.

Option Exercises and Stock Vested for 2013 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James Hagedorn	—	—	37,500	1,687,125
Lawrence A. Hilsheimer	—	—	—	—
Barry W. Sanders	—	—	8,700	391,413
James R. Lyski	—	—	—	—
Denise S. Stump	—	—	5,000	224,950
Thomas R. Coleman	6,000	201,600	1,900	85,481
Vincent C. Brockman	11,000	135,640	5,000	224,950
David C. Evans	19,000	59,470	8,700	391,413
________________________

(1)
The value realized on exercise of NSOs/SARs is calculated based on the excess of the closing price of one Common Share on NYSE on the date of exercise over the exercise price of the NSO/SAR, multiplied by the number of Common Shares acquired upon exercise.

(2)
The value realized upon the vesting of shares of restricted stock or RSUs is calculated by multiplying the number of Common Shares underlying the vested shares or units by the closing price of one Common Share on NYSE on the vesting date.

Pension Benefits Table

Scotts LLC maintains the Associates’ Pension Plan, a tax-qualified, non-contributory defined benefit pension plan. Eligibility for and accruals under the Associates’ Pension Plan were frozen as of December 31, 1997. Monthly benefits under the Associates’ Pension Plan upon normal retirement (age 65) are determined under the following formula:

(a)(i) 1.5% of the individual’s highest average annual compensation for 60 consecutive months during the 10-year period ending December 31, 1997; times

(ii) years of benefit service through December 31, 1997; reduced by

(b)(i) 1.25% of the individual’s primary Social Security benefit (as of December 31, 1997); times

(ii) years of benefit service through December 31, 1997.

Compensation includes all gross earnings plus 401(k) contributions and salary reduction contributions for welfare benefits (such as medical, dental, vision and flexible spending accounts), but does not include earnings in connection with foreign service, the value of a Company car or separation or other special allowances. An individual’s primary Social Security benefit is based on the Social Security Act as in effect on December 31, 1997, and assumes constant compensation through age 65 and that the individual will not retire earlier than age 65. No more than 40 years of benefit service are taken into account.

For Mr. Hagedorn, benefits under the Associates’ Pension Plan are supplemented by benefits under the Excess Pension Plan. The Excess Pension Plan was established October 1, 1993 and was frozen as of December 31, 1997. The Excess Pension Plan provides additional benefits to participants in the Associates’ Pension Plan whose benefits are reduced by limitations imposed under IRC § 415 and § 401(a)(17). Executive officers and certain key employees participating in the Excess Pension Plan will receive, at the time and in the same form as benefits are paid under the Associates’ Pension Plan, additional monthly benefits in an amount which, when added to the benefits paid to each participant under the Associates’ Pension Plan, will equal the benefit amount such participant would have earned but for the limitations imposed by the IRC.

The following table shows information related to the Associates’ Pension Plan and the Excess Pension Plan for James Hagedorn and David C. Evans, the only two NEOs who participate in either plan. Since both the Associates’ Pension Plan and the Excess Pension Plan were frozen as of December 31, 1997, no further years of credited service have been or may be earned after that date.

Pension Benefits at 2013 Fiscal Year-End

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
James Hagedorn	The Scotts Company LLC Associates’ Pension Plan	9.9167	196,055
	The Scotts Company LLC Excess Benefit Plan For Non Grandfathered Associates	2.0000	37,825
	Total		233,880
David C. Evans	The Scotts Company LLC Associates’ Pension Plan	3.0833	21,918

________________________

(1)	The number of years of credited service shown for each participant is the service earned under the respective plan.

(2)	Assumptions used in the calculation of these amounts are included in Note 9 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the 2012 fiscal year.

Non-Qualified Deferred Compensation Table

The ERP is a non-qualified deferred compensation plan that provides executives, including the NEOs, the opportunity to: (1) defer compensation above the specified statutory limits applicable to the RSP and (2) defer compensation with respect to any Performance Award (as defined in the ERP) or other bonus awarded to such executives. The ERP is an unfunded plan and is subject to the claims of the Company’s general creditors.

During the 2013 fiscal year, the ERP consisted of four parts:

•
Compensation Deferral, which allows continued deferral of salary and amounts received in lieu of salary (including, but not limited to, paid time off, vacation pay, salary continuation and short-term disability benefits);

•
Performance Award Deferral, which allows the deferral of up to 100% of any cash incentive compensation earned under the EIP or any other compensation plan or arrangement that constitutes performance-based compensation for purposes of IRC § 409A;

•
Retention Awards, which reflect the Company’s contribution to the ERP in respect of the retention awards described in the section captioned “Elements of Executive Compensation — Executive Retention Awards” within the CD&A; and

•	Crediting of Company Matching Contributions on qualifying deferrals that could not be made to the RSP due to certain statutory limits.

Distributions of vested account balances generally begin after six months have elapsed from the earliest to occur of: (i) a participant’s separation from service; (ii) death; (iii) disability; or (iv) a specific date selected by the participant, and are normally paid in either a lump sum or in annual installments over 5, 10 or 15 years, whichever the participant has elected. With respect to the retention awards, the Company distributed one-fourth of the vested account balance on November 4, 2011, distributed one-third of the remaining account balance on November 5, 2012 and distributed the final remaining account balance on November 4, 2013. Distributions from the Company stock fund are made in the form of whole Common Shares, with the value of fractional Common Shares distributed in cash. Distributions from one of the mutual fund investments are made in cash in an amount equal to the number of mutual fund shares credited to the participant multiplied by the market value of those mutual fund shares.

Non-Qualified Deferred Compensation for 2013 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)		Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($) (6)(7)
James Hagedorn	57,435	52,500	446,020		—		1,946,207
Lawrence A. Hilsheimer	—	—	—		—		—
Barry W. Sanders	32,636	31,220	252,667	(4)	(420,328)	(5)	1,539,804
James R. Lyski	36,031	15,980	13,382		—		92,719
Denise S. Stump	17,500	13,455	309,231	(4)	(420,328)	(5)	1,438,222
Thomas R. Coleman	32,424	7,029	23,762		—		239,805
Vincent C. Brockman	—	—	257,387	(4)	(420,328)	(5)	1,161,448
David C. Evans	8,100	22,874	325,269	(4)	(420,328)	(5)	1,548,358
________________________

(1)	These amounts are also included in the Salary column numbers reported in the Summary Compensation Table.

(2)
These contributions are also included in the Deferred Compensation Plans column numbers reported in the table captioned “All Other Compensation.” Company Matching Contributions to the ERP for a particular calendar year are not allocated until the first quarter of the subsequent calendar year. As a result, amounts reflected in this column do not include the following estimated Company Matching Contributions with respect to NEO contributions that were made to the ERP between January 1, 2013 and September 30, 2013: Mr. Hagedorn, $39,935; Mr. Hilsheimer, $0; Mr. Sanders, $19,444; Mr. Lyski, $8,960; Ms. Stump, $5,250; Mr. Coleman, $2,381; Mr. Brockman, $0 and Mr. Evans, $0.

(3)
Represents aggregate earnings (losses) for the 2013 fiscal year allocated to each NEO’s account in accordance with the ERP. Under the terms of the ERP, each participant has the right to elect investment funds against which amounts allocated to such participant’s account under the ERP will be benchmarked. The investment funds include a Company stock fund and mutual funds that are substantially consistent with the investment options available under the RSP. Because there are no preferential earnings, these amounts are not reflected in the Summary Compensation Table.

(4)
Includes aggregate earnings of $257,382 attributed to the change in the value of the Company stock fund, which Mr. Sanders, Ms. Stump, Mr. Brockman and Mr. Evans each elected as the applicable benchmark fund for his or her retention award.

(5)
Reflects the value of the vested retention award account balance distributed on November 5, 2012. Pursuant to the terms of the Retention Award Agreement, the distribution consisted of 9,713.80 Common Shares, which had a value of $43.2712 on the date of distribution.

(6)
The account balances for Mr. Sanders, Ms. Stump, Mr. Brockman and Mr. Evans each include $1,112,711 in respect of the portion of the vested retention award balance that had not been distributed as of September 30, 2013.

(7)
Includes amounts reported as compensation in the Summary Compensation Table for the 2012 and 2011 fiscal years as follows: (a) Mr. Hagedorn, $138,947; (b) Mr. Hilsheimer, $0; (c) Mr. Sanders, $52,037; (d) Mr. Lyski, $0; (e) Ms. Stump, $25,550; (f) Mr. Coleman, $0; (g) Mr. Brockman, $14,369 and Mr. Evans, $46,113.

SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS

Introduction
None of our named executive officers currently has an employment agreement with the Company. Effective December 11, 2013, James Hagedorn has an executive severance agreement, defined as the Hagedorn Severance Agreement below, which superseded and terminated his then effective employment agreement. The Hagedorn Severance Agreement provides for certain compensation and benefits upon termination, which are described more fully below. Each of the NEOs currently employed by the Company other than Mr. Hagedorn is a participant in the Company’s Executive Severance Plan, the terms of which are described more fully below. David C. Evans’ resignation as Chief Financial Officer, effective February 8, 2013, did not trigger any severance compensation or benefits under the Executive Severance Plan, of which he was a participant. Vincent C. Brockman, who departed the Company effective July 10, 2013, is party to a separation agreement with the Company, defined as the Brockman Separation Agreement below, that addresses the payments and benefits to which Mr. Brockman is entitled in connection with his resignation. The terms of the Brockman Separation Agreement are summarized below.
Hagedorn Severance Agreement

On December 11, 2013, Scotts LLC entered into an executive severance agreement (the “Hagedorn Severance Agreement”) with James Hagedorn, the Company’s Chief Executive Officer. The Hagedorn Severance Agreement is effective as of December 11, 2013, and supersedes Mr. Hagedorn’s employment agreement dated as of May 19, 1995, as amended as of October 1, 2008 (the “Former Employment Agreement”). Mr. Hagedorn continues to serve as the Company’s Chief Executive Officer and Chairman of the Board, but, as with the Company’s other executive officers, no longer has an employment agreement.

In negotiating the Hagedorn Severance Agreement, the Compensation Committee believed Mr. Hagedorn’s Former Employment Agreement had become outdated and no longer reflected competitive market practices, nor provided the Company with the types of confidentiality, noncompetition and nonsolicitation protections that are provided by typical executive agreements. However, the Compensation Committee also recognized that Mr. Hagedorn enjoyed the benefits of favorable severance and other provisions under the Former Employment Agreement. The Compensation Committee sought, and Mr. Hagedorn was agreeable, to strike a reasonable balance between maintaining Mr. Hagedorn’s legacy severance benefits, while modernizing the form of agreement to better protect the Company’s interests and to be more consistent with the treatment of the Company’s other executive officers. Accordingly, the Hagedorn Severance Agreement substantially preserves the severance benefits that were provided under the Former Employment Agreement.

Under the Hagedorn Severance Agreement, in the event of termination by the Company without Cause (as defined therein) or by Mr. Hagedorn for Good Reason (as defined therein), Mr. Hagedorn’s severance payments (“Severance Payments”) will equal the sum of (i) a lump sum cash amount equal to three multiplied by the sum of (A) Mr. Hagedorn’s base salary in effect immediately prior to the circumstances giving rise to the notice of termination, plus (B) the highest annual bonus award paid to Mr. Hagedorn in respect of the three completed plan years preceding the termination date, (ii) to the extent permitted under each applicable plan or arrangement, a lump sum cash payment equal to Mr. Hagedorn’s accrued benefits as of the termination date under the Company’s pension plans, and (iii) a lump sum cash payment equal to the monthly premiums for a period of three years following the termination date that Mr. Hagedorn would incur if he continued coverage under applicable medical, disability and life insurance plans.

The Hagedorn Severance Agreement incorporates restrictive covenants in the form of a new Employee Confidentiality, Noncompetition, Nonsolicitation Agreement (the “Noncompetition Agreement”), which is substantially similar to the agreements with the Company’s other executive officers and is broader in scope and applicability than the noncompetition covenant in the Former Employment Agreement. As additional consideration to Mr. Hagedorn for expanding the conditions under which restrictive covenants will be enforceable, and subject to repayment upon certain defined circumstances, in the event of termination by the Company without Cause or by Mr. Hagedorn for Good Reason, the Hagedorn Severance Agreement provides that Mr. Hagedorn shall be entitled to a payment of $100,000 per month over 36 months (the “Noncompetition Payments”). Mr. Hagedorn would also be entitled to the Noncompetition Payments if he terminates his employment other than for Good Reason, and the Board, in its sole discretion, notifies Mr. Hagedorn that it intends to enforce the noncompetition restrictions set forth in the Noncompetition Agreement.

If Mr. Hagedorn is terminated for Cause, all restrictions in the Noncompetition Agreement would apply and no Severance Payments or Noncompetition Payments would be made.

Mr. Hagedorn would be ineligible for any Severance Payments or Noncompetition Payments if he does not execute, or he revokes, a release substantially in the form attached to the Hagedorn Severance Agreement.

In the event of any termination of Mr. Hagedorn’s employment, Mr. Hagedorn must immediately resign from any director or employee or officer positions that he holds with the Company Group (as defined below) other than his position as a member of the Board. In addition, if Mr. Hagedorn and his affiliates cease to own in the aggregate at least 5% of the voting power of the Company’s outstanding securities, Mr. Hagedorn must also immediately resign from the Board, if requested by the Board upon a termination of his employment by the Company for Cause.

The Hagedorn Severance Agreement includes a recapture right for incentive-based compensation that is not included in the Former Employment Agreement. To the extent required by applicable law and whether or not then employed, any incentive-based compensation, whether cash or equity, received within the three-year period preceding the event giving rise to a repayment requirement will be repaid or returned by Mr. Hagedorn, or the after tax value (to the extent permissible under applicable law) repaid in the event that any equity has then been sold. This repayment/return obligation applies only to cash compensation received or equity awards granted after the effective date of the Hagedorn Severance Agreement, except as otherwise required by applicable law.

The term “Cause” is defined in the Hagedorn Severance Agreement to mean that Mr. Hagedorn has (i) willfully and materially breached the terms of the Noncompete Agreement; (ii) engaged in willful misconduct that has materially injured the business of the Company; Scotts LLC; or any of their subsidiaries; or any affiliates of those entities, on a consolidated basis, with the Company or Scotts LLC, (collectively, the “Company Group”); (iii) willfully committed a material act of fraud or material breach of Mr. Hagedorn’s duty of loyalty to the Company Group; (iv) willfully and continually failed to attempt in good faith to perform Mr. Hagedorn’s duties under the Hagedorn Severance Agreement (other than any such failure resulting from Mr. Hagedorn’s incapacity due to physical or mental illness); or (v) been convicted, or pled guilty or nolo contendere for the commission of an act or acts constituting a felony under the laws of the United States or any state thereof.

The term “Good Reason” is defined in the Hagedorn Severance Agreement to mean, without Mr. Hagedorn’s consent, the existence of one or more of the following conditions: (i) the assignment to Mr. Hagedorn of any duties inconsistent with his status as a Chief Executive Officer of the Company or a substantial adverse alteration in the nature or status of Mr. Hagedorn’s responsibilities; (ii) a reduction by the Company of Mr. Hagedorn’s total direct compensation at target for a fiscal year in the aggregate, which is equal to the sum of Mr. Hagedorn’s base salary, Mr. Hagedorn’s target bonus opportunity, and the grant date value of any long term awards for such year, based on the standard grant practices of the Compensation Committee for such year, to an amount less than $5,328,000; (iii) the requirement by the Company that Mr. Hagedorn relocate his primary personal residence; (iv) the failure by the Company, without Mr. Hagedorn’s consent, to pay to Mr. Hagedorn any portion of Mr. Hagedorn’s current compensation, or to pay to Mr. Hagedorn any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven days of the date such compensation is due; (v) the failure by the Company to continue in effect any compensation or benefit plan in which Mr. Hagedorn is entitled to participate as of the effective date of the Hagedorn Severance Agreement or thereafter which is material to his total compensation, unless an equitable arrangement has been made with respect to such plan, or the failure by the Company to continue his participation therein (or in such substitute or alternative plan) on a basis not materially less favorable; (vi) the failure by the Company to continue to provide Mr. Hagedorn with benefits substantially similar to those enjoyed by him as of the effective date of the Hagedorn Severance Agreement or thereafter under any of the Company’s pension, life insurance, medical, health and accident, or disability plans in which he is entitled to participate, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Hagedorn of any material fringe benefit or perquisite that he enjoys, or the failure by the Company to provide Mr. Hagedorn with the number of paid vacation days to which he is entitled on an annual basis as of the effective date of the Hagedorn Severance Agreement; or (vii) any purported termination of Mr. Hagedorn’s employment without Cause that is not effected pursuant to a notice of termination. Mr. Hagedorn must provide written notice within 90 days of an event Mr. Hagedorn believes to be Good Reason and the Company is entitled to 30 days to cure after receipt of the Notice.

Executive Severance Plan

The Executive Severance Plan was approved by the Compensation Committee on May 4, 2011. Subject to the terms of the Executive Severance Plan, the Compensation Committee subsequently designated each of Mr. Hilsheimer, Mr. Sanders, Mr. Lyski, Ms. Stump and Mr. Coleman as eligible participants. Under the terms of the Executive Severance Plan, each participant will be eligible to receive severance benefits in the event his or her employment is terminated involuntarily without “Cause,” provided certain conditions are satisfied. The term “Cause” is defined in the Executive Severance Plan by reference to the Long-Term Incentive Plan (or any successor plan thereto), which currently defines “Cause” as: (a) the willful failure to substantially perform one’s duties as an employee (for reasons other than physical or mental illness) after reasonable notice of that failure; (b) misconduct that materially injures the Company or any subsidiary or affiliate; (c) conviction of, or entering into a plea of nolo contendere to, a felony; or (d) breach of any written covenant or agreement with the Company or any subsidiary or affiliate.

In order to receive benefits under the Executive Severance Plan, each of Mr. Hilsheimer, Mr. Sanders, Mr. Lyski and Ms. Stump (each a “Tier 1 Participant” and collectively the “Tier 1 Participants”) has executed a tier 1 participation agreement (the “Tier 1 Participation Agreement”), the form of which was approved by the Compensation Committee, and, upon termination, must execute a release agreement in favor of the Company. In order to receive benefits under the Executive Severance Plan, Mr. Coleman (the “Tier 2 Participant” and, together with the Tier 1 Participants, the “Participants” and each a “Participant”) has executed a tier 2 participation agreement (the “Tier 2 Participation Agreement” and together with the Tier 1 Participation Agreement, the “Participation Agreements” and each a “Participation Agreement”), the form of which was approved by the Compensation Committee, and, upon termination, must execute a release agreement in favor of the Company.

The Participation Agreement provides for the following severance benefits in the event a Participant’s employment is terminated involuntarily without Cause or the Participant resigns for “Good Reason”:

•
a continuation of base salary, in accordance with the Company’s normal payroll practices, for, in the case of a Tier 1 Participant, a period of 24 months after the date of termination, and in the case of a Tier 2 Participant, a period of 18 months after the date of termination (in each case, the “Severance Period”);

•	a prorated bonus for the plan year in which the termination occurs, to be paid if earned at the time the Company pays annual bonus awards generally; and

•
each month during the Severance Period, an amount equal to the excess of the then COBRA premium charged by the Company to terminated employees, over the premium charged to participants for the benefits in which they were enrolled at the effective date of termination (the “Benefits Offset Payment”).

All other benefits to which the Participant has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits. In addition to the foregoing, in the event termination occurs within two years following a “Change in Control” (as defined in the Executive Severance Plan), the Participant will also receive a payment equal to twice the Participant’s target bonus opportunity.

The Tier 1 Participation Agreement defines “Good Reason” as the existence of one or more of the following conditions without the Tier 1 Participant’s consent: (a) a material diminution in total direct compensation at target (meaning the sum of base salary, target bonus opportunity and the grant date value of long-term awards), other than as a result of (i) an across-the-board reduction for executives at the Tier 1 Participant’s level or (ii) a reduction in total direct compensation at target as a result of the Tier 1 Participant being in a performance improvement or disciplinary plan; or (b) a material diminution in authority, duties or responsibilities. Under the terms of the Tier 1 Participation Agreement, Good Reason exists only if the Company fails to cure the event giving rise to Good Reason within 30 days after receiving notice thereof from the Tier 1 Participant.

The Tier 2 Participation Agreement defines “Good Reason” as the existence of one or more of the following conditions without the Tier 2 Participant’s consent: (a) a material diminution (more than 20%) in total cash compensation at target (meaning the sum of base salary and target bonus opportunity), other than as a result of (i) an across-the-board reduction for executives at the Tier 2 Participant’s level or (ii) a reduction in total cash compensation at target as a result of the Tier 2 Participant being in a performance improvement or disciplinary plan; or (b) a material diminution in authority, duties or responsibilities. Under the terms of the Tier 2 Participation Agreement, Good Reason exists only if the Company fails to cure the event giving rise to Good Reason within 30 days after receiving notice thereof from the Tier 2 Participant.

Brockman Separation Agreement

Vincent C. Brockman resigned from the Company effective as of July 10, 2013. Mr. Brockman served as the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Ethics and Compliance Officer. On July 10, 2013, Scotts LLC executed a Separation Agreement and Release of All Claims (the “Brockman Separation Agreement”) with Mr. Brockman. The Brockman Separation Agreement addresses the payments and benefits to which Mr. Brockman is entitled in connection with his resignation.

Pursuant to the terms of the Brockman Separation Agreement, Scotts LLC pays or makes the following amounts and benefits available to Mr. Brockman on or after July 10, 2013: (a) severance pay equal to twenty-four months of salary, at Mr. Brockman’s regular monthly base pay, payable in accordance with Scotts LLC standard payroll procedures commencing on or after the first day of the seventh month beginning after July 10, 2013; (b) a one-time lump sum payment of $24,000 within 15 days of the effective date of the Brockman Separation Agreement for Mr. Brockman’s use in searching for employment; (c) for a period of 18 months, a benefits offset payment in an amount equal to the excess of the COBRA premium charged by the Company to terminated employees over the premium Mr. Brockman paid as an active employee; (d) a prorated annual bonus award equal to the amount Mr. Brockman would have received had he remained employed for the entire fiscal year, but prorated based upon the actual base salary paid to Mr. Brockman through July 10, 2013, payable no later than December 15, 2013; (e) transition pay in the form of a one-time lump sum payment of $178,000 within 15 days of the effective date of the Brockman Separation Agreement in exchange for Mr. Brockman’s agreement to provide transition support through September 30, 2013; (f) an additional one-time lump sum payment of $425,000 within 15 days of the effective date of the Brockman Separation Agreement for the purpose of facilitating Mr. Brockman’s sale of his current residence in Ohio, relocation to his prior home state of Florida, and other transitional costs; and (g) payment of legal fees in the amount of $10,000 incurred by Mr. Brockman in connection with the Brockman Separation Agreement.

The payments and benefits described above are the only amounts to which Mr. Brockman is entitled under the Brockman Separation Agreement (or any other agreement). He also remains entitled to any vested benefits he had as of July 10, 2013 under other benefit plans or programs maintained by the Company or its subsidiaries, including The Scotts Miracle-Gro Company Long-Term Incentive Plan, The Scotts Company LLC Retirement Savings Plan and The Scotts Company LLC Executive Retirement Plan, and any award agreements thereunder to which Mr. Brockman is a party.

The Brockman Separation Agreement, together with the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement previously executed by Mr. Brockman on May 11, 2006, which will continue in effect following his resignation, also contains various restrictive covenants, including covenants relating to noncompetition, confidentiality, cooperation and nonsolicitation.

PAYMENTS ON TERMINATION OF EMPLOYMENT AND/OR CHANGE IN CONTROL

The Company and its subsidiaries have entered into certain agreements and maintain certain plans that may provide compensation to the NEOs employed by Scotts LLC at fiscal year-end in the event of a termination of employment and/or a change in control of the Company and that have provided compensation to the NEOs no longer employed by the Company or its subsidiaries upon termination of employment.

Severance Arrangements: As described above in the section captioned “SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS,” none of our named executive officers currently has an employment agreement with the company. Effective December 11, 2013, James Hagedorn has an executive severance agreement, which we refer to as the Hagedorn Severance Agreement, which superseded and terminated his then effective employment agreement. Each of the NEOs currently employed by the Company other than Mr. Hagedorn is a participant in the Company’s Executive Severance Plan. David C. Evans’ resignation as Chief Financial Officer, effective February 8, 2013, did not trigger any severance compensation or benefits under the Executive Severance Plan, of which he was a participant. Vincent C. Brockman, who departed the Company effective July 10, 2013, is party to a separation agreement with the Company that we refer to as the Brockman Separation Agreement, which addresses the payments and benefits to which Mr. Brockman is entitled in connection with his resignation. The Hagedorn Severance Agreement and the Executive Severance Plan provide for severance and continued compensation and benefit eligibility as summarized in the table below (which assumes that the Hagedorn Severance Agreement, which was not in effect until December 11, 2013, was in effect as of September 30, 2013).

In addition to the compensation and benefits under the Hagedorn Severance Agreement and the Executive Severance Plan, all other benefits to which the Participant has a vested right as of the effective date of termination will be paid or provided according to the provisions of the plans or programs governing such benefits.

	Prior to CIC		Within 2 Years Following CIC
	Involuntary Without Cause or Voluntary With Good Reason	Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason
Salary Continuation:
CEO	3x base salary	None	3x base salary
All Other NEOs	1.5 - 2x base salary	None	1.5 - 2x base salary
Annual Incentive:
CEO	3x highest bonus paid in prior three years	Prorated target bonus	3x highest bonus paid in prior three years
All Other NEOs	Prorated annual bonus	Prorated target bonus	Prorated annual bonus, plus 2x target bonus
Welfare Benefits:
CEO	Coverage ends and CEO receives lump sum payment equal to the equivalent monthly premiums to continue medical, disability and life insurance for a period of three years	None	Coverage ends and CEO receives lump sum payment equal to the equivalent monthly premiums to continue medical, disability and life insurance for a period of three years
All Other NEOs	Coverage ends and NEO receives Benefits Offset Payment for 18 months	None	Coverage ends and NEO receives Benefits Offset Payment for 18 months
Non-Compete Payments:
CEO	$3.6 million, payable in $100,000 monthly installments	None	$3.6 million, payable in $100,000 monthly installments
All other NEOs	No additional compensation provided	None	No additional compensation provided

If an NEO terminates his or her employment voluntarily without Good Reason, other than for retirement, or such NEO’s employment is terminated for Cause, the NEO is not entitled to receive any additional base salary, annual incentive payment or welfare benefits. The specific obligations to each of the NEOs are detailed in the separate tables that follow.

Equity-Based Compensation Plans: As previously mentioned, grants of NSOs, SARs, RSUs and PUs are typically subject to three-year, time-based vesting. However, our equity-based compensation plans generally provide for accelerated vesting or forfeiture in certain situations, as indicated in the following table. These acceleration and forfeiture provisions apply to all participants under the equity-based compensation plans.

Termination Due to:	Unvested NSOs, SARs, RSUs and PUs
Retirement	Vest on date of termination

Death or Disability	Vest on date of termination

For Cause	Forfeited on date of termination

Any Other Reason	Forfeited on date of termination

Subsequent to Change in Control	Generally vest on date of termination, as described below

Retirement: A voluntary termination after a participant reaches age 55 with 10 years of service. As of September 30, 2013, Mr. Hagedorn and Ms. Stump satisfy the requirements for retirement eligibility.

Disability: A participant’s inability to perform his or her normal duties for a period of at least six months due to a physical or mental infirmity.

Treatment of Equity Awards Following a Change in Control: Upon a change in control of the Company, outstanding NSOs and SARs will be cancelled and the applicable NEO will receive cash in the amount of, or Common Shares having a fair market value equal to, the difference between the change in control price per Common Share and the exercise price per Common Share associated with the cancelled NSO or SAR; provided, however, such cancellation may not take affect if either: (a) the Compensation Committee determines prior to the change in control that immediately after the change in control, the

NSOs and SARs will be honored or assumed, or new awards with substantially equivalent value substituted, or (b) the NEO exercises, with the permission of the Compensation Committee, the NEO’s outstanding NSOs and SARs within 15 days of the date of the change in control.

Following a change in control, unvested RSUs will vest in full and all restrictions relating to such awards will lapse. The vested awards will be distributed, if not already held by a participant and to the extent applicable: (i) in a single lump-sum cash payment within 30 days following such change in control based on the change in control price or (ii) at the Compensation Committee’s discretion, in the form of whole Common Shares of the Company or shares of any successor company.

With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of the change in control, all performance periods will be accelerated to the date of the change in control and all outstanding awards will be distributed in a single lump sum cash payment within 30 days following such change in control based on the change in control price.

Termination of Employment and Change in Control — James Hagedorn

The following table describes the approximate payments that would be made to Mr. Hagedorn pursuant to the Hagedorn Severance Agreement or other plans or individual award agreements in the event of his termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2013, the last day of the 2013 fiscal year (and further assuming that the Hagedorn Severance Agreement, which was not in effect until December 11, 2013 was in effect on September 30, 2013). For further information concerning the outstanding equity-based awards held by Mr. Hagedorn as of September 30, 2013, see the table captioned “Outstanding Equity Awards at 2013 Fiscal Year-End.”

	Prior to CIC		Following CIC
Executive Benefits and Payments Upon Termination	Involuntary Without Cause or Voluntary With Good Reason	Due to Death or Disability	Involuntary Without Cause or Voluntary With Good Reason	CIC Only
Compensation:
Base Salary (3x annual base salary)	$3,300,000	$—	$3,300,000	$—
EIP — (1)	3,831,300	—	3,831,300	—
Equity-Based Compensation	—	—	—	—
Stock Options:
Unvested and accelerated (2)	1,231,219	1,231,219	1,231,219	1,231,219
Restricted Stock Units:
Unvested and Accelerated (3)	1,447,949	1,447,949	1,447,949	1,447,949
Dividend Equivalents (4)	61,504	61,504	61,504	61,504
Performance Units:
Unvested and Accelerated (5)	5,900,592	5,900,592	5,900,592	5,900,592
Dividend Equivalents (6)	150,493	150,493	150,493	150,493
Benefits and Perquisites:
Health & Welfare Benefits (7)	49,854	—	49,854	—
Accrued Retirement Benefits (fully vested):
Associates’ Pension Plan (8)	196,055	196,055	196,055	—
Excess Benefit Plan (9)	37,825	37,825	37,825	—
RSP (10)	1,964,804	1,964,804	1,964,804	—
ERP (10)	1,946,207	1,946,207	1,946,207	—
Other Payments:
Non-Compete Payments (11)	3,600,000	—	3,600,000	—
Total:	$23,717,802	$12,936,648	$23,717,802	$8,791,757
________________________

(1)	Lump-sum payment of cash severance benefit in an amount equal to three times the EIP payout for the 2013 fiscal year, the highest annual bonus paid in any of the three preceding years.

(2)
Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $55.03, the Common Share price as of September 30, 2013, and the respective exercise prices. Since Mr. Hagedorn is retirement eligible, all NSOs are subject to accelerated vesting upon termination for any reason other than for Cause.

(3)
Immediate vesting of all unvested RSUs, valued based on the Common Share price of $55.03 as of September 30, 2013. Since Mr. Hagedorn is retirement eligible, all RSUs are subject to accelerated vesting upon termination for any reason other than for Cause.

(4)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs. Since Mr. Hagedorn is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for Cause.

(5)
Reflects the January 20, 2012 and January 18, 2013 PUs, which are subject to the achievement of pre-defined performance criteria, as well as a three-year service based vesting requirement from the date of grant. Since Mr. Hagedorn is retirement eligible, the service-based vesting criteria is deemed to be satisfied, but the PUs remain subject to the performance criteria. Amounts reported assume the target level of performance is achieved for all PUs.

(6)
Immediate vesting of all deferred cash dividends and dividend equivalent associated with unvested PUs, and further assuming that the target level of performance is achieved for all PUs. Since Mr. Hagedorn is retirement eligible, the service-based vesting criteria is deemed to be satisfied.

(7)	Lump-sum payment equal to the equivalent monthly premiums to continue medical disability and life insurance for a period of three years.

(8)	Accrued benefits under the Associates’ Pension Plan, which are fully vested as of September 30, 2013 (and are not further enhanced or accelerated as a result of the potential termination event).

(9)	Accrued benefits under the Excess Pension Plan, which are fully vested as of September 30, 2013 (and are not further enhanced or accelerated as a result of the potential termination event).

(10)
Reflects respective account balance as of September 30, 2013, which is fully vested as of September 30, 2013 (and is not further enhanced or accelerated as a result of the potential termination event).

(11)
Per the Hagedorn Severance Agreement, Mr. Hagedorn will receive non-compete payments totaling $3.6 million, payable in $100,000 monthly installments over the three-year period following an involuntary termination by the Company without Cause, or a voluntary termination by Mr. Hagedorn for Good Reason (subject to Mr. Hagedorn executing a Release agreement as prescribed by the Company).

Termination of Employment and Change in Control — Mr. Hilsheimer, Mr. Sanders, Mr. Lyski, Ms. Stump
and Mr. Coleman

The following tables describe the approximate payments that would be made to each of the above-named NEOs pursuant to the Executive Severance Plan or other plans or individual award agreements in the event of termination of employment under the circumstances described below or in the event of a change in control of the Company, assuming such termination of employment or change in control took place on September 30, 2013, the last day of the 2013 fiscal year. For further information concerning the outstanding equity-based awards held by each of the above-named NEOs as of September 30, 2013, see the table captioned “Outstanding Equity Awards at 2013 Fiscal Year-End.”

No termination benefits are disclosed for Mr. Brockman or Mr. Evans since both separated from the Company on a voluntary basis without Good Reason. The compensation and benefits to which Mr. Brockman is entitled are set forth in the Brockman Separation Agreement, which is summarized above under the section captioned “SEVERANCE AND CHANGE IN CONTROL (CIC) ARRANGEMENTS — Brockman Separation Agreement.”

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason:

Executive Benefits and Payments Upon Termination	Mr. Hilsheimer		Mr. Sanders	Mr. Lyski	Ms. Stump		Mr. Coleman
Compensation:
Base Salary (1)	$1,300,000		$1,420,000	$1,020,000	$880,000		$577,500
EIP — Pro Rata Actual Payout (2)	455,000		568,000	280,500	242,000		192,500
EIP — Target Payout	—		—	—	—		—
Equity-Based Compensation	—		—	—	—		—
Stock Options:
Unvested and Accelerated	—		—	—	127,484	(3)	—
Restricted Stock Units:
Unvested and Accelerated	1,797,555	(4)	—	—	144,839	(6)	513,595	(4)
Dividend Equivalents	24,907	(5)	—	—	6,152	(7)	7,116	(5)
Performance Units:
Unvested and Accelerated	—		—	—	637,743	(8)	—
Dividend Equivalents	—		—	—	15,992	(9)	—
Benefits and Perquisites:
Benefits Offset Payment (10)	18,466		18,477	18,477	13,488		18,473
Accrued Retirement Benefits:
RSP (11)	47,532		483,518	106,615	655,370		551,259
ERP (11)	—		1,539,804	92,719	1,438,222		239,805
ERP — Retention Award (12)	—		1,112,711	—	1,112,711		—
Total:	$3,643,460		$5,142,510	$1,518,311	$5,274,001		$2,100,248

________________________

(1)	Reflects salary continuation payments equal to 1.5 times the annual base salary rate for Mr. Coleman and 2 times the annual base salary rate for all other NEOs.

(2)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(3)
Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $55.03, the Common Share price as of September 30, 2013, and the respective exercise prices. Since Ms. Stump is retirement eligible, all NSOs are subject to accelerated vesting upon termination for any reason other than for cause.

(4)
With respect to Mr. Hilsheimer, immediate vesting of April 1, 2013 RSUs and with respect to Mr. Coleman, immediate vesting of May 8, 2013 RSUs only (in both cases valued based on the Common Share price of $55.03 as of September 30, 2013).

(5)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs.

(6)
Immediate vesting of all unvested RSUs valued based on the Common Share price of $55.03 as of September 30, 2013. Since Ms. Stump is retirement eligible, all RSUs are subject to accelerated vesting upon termination for any reason other than for Cause.

(7)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs. Since Ms. Stump is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for Cause.

(8)
Immediate vesting of all unvested PUs, valued based on the Common Share price of $55.03 as of September 30, 2013. The PUs are subject to the achievement of the pre-defined performance criteria as well as a three-year service-based vesting requirement from the date of grant. Amounts reported assume the target level of performance is achieved for all PUs. Since Ms. Stump is retirement eligible, the service-based vesting criteria is deemed to be satisfied, but the PUs remain subject to the performance criteria.

(9)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested PUs. Since Ms. Stump is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for Cause.

(10)
An amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2013; calculated for a period of 18 months.

(11)
Reflects respective account balances as of September 30, 2013, which are fully vested as of September 30, 2013 (and are not further enhanced or accelerated as a result of the potential termination event).

(12)
Reflects the fair market value of the undistributed portion of the retention award account in the ERP as of September 30, 2013, which is fully vested (and is not further enhanced or accelerated as a result of the potential termination event).

Termination Due to Death or Disability:

Executive Benefits and Payments Upon Termination	Mr. Hilsheimer	Mr. Sanders	Mr. Lyski	Ms. Stump	Mr. Coleman
Compensation:
Base Salary	$—	$—	$—	$—	$—
EIP — Pro Rata Actual Payout (1)	455,000	568,000	280,500	242,000	192,500
EIP — Target Payout	—	—	—	—	—
Equity-Based Compensation	—	—	—	—	—
Stock Options:
Unvested and Accelerated (2)	—	485,684	88,683	127,484	107,622
Restricted Stock Units:
Unvested and Accelerated (3)	1,797,555	571,597	730,248	144,839	1,195,472
Dividend Equivalents (4)	24,907	24,280	26,631	6,152	27,335
Performance Units:
Unvested and Accelerated (5)	—	2,787,159	706,641	637,743	145,609
Dividend Equivalents (6)	—	68,456	17,532	15,992	6,185
Benefits and Perquisites:
Benefits Offset Payment	—	—	—	—	—
Accrued Retirement Benefits:
RSP(7)	47,532	483,518	106,615	655,370	551,259
ERP(7)	—	1,539,804	92,719	1,438,222	239,805
ERP — Retention Award (8)	—	1,112,711	—	1,112,711	—
Total:	$2,324,994	$7,641,209	$2,049,569	$4,380,513	$2,465,787

________________________

(1)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(2)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $55.03, the Common Share price as of September 30, 2013, and the respective exercise prices.

(3)	Immediate vesting of all unvested RSUs valued based on the Common Share price of $55.03 as of September 30, 2013.

(4)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs.

(5)
Immediate vesting of all unvested PUs, valued based on the Common Share price of $55.03 as of September 30, 2013. The PUs are subject to the achievement of the pre-defined performance criteria as well as a three-year service-based vesting requirement from the date of grant. Amounts reported assume the target level of performance is achieved for all PUs.

(6)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested PUs. Amounts reported assume the target level of performance is achieved for all PUs.

(7)
Reflects respective account balances as of September 30, 2013, which are fully vested as of September 30, 2013 (and are not further enhanced or accelerated as a result of the potential termination event).

(8)
Reflects the fair market value of the undistributed portion of the retention award account in the ERP as of September 30, 2013, which is fully vested (and is not further enhanced or accelerated as a result of the potential termination event).

Involuntary Termination Without Cause, or Voluntary Termination by NEO With Good Reason (within 2 years following CIC):

Executive Benefits and Payments Upon Termination	Mr. Hilsheimer	Mr. Sanders	Mr. Lyski	Ms. Stump	Mr. Coleman
Compensation:
Base Salary (1)	$1,300,000	$1,420,000	$1,020,000	$880,000	$577,500
EIP — Pro Rata Actual Payout (2)	455,000	568,000	280,500	242,000	192,500
EIP — Target Payout (3)	910,000	1,136,000	561,000	484,000	288,750
Equity-Based Compensation	—	—	—	—	—
Stock Options:
Unvested and Accelerated (4)	—	485,684	88,683	127,484	107,622
Restricted Stock Units:
Unvested and Accelerated (5)	1,797,555	571,597	730,248	144,839	1,195,472
Dividend Equivalents (6)	24,907	24,280	26,631	6,152	27,335
Performance Units:
Unvested and Accelerated (7)	—	2,787,159	706,641	637,743	145,609
Dividend Equivalents (8)	—	68,456	17,532	15,992	6,185
Benefits and Perquisites:
Benefits Offset Payment (9)	18,466	18,477	27,716	13,488	18,473
Accrued Retirement Benefits:
RSP (10)	47,532	483,518	106,615	655,370	551,259
ERP (10)	—	1,539,804	92,719	1,438,222	239,805
ERP — Retention Award (11)	—	1,112,711	—	1,112,711	—
Total:	$4,553,460	$10,215,686	$3,658,285	$5,758,001	$3,350,510

________________________

(1)	Reflects salary continuation payments equal to 1.5 times the annual base salary rate for Mr. Coleman and 2 times the annual base salary for all other NEOs.

(2)	Lump-sum payment in an amount equal to a prorated annual bonus award, assuming the EIP paid out at 100% of target, and further assuming each NEO was employed throughout the entire fiscal year.

(3)	An amount equal to one and one-half times the annual target bonus opportunity for Mr. Coleman and two times the annual target bonus opportunity for all other NEOs.

(4)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $55.03, the Common Share price as of September 30, 2013, and the respective exercise prices.

(5)	Immediate vesting of all unvested RSUs valued based on the Common Share price of $55.03 as of September 30, 2013.

(6)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs.

(7)
Immediate vesting of all unvested PUs, valued based on the Common Share price of $55.03 as of September 30, 2013. The PUs are subject to the achievement of the pre-defined performance criteria as well as a three-year service-based vesting requirement from the date of grant. Amounts reported assume the target level of performance is achieved for all PUs. Since Ms. Stump is retirement eligible, the service-based vesting criteria is deemed to be satisfied, but the PUs remain subject to the performance criteria.

(8)
Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested PUs. Amounts reported assume the target level of performance is achieved for all PUs. Since Ms. Stump is retirement eligible, all deferred cash dividends are subject to accelerated vesting upon termination for any reason other than for Cause.

(9)
An amount equal to the excess of the current COBRA premium charged by the Company to terminated employees over the premium charged to active employees as of September 30, 2013; calculated for a period of 18 months.

(10)
Reflects respective account balances as of September 30, 2013, which are fully vested as of September 30, 2013 (and are not further enhanced or accelerated as a result of the potential termination event).

(11)
Reflects the fair market value of the undistributed portion of the retention award account as of September 30, 2013, which is fully vested (and is not further enhanced or accelerated as a result of the potential termination event).

Change in Control Only (no termination):

Executive Benefits and Payments Upon Termination	Mr. Hilsheimer	Mr. Sanders	Mr. Lyski	Ms. Stump	Mr. Coleman
Compensation:
Base Salary	$—	$—	$—	$—	$—
EIP — Pro Rata Actual Payout	—	—	—	—	—
EIP — Target Payout (1x or 2x target)	—	—	—	—	—
Equity-Based Compensation	—	—	—	—	—
Stock Options:
Unvested and Accelerated(1)	—	485,684	88,683	127,484	107,622
Restricted Stock Units:
Unvested and Accelerated(2)	1,797,555	571,597	730,248	144,839	1,195,472
Dividend Equivalents(3)	24,907	24,280	26,631	6,152	27,335
Performance Units:
Unvested and Accelerated(2)	—	2,787,159	706,641	637,743	145,609
Dividend Equivalents(3)	—	68,456	17,532	15,992	6,185
Benefits and Perquisites:
Benefits Offset Payment	—	—	—	—	—
Accrued Retirement Benefits:
RSP	—	—	—	—	—
ERP	—	—	—	—	—
ERP — Retention Award	—	—	—	—	—
Total:	$1,822,462	$3,937,176	$1,569,735	$932,210	$1,482,223

________________________

(1)	Immediate vesting of all outstanding and unvested stock options, valued based on the difference between $55.03, the Common Share price as of September 30, 2013, and the respective exercise prices.

(2)
Immediate vesting of all unvested RSUs and PUs, valued based on the Common Share price of $55.03 as of September 30, 2013. Amounts reported assume that the target level of performance is achieved for all PUs.

(3)	Immediate vesting of all deferred cash dividends and dividend equivalents associated with unvested RSUs and PUs. Amounts reported assume that the target level of performance is achieved for all PUs.

Employee Confidentiality, Noncompetition, Nonsolicitation Agreements

Mr. Hilsheimer, Mr. Sanders, Mr. Lyski, Ms. Stump, Mr. Coleman, Mr. Brockman and Mr. Evans are each parties to an employee confidentiality, noncompetition, nonsolicitation agreement with Scotts LLC (the “Non-Compete Agreement”), pursuant to which each executive officer (or former executive officer) has agreed to maintain the confidentiality of any “confidential information” (as that term is defined in the Non-Compete Agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for the individual’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The Non-Compete Agreement also contains provisions that prevent the individual party to it from engaging in specified competitive and solicitation activities during his or her employment with Scotts LLC and its affiliates, and for an additional two years thereafter. Failure to abide by the terms of the Non-Compete Agreement will result in forfeiture of any future payment under the EIP and will oblige the individual to return to Scotts LLC any monies paid to him or her under the EIP within the three years prior to breach.

Mr. Hagedorn’s former employment agreement with Scotts LLC subjected him to confidentiality, noncompetition and nonsolicitation obligations that are similar to those set forth in the Non-Compete Agreements, but only in the event of termination for Cause. In connection with executing the Hagedorn Severance Agreement on December 11, 2013, Mr. Hagedorn became a party to an employee confidentiality, noncompetition, nonsolicitation agreement with Scotts LLC (the “Hagedorn Non-Compete Agreement”), pursuant to which Mr. Hagedorn has agreed to maintain the confidentiality of any “confidential information” (as that term is defined in the Hagedorn Non-Compete Agreement) of Scotts LLC and its affiliates and not to directly or indirectly disclose or reveal confidential information to any person or use confidential information for Mr. Hagedorn’s own personal benefit or for the benefit of any person other than Scotts LLC and its affiliates. The Hagedorn Non-Compete Agreement also contains provisions that prevent Mr. Hagedorn from engaging in specified competitive and solicitation activities during his employment with Scotts LLC and its affiliates, and for an additional three years thereafter. As additional consideration for entering into the Hagedorn Severance Agreement, which incorporates the Hagedorn Non-Compete Agreement, Mr. Hagedorn is entitled to receive non-compete payments totaling $3.6 million, payable in $100,000 monthly installments over the three year restrictive period. However, the non-compete payments are only payable in the following situations: (1) in the event Mr. Hagedorn’s employment is terminated involuntarily without Cause, (2) in the event Mr. Hagedorn voluntarily terminates his employment with Good Reason, or (3) in the event Mr. Hagedorn voluntarily terminates his employment without Good Reason, provided the Board of Directors notifies Mr. Hagedorn that it intends to enforce the restrictive covenants. Failure to abide by the terms of the Hagedorn Non-Compete Agreement will result in forfeiture of any remaining non-compete payments, if applicable, and the repayment of any prior non-compete payments received by Mr. Hagedorn pursuant to the terms of the Hagedorn Severance Agreement. Failure to abide by the terms of the Hagedorn Non-Compete Agreement will also result in forfeiture of future payment under the EIP and will oblige Mr. Hagedorn to return to Scotts LLC any monies paid to him under the EIP within the three years prior to breach.

PROPOSAL NUMBER 2

ADVISORY VOTE ON THE COMPENSATION OF
THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires us to provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this Proxy Statement. This proposal is commonly referred to as the “Say-on-Pay” vote.

Our compensation programs are intended to align our NEOs’ interests with those of our shareholders by rewarding performance that meets or exceeds the goals the Compensation Committee establishes with the objective of increasing shareholder value. Our Compensation Discussion and Analysis (CD&A), which begins on page 23 of this Proxy Statement, provides extensive detail regarding our compensation philosophy and objectives, the elements of executive compensation and our compensation practices. We encourage you to review the CD&A before voting on this proposal.

Highlights of our compensation philosophy and program for the 2013 fiscal year include the following:

•
Performance-Based Pay: Consistent with our pay-for-performance philosophy, approximately 80% of the annual compensation opportunity for our CEO was delivered in the form of variable pay tied to financial performance. For our President and Chief Operating Officer, approximately 75% of his pay opportunity is tied to variable pay opportunities and for our other NEOs, variable pay represents approximately 60% of their pay opportunity.

•	No Gross-Ups: We do not provide gross-up payments, other than those relating to relocation-related benefits. We paid no gross-up payments to our NEOs during the 2013 fiscal year.

•
Clawback Provisions: Our Executive Compensation Recovery Policy allows the Company to recover annual incentive award payments and equity award distributions in the event of a required accounting restatement due to material non-compliance with any financial reporting requirements.

•
Significant Stock Ownership: Each of our NEOs is expected to maintain a significant amount of his or her accumulated wealth in the form of Common Shares. The ownership guidelines for our NEOs range from 3 to 10 times base salary.

•	Independent Consultants: Our Compensation Committee engages an independent consultant to advise with respect to executive compensation levels and practices.

•
Use of Tally Sheets: Our Compensation Committee uses tally sheets in order to obtain a perspective on the overall level of executive compensation and wealth accumulation, the relationship between short-term and long-term compensation elements and how each element relates to our compensation philosophy and guiding principles.

•
Compensation Risk Assessment: The Company conducted an annual review of its compensation programs for the 2013 fiscal year and concluded that the compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

•
Independent Compensation Committee: Each member of our Compensation Committee satisfies the applicable independence requirements set forth in the NYSE Rules and under Rule 10C-1 promulgated by the SEC under the Exchange Act. Each member of our Compensation Committee also qualifies as an outside director for purposes of IRC § 162(m) and as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

The Say-on-Pay vote is not intended to address any specific element of compensation, but rather provides shareholders an opportunity to express their views regarding the overall compensation of our NEOs and our executive compensation philosophy and objectives, guiding principles, policies and practices.

Recommendation and Vote

For the reasons set forth above, the Company is asking its shareholders to support the compensation of the NEOs as set forth in this Proxy Statement by approving the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnote and narrative disclosures accompanying the tables.”

To be approved, this proposal requires the affirmative vote of holders of a majority of the Company’s Common Shares that are voted on the proposal, which means the votes cast “For” the proposal must exceed the votes cast “Against” the proposal. Abstentions and broker non-votes will be treated as votes cast “Against” the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

We highly value the opinions of our shareholders. Accordingly, although the vote is advisory only and not binding on the Company or the Board, the Compensation Committee will consider the outcome of the Say-on-Pay vote in connection with future executive compensation decisions.

PROPOSAL NUMBER 3

APPROVAL OF AMENDMENT AND RESTATEMENT OF
THE SCOTTS COMPANY LLC
AMENDED AND RESTATED EXECUTIVE INCENTIVE PLAN

Proposal

We seek shareholder approval of the amendment and restatement of The Scotts Company LLC Executive Incentive Plan (the “Plan”), which was adopted, subject to the approval of shareholders, by the Compensation and Organization Committee of the Board of Directors on December 16, 2013.

The Compensation Committee oversees the operation of the Plan, including approval of the plan design, performance objectives and payout targets for each fiscal year, and attempts to qualify the underlying payouts as performance-based compensation for purposes of IRC § 162(m) in order to maximize the tax deductibility of such compensation for the Company. Among the requirements under IRC § 162(m), the shareholders must approve the maximum amount of compensation that can be paid to any participant in any fiscal year, and, at least once every five years, approve the performance measures (by a majority vote) that may be used for purposes of determining incentive payouts. Currently, the Plan states that the maximum amount of compensation that can be paid to any participant in any fiscal year is $2.5 million. The current plan limit is insufficient to provide a full tax deduction under the requirements of IRC § 162(m) in the event of a maximum incentive payout to the Company’s Chief Executive Officer, which, based on his current salary level and target incentive opportunity, would be $3.025 million for the 2014 fiscal year. Therefore, we seek shareholder approval of the amendment and restatement of the Plan to, among other things, increase the maximum payout amount from $2.5 million to $6.0 million to assure deductibility of incentive payouts to the CEO and other participants.

In addition to the proposal to increase the maximum award payment as stated above, the proposed amendment and restatement of the Plan includes the following changes to the terms of the Plan now in effect:

•
Delegation of Authority. The amendment and restatement authorizes the Compensation Committee, in its discretion, to delegate authority to one or more “Executive Officers,” i.e., any Executive Vice President or more senior level officer of the Company, to administer the plan with respect to participants who are not Executive Officers.

•
More Flexible Award Structure. The amendment and restatement provides greater flexibility in designing the terms of the awards that may be made each year. Awards may, but are no longer required to, include each of the following: (i) a corporate net income funding trigger, (ii) up to five of the performance measures identified in the Plan, (iii) an earnings “multiplier” and (iv) a weighting of the performance measures for each participant or group of participants to reflect the relative contributions that the participant or group of participants may make to those results.

•
Eligibility. The amendment and restatement states that Executive Officers are eligible to participate in the Amended Plan and that associates holding the position of manager or a more senior position may be selected to participate.

•
Clawback or Recoupment Policies. The amendment and restatement provides that all awards under the Plan are subject to any applicable Company clawback or recoupment policies that may be implemented by the Company from time to time.

We refer to the Plan, as modified by the proposed amendment and restatement, as the “Amended Plan.” A copy of the Amended Plan is attached to this proxy statement as Annex A. The Amended Plan will become effective only if it is approved by our shareholders.

Background

Like the current Plan, the Amended Plan is intended to give participants the opportunity to earn compensation that qualifies as “performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Under Section 162(m), compensation that is paid to our Chief Executive Officer and the other three most highly compensated executive officers (other than our Chief Financial Officer) generally is not deductible for federal income tax purposes to the extent that the compensation paid to the executive officer exceeds $1,000,000. Compensation that qualifies as “performance based” is deductible without regard to the Section 162(m) limit. The Amended Plan is being submitted to shareholders for approval so awards paid under the Amended Plan can qualify as performance based compensation under Section 162(m). Approval of the Amended Plan by the shareholders also will be approval of the material terms of the Amended Plan including the performance measures identified therein and the eligibility terms of the Amended Plan.

Purpose

As with the current Plan, the objectives of the Amended Plan are to provide meaningful financial incentives that are consistent with and supportive of the Company’s corporate strategies and objectives; to encourage team effort toward the achievement of corporate financial and strategic goals aligned with our shareholders and customers and to contribute toward a competitive compensation program for participants. The Amended Plan seeks to accomplish these objectives by providing annual cash awards to the executives and managers of the Company based on the Company’s achievement of established financial targets.

The Company first adopted the Plan in 2001. The Plan has been amended and restated since its adoption and was approved by shareholders in 2006. In 2011, the shareholders approved material terms of the performance criteria under the Plan. The Company believes that since its adoption the Plan has promoted the objectives described above and that the Amended Plan will continue to promote those objectives.

The following is a brief summary of the material features of the Amended Plan, with significant differences from the current Plan identified where applicable. This summary (and the bullet list above of changes reflected in the Amended Plan)

are qualified in their entirety by reference to the full text of the Amended Plan. All capitalized terms which are not defined in this summary are defined in the Amended Plan.

Summary of the Amended Plan

Administration

The Compensation Committee is responsible for administering the Amended Plan. The Compensation Committee has complete authority to administer and interpret the Amended Plan. The Compensation Committee will, consistent with the terms of the Amended Plan, determine whether an associate will participate in the Amended Plan. The Compensation Committee also will establish the terms of each award including the selection of the performance measures that will apply to each award, the performance objectives that must be achieved in order for a participant to receive an incentive payment under the Amended Plan and the incentive payment that a participant may earn under an award.

The current Plan is proposed to be amended to authorize the Compensation Committee, in its discretion, to delegate certain of its authority and responsibilities under the Amended Plan. The Compensation Committee may appoint one or more Executive Officers to act as its delegate and to make all of the determinations under the Amended Plan that are authorized by the delegation. However, the Compensation Committee may not delegate any of its authority or responsibility with respect to any participant who is an Executive Officer.

The Amended Plan and this summary use the term “Administrator” to refer to both the Compensation Committee and its delegate, to the extent of any delegation.

Eligibility and Participation

The current Plan provides that all managers and more senior level associates of the Company and its affiliates are eligible to participate upon approval by the Compensation Committee. As proposed, the Amended Plan states that each Executive Officer will participate in the Amended Plan and managers and more senior level associates who are not Executive Officers will participate upon approval of the Administrator.

Unless otherwise determined by the Administrator, participants must be actively employed in an eligible job/position for at least thirteen consecutive weeks during the Company’s fiscal year. Similarly, unless otherwise determined by the Administrator, a participant must be employed on the last day of the fiscal year to be eligible to receive an incentive award payment. Participants whose employment terminates during the fiscal year (other than in cases of retirement) will not be eligible for an incentive award payment unless the Administrator determines that a payment will be made.

Description of Awards

The Amended Plan allows participants to earn cash awards that are designed to recognize and reward performance against established financial targets. The Administrator establishes the financial targets and the potential incentive award payments. The financial targets may be dependent upon the Company achieving a net income threshold, also referred to as the “funding trigger,” below which no incentives will be paid to any participant. The design of the Amended Plan also includes stating the financial targets in terms of one or more of the performance measures (described below) identified in the Amended Plan. An earnings “multiplier,” which modifies the performance results against all other goals in order to reinforce the importance of earnings, also may be used. The Amended Plan also allows the Administrator to weight or tailor the performance measures for each particular group or unit of participants to reflect the relative contribution that the group or unit can make to those results.

The performance measures that may be used to measure performance during the period established by the Administrator shall be the following: net earnings or net income (before or after taxes); earnings per share (basic or diluted); net sales or revenue growth; net operating profit; return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue); cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); earnings before or after taxes, interest, depreciation, and/or amortization; gross or operating margins; productivity ratios; share price (including, but not limited to, growth measures and total shareholder return); expense targets; margins; operating efficiency; market share; customer satisfaction/service; product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns; working capital targets; economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); developing new products and lines of revenue; reducing operating expenses; developing new markets; meeting completion schedules; developing and managing relationships with regulatory and other governmental agencies; managing cash; managing claims against the Company, including litigation; and identifying and completing strategic acquisitions. Any performance measure(s) may be used to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Administrator may deem appropriate, or any of the above performance measures as compared to the performance of a group of comparator companies, or published or special index that the Administrator, in its sole discretion, deems appropriate.

As required by Section 162(m), the Amended Plan states the maximum amount of compensation that can be paid to any participant in any fiscal year. The individual limit in the Amended Plan is $6.0 million, an increase from the current Plan limit of $2.5 million. Any amount earned under the Amended Plan will be paid in cash no later than the 15th day of the third month following the close of the applicable fiscal year.

Unless the Compensation Committee determines otherwise, each participant in the Amended Plan must execute an Employee Confidentiality, Noncompetition and Nonsolicitation Agreement as a condition of participation. If a participant breaches that agreement, the participant will forfeit any future payment under the Amended Plan and can be required to return to the Company any monies paid to the participant under the Plan or Amended Plan within three years prior to the breach. The Amended Plan changes the current Plan to also require repayment of any awards if repayment is required under an applicable Company clawback or recoupment policy that the Company implements from time to time.

Amendment and Termination

The Company may suspend or terminate the Amended Plan by action of the Board. The Board also may amend the Amended Plan, subject to any requirement of applicable law or stock exchange requirement that the amendment be approved by shareholders.

Plan Benefits

The exact amount of future awards under the Amended Plan, if any, that will be received by the Company’s eligible Executive Officers is at the discretion of the Compensation Committee and dependent upon the future performance of the Company, and therefore cannot be determined at this time. The following sets forth the amounts paid under the current Plan to the Company’s Executive Officers, as a group; and other participants who are not executive officers, as a group, in respect of 2013 fiscal year performance:

Group	Dollar Value of Award

Executive Officer Employee Group (8 individuals)	$3,495,759
Non-Executive Officer Employee Group (16 individuals)	$2,344,705

Recommendation and Vote

The affirmative vote of holders of a majority of the Company’s Common Shares that are voted on the proposal to approve the Amended Plan is necessary to approve the Amended Plan. Under applicable NYSE Rules, broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and will have the effective of a vote “Against” the proposal.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED PLAN.

PROPOSAL NUMBER 4

RATIFICATION OF THE SELECTION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) has served as the Company’s independent registered public accounting firm since 2005 and audited the Company’s consolidated financial statements as of and for the fiscal year ending September 30, 2013, and the Company’s internal control over financial reporting as of September 30, 2013. The Audit and Finance Committee is directly responsible for the selection of the Company’s independent registered public accounting firm and has selected Deloitte to audit the Company’s consolidated financial statements for the fiscal year ending September 30, 2014. Although it is not required to do so, the Board has determined to submit the Audit and Finance Committee’s selection of the independent registered public accounting firm to the Company’s shareholders for ratification as a matter of good corporate governance. In the event that the Audit and Finance Committee’s selection of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014 is not ratified by the holders of a majority of the Common Shares represented at the Annual Meeting (with an abstention being treated the same as a vote “Against”), the Audit and Finance Committee will evaluate such shareholder vote when considering the selection of an independent registered public accounting firm for the fiscal year ending September 30, 2015. Even if the selection of Deloitte is ratified, the Audit and Finance Committee, in its discretion, could decide to terminate the engagement of Deloitte and to engage another independent registered public accounting firm if the Audit and Finance Committee determines such action is necessary or desirable.

Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

YOUR BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE RECOMMEND THAT YOU VOTE FOR RATIFICATION OF THE AUDIT AND FINANCE COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2014.

AUDIT AND FINANCE COMMITTEE MATTERS

In accordance with applicable SEC Rules, the Audit and Finance Committee has issued the following report:

Report of the Audit and Finance Committee for the 2013 Fiscal Year

Role of the Audit and Finance Committee, Independent Registered Public Accounting Firm and Management

The Audit and Finance Committee consists of four directors, each of whom satisfies the applicable independence requirements set forth in the NYSE Rules and under SEC Rule 10A-3, and operates under a written charter adopted by the Board. A copy of the Audit and Finance Committee charter is posted under the “Corporate Governance” link on the Company’s Internet website at http://investor.scotts.com.

The role of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States. The Audit and Finance Committee is responsible for the appointment, compensation and oversight of the work of the Company’s independent registered public accounting firm.

In the performance of its oversight function, the Audit and Finance Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit and Finance Committee also has discussed with the independent auditors the matters required to be discussed by PCAOB AU 380, Communication With Audit Committees. In addition, the Audit and Finance Committee has received from the independent auditors the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence regarding the independent auditors’ communications with the Audit and Finance Committee concerning independence, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit and Finance Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s Chief Internal Auditor, who is accountable to the Audit and Finance Committee. The Audit and Finance Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit and Finance Committee met with the Chief Financial Officer and other executive officers of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Audit and Finance Committee Recommendation

Based on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2013 Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year 2013 for filing with the SEC.

Submitted by the Audit and Finance Committee of the Board of Directors of the Company:

Stephanie M. Shern, Chair
Alan H. Barry
Stephen L. Johnson
Nancy G. Mistretta

Fees of the Independent Registered Public Accounting Firm

Audit Fees

The aggregate audit fees billed by Deloitte, including expenses, for the 2013 fiscal year and the 2012 fiscal year were approximately $2,486,000 and $2,781,000, respectively. These amounts included fees for professional services rendered by Deloitte in connection with: (1) its audit of the Company’s consolidated financial statements, (2) its audit of the effectiveness of the Company’s internal control over financial reporting and (3) its review of the unaudited consolidated interim financial statements included in the Company’s Quarterly Reports on Form 10-Q, as well as fees for services performed in connection with consents related to SEC registration statements and reports related to statutory audits.

Audit-Related Fees

The aggregate fees for audit-related services rendered by Deloitte, including expenses, for the 2013 fiscal year and the 2012 fiscal year were approximately $300,000 and $334,000, respectively. The fees under this category related to: (1) internal control review projects, (2) audits of employee benefit plans, (3) assistance regarding Section 404 of the Sarbanes-Oxley Act of 2002 and (4) due diligence services related to potential dispositions and similar activities.

Tax Fees

The aggregate fees for tax services rendered by Deloitte, including expenses, for the 2013 fiscal year and the 2012 fiscal year were approximately $119,000 each year. Tax fees related to tax compliance and advisory services and assistance with tax audits.

All Other Fees

The aggregate fees for non-audit services rendered by Deloitte for the 2013 fiscal year were approximately $179,000. The fees under this category related to assistance with devolving a water platform strategy connected to future product development. No such non-audit services were rendered by Deloitte for the 2012 fiscal year.

Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

None of the services described under the headings “Audit-Related Fees,” “Tax Fees” or “All Other Fees” above were approved by the Audit and Finance Committee pursuant to the waiver procedure set forth in 17 C.F.R. § 210.2-01(c)(7)(i).

The Audit and Finance Committee’s “Policies and Procedures Regarding Approval of Services Provided by the Independent Registered Public Accounting Firm” are set forth below.

THE SCOTTS MIRACLE-GRO COMPANY
THE AUDIT AND FINANCE COMMITTEE
POLICIES AND PROCEDURES REGARDING APPROVAL OF SERVICES
PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent registered public accounting firm. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit and Finance Committee and the independent registered public accounting firm.

The Scotts Miracle-Gro Company (together with its consolidated subsidiaries, “the Company”) recognizes that the independent registered public accounting firm possesses a unique knowledge of the Company and can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth policies, guidelines and procedures to be followed by the Company when retaining the independent registered public accounting firm to perform audit and non-audit services.

Policy Statement

All services provided by the independent registered public accounting firm, including audit services, audit-related services, non-audit services, tax services and program and subscription services, must be pre-approved by the Audit and Finance Committee or a designated member of the Audit and Finance Committee (“Designated Member”). Pre-approval may be of classes of permitted services, such as “audit services,” “merger and acquisition due diligence services” or similar broadly defined predictable or recurring services. Such classes of services could include the following illustrative examples:

•	Audits of the Company’s financial statements required by law, the SEC, lenders, statutory requirements, regulators and others.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include financial statements of the Company.

•	Employee benefit plan audits.

•	Tax compliance and related support for any tax returns filed by the Company.

•	Tax planning and support.

•	Merger and acquisition due diligence services.

•	Internal control reviews.

•	Program and subscription services, including educational programs and seminars, webcasts/podcasts, database subscriptions, research reports, surveys and similar or related tools and services.

The Audit and Finance Committee may choose to establish fee thresholds for pre-approved services (for example: “merger and acquisition due diligence services with fees not to exceed $100,000 without additional pre-approval from the Audit and Finance Committee”).

The Audit and Finance Committee may delegate to a Designated Member, who must satisfy the applicable independence requirements set forth in the NYSE Rules, the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. Any decision by a Designated Member to pre-approve a permitted service shall be reported to the Audit and Finance Committee at its next regularly scheduled meeting.

All fees (audit, audit-related, tax and other) paid to the independent registered public accounting firm are disclosed in accordance with applicable SEC Rules.

Prohibited Services

The Company may not engage the independent registered public accounting firm to provide the non-audit services described below:

1.    Bookkeeping or other services related to the accounting records or financial statements of the Company. The independent registered public accounting firm cannot maintain or prepare the Company’s accounting records, prepare the Company’s financial statements that are filed with the SEC or prepare or originate source data underlying the Company’s financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

2.    Financial information systems design and implementation. The independent registered public accounting firm cannot directly or indirectly operate, or supervise the operation of, the Company’s information system or manage the Company’s local area network, or design or implement a hardware or software system that aggregates source data underlying the Company’s financial statements or generates information that is significant to the Company’s financial statements or other financial information systems taken as a whole, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

3.    Appraisal or valuation services, fairness opinions or contribution-in-kind reports. The independent registered public accounting firm cannot provide any appraisal service, valuation service or any service involving a fairness opinion or contribution-in-kind report for the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

4.    Actuarial services. The independent registered public accounting firm cannot provide any actuarially-oriented advisory service involving the determination of amounts recorded in the financial statements and related accounts for the Company other than assisting the Company in understanding the methods, models, assumptions and inputs used in computing an amount, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

5.    Internal audit outsourcing services. The independent registered public accounting firm cannot provide any internal audit service to the Company that relates to the Company’s internal accounting controls, financial systems or financial statements, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements.

6.    Management functions. Neither the independent registered public accounting firm, nor any of its partners or employees, can act, temporarily or permanently, as a director, officer or employee of the Company, or perform any decision-making, supervisory or ongoing monitoring function for the Company.

7.    Human resources. The independent registered public accounting firm cannot (A) search for or seek out prospective candidates for the Company’s managerial, executive or director positions; (B) engage in psychological testing, or other formal testing or evaluation programs, for the Company; (C) undertake reference checks of prospective candidates for executive or director positions with the Company; (D) act as a negotiator on the Company’s behalf, such as determining position, status or title, compensation, fringe benefits or other conditions of employment; or (E) recommend or advise the Company to hire a specific candidate for a specific job (except that the independent registered public accounting firm may, upon request by the Company, interview candidates and advise the Company on the candidate’s competence for financial accounting, administrative or control positions).

8.    Broker-dealer, investment advisor or investment banking services. The independent registered public accounting firm cannot act as a broker-dealer, promoter or underwriter on behalf of the Company, make investment decisions on behalf of the Company or otherwise have discretionary authority over the Company’s investments, execute a transaction to buy or sell the Company’s investment, or have custody of assets of the Company, such as taking temporary possession of securities purchased by the Company.

9.    Legal Services. The independent registered public accounting firm cannot provide any service to the Company that, under the circumstances in which the service is provided, could be provided only by someone licensed, admitted or otherwise qualified to practice law in the jurisdiction in which the service is provided.

10.    Expert services unrelated to the audit. The independent registered public accounting firm cannot provide an expert opinion or other expert service for the Company, or the Company’s legal representative, for the purpose of advocating the Company’s interests in litigation or in a regulatory or administrative proceeding or investigation. In any litigation or regulatory or administrative proceeding or investigation, the independent registered public accounting firm may provide factual accounts, including in testimony, of work performed or explain the positions taken or conclusions reached during the performance of any service provided by the independent registered public accounting firm to the Company.

Non-prohibited services shall be deemed to be permitted services and may be provided to the Company with the pre-approval of a Designated Member or the full Audit and Finance Committee, as described herein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In addition to the $240,000 commuting allowance provided to James Hagedorn, the Company’s CEO and Chairman of the Board, during the 2013 fiscal year (see note 6 to the table captioned “All Other Compensation”), Scotts LLC maintains a “time sharing agreement,” as that term is defined in the provisions of 14 C.F.R. § 91.501(b)(6) and (c)(1), as amended, with Mr. Hagedorn. The agreement permits Mr. Hagedorn to purchase up to 100 flight hours on Company aircraft for personal use at a cost that is calculated as the lesser of the Company’s incremental direct operating cost per flight hour or the maximum charge allowed for such flight as set forth in 14 C.F.R. § 91.501(d), as amended. During the 2013 fiscal year, Mr. Hagedorn purchased 95.3 flight hours under his time sharing agreement at a cost of $177,675, plus applicable federal excise taxes. Under the terms of the time sharing agreement, which is governed by the rules of the Federal Aviation Administration, the Company remains responsible for providing licensed and qualified pilots, maintaining the aircraft in airworthy operating condition, and carrying in full force and effect public liability, property damage, “all-risk” hull and any other necessary policies of insurance in respect of the aircraft, naming Mr. Hagedorn as an additional insured.

From time to time, Scotts LLC leases aircraft for business use from Hagedorn Aviation, Inc. (“Hagedorn Aviation”), an aircraft operating company of which James Hagedorn is the majority shareholder. During the 2013 fiscal year, the Company leased Hagedorn Aviation aircraft at a cost of $226,519. Because fuel that has been purchased on a Company account is sometimes used in Hagedorn Aviation aircraft, Hagedorn Aviation is obligated to reimburse the Company for fuel used during the 2013 fiscal year in the amount of $642,608. The Company also has agreements with Hagedorn Aviation pursuant to which the Company, for a fee, provides Hagedorn Aviation with access to the services of the Company’s aviation mechanics and/or pilots in circumstances involving non-business, non-commuting flights on personal aircraft. The agreements were approved by the Governance and Nominating Committee based on the Company’s interest in ensuring the safety and security of Mr. Hagedorn and provide that if Hagedorn Aviation uses the Company’s aviation mechanics and/or pilots from time to time, Hagedorn Aviation must reimburse the Company at annually established rates reflecting the costs to the Company of employing the aviation mechanics and/or pilots, as appropriate. During the 2013 fiscal year, Hagedorn Aviation accessed the services of pilots and mechanics in the amount of $3,405 and $23,327, respectively.

Mr. Hagedorn’s son, Christopher Hagedorn, is employed by Scotts LLC as a director of marketing for the Company’s indoor gardening business.  During the 2013 fiscal year, Scotts LLC made salary payments to Christopher Hagedorn in the amount of $110,822 and he earned a bonus of $20,449, which was paid in the first quarter of fiscal year 2014.  As an employee of Scotts LLC, Christopher Hagedorn is eligible to participate in the incentive plans, retirement plans, insurance programs, health benefits and other similar employee welfare benefit arrangements available to other employees of comparable level and on substantially similar terms and conditions.

Scotts LLC subleases a portion of one of the Company’s regional offices to the Hagedorn Partnership, L.P. at a rate of $1,437 per month, plus a $2,373 monthly payment for communication services. Under this arrangement, the Hagedorn Partnership, L.P. paid Scotts LLC $45,725 during the 2013 fiscal year.

Professor Porter, one of our directors, provides consulting services to the Company on strategic matters. During the 2013 fiscal year period, we paid him $150,000 in exchange for consulting services. During the first quarter of the 2014 fiscal year, we paid Professor Porter $25,000 for consulting services. We anticipate paying Professor Porter an additional $75,000 during the 2014 fiscal year in exchange for ongoing consulting services. Such amounts paid for his consulting services are in addition to the cash, equity or other compensation Professor Porter receives for his services as a director on our Board.

Professor Porter also received $460,687 in fiscal year 2013 following his exercise of phantom stock appreciation rights in December 2012. The phantom stock appreciation rights were granted to Professor Porter during the 2003 fiscal year in conjunction with a prior consulting arrangement. During the first quarter of fiscal year 2014, Professor Porter received $664,501 following his exercise of phantom stock appreciation rights in November 2013 that were previously granted to him during the 2004 fiscal year in conjunction with a prior consulting arrangement.

Policies and Procedures with Respect to Related Person Transactions

The Board has adopted a written Related Person Transaction Policy (the “Related Person Policy”) to assist it in reviewing and approving or ratifying transactions with persons who are deemed “related persons” for purposes of Item 404(a) of SEC Regulation S-K (collectively, “related persons”), and to assist the Company in the preparation of the related person transaction disclosures required by the SEC. The Related Person Policy supplements the Company’s other policies that may apply to transactions with related persons, such as the Corporate Governance Guidelines and the Code of Business Conduct and Ethics. Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which: (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company or one of its subsidiaries is a participant and (iii) any related person has or will have a direct or indirect interest, is within the scope of the Related Person Policy.

The Company’s directors and executive officers are required to provide prompt and detailed notice of any potential Related Person Transaction (as defined in the Related Person Policy) to the Chair of the Governance and Nominating Committee so that the Chair can analyze the particular transaction and determine whether the transaction constitutes a Related Person Transaction requiring compliance with the Related Person Policy. If the Chair determines that the transaction constitutes a Related Person Transaction, then the analysis and the Chair’s recommendation regarding the Related Person Transaction are presented to the Governance and Nominating Committee for consideration at its next regularly scheduled meeting. If advance approval of a Related Person Transaction by the Governance and Nominating Committee is not feasible, then the Related Person Transaction is to be considered, and if the Governance and Nominating Committee determines it to be appropriate, ratified, at the Governance and Nominating Committee’s next regularly scheduled meeting. In addition, the Chair of the Governance and Nominating Committee has the authority to pre-approve or ratify (as applicable) any Related Person Transaction in which the aggregate amount expected to be involved is less than $1.0 million.

In reviewing a Related Person Transaction for approval or ratification, the Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable to the Company or the applicable subsidiary than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director may participate in the discussion or approval of any Related Person Transaction in which such director has a direct or indirect interest, other than to provide material information about the Related Person Transaction to the Governance and Nominating Committee.

The Governance and Nominating Committee will not approve or ratify a Related Person Transaction unless, after considering all relevant information, it has determined that the transaction is in, or is not inconsistent with, the Company’s or the applicable subsidiary’s best interests and the best interests of the Company’s shareholders. If a Related Person Transaction is ongoing, the Governance and Nominating Committee may establish guidelines for the Company’s management to follow in the ongoing dealings of the Company or the applicable subsidiary with the related person. Further, on at least an annual basis, the Governance and Nominating Committee will review and assess each ongoing Related Person Transaction to ensure that such Related Person Transaction remains appropriate and any established guidelines for the Related Person Transaction are being complied with.

The following transactions have been deemed to be pre-approved for purposes of the Related Person Policy:

•	ordinary course transactions not exceeding $120,000;

•
executive officer compensation arrangements, provided that: (a) the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC or (b) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would have been reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC if the executive officer was a “NEO,” and the Compensation Committee approved the compensation;

•
director compensation arrangements approved by the Board, provided that the related compensation is required to be reported in the Company’s proxy statement pursuant to the compensation disclosure requirements of the SEC;

•
transactions with other companies where the related person’s interest is solely as an employee (other than an executive officer), a director or less than 10% owner of the other company, if the aggregate amount is less than $1.0 million or 2% of the other company’s total annual revenues;

•
charitable contributions where the related person’s only relationship to the charitable organization, foundation or university is as an employee (other than an executive officer) or a director, if the aggregate amount is less than $1.0 million or 2% of the charitable organization’s total annual receipts;

•	transactions where the related person’s interest arises solely from the ownership of Common Shares and all shareholders receive a proportional benefit (e.g., dividends);

•	transactions involving competitive bids;

•	regulated transactions; and

•	certain banking-related services.

The Governance and Nominating Committee reviewed each of the Related Person Transactions discussed above and, after considering all of their relevant facts and circumstances, approved or ratified them for the 2013 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

There are five equity compensation plans under which the Common Shares are authorized for issuance to eligible directors, officers, employees or third-party service providers:

•	the 1996 Stock Option Plan;

•	the 2003 Equity Plan;

•	the Long-Term Incentive Plan;

•	the Discounted Stock Purchase Plan; and

•	the ERP.

The following table summarizes equity compensation plan information for the 1996 Stock Option Plan, the 2003 Equity Plan, the Long-Term Incentive Plan and the Discounted Stock Purchase Plan, all of which are shareholder approved, as a group and for the ERP, which is not subject to shareholder approval, in each case as of September 30, 2013. No disclosure is included in respect of the RSP as it is intended to meet the qualification requirements of IRC § 401(a). The information is shown with adjustments for: (i) the 2-for-1 stock split of the Common Shares distributed on November 9, 2005 to shareholders of record at the close of business on November 2, 2005 and (ii) the Special Dividend paid on March 5, 2007.

Plan Category	(a) Number of Common Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Common Shares Reflected In Column(a))
Equity compensation plans approved by shareholders	3,422,600 (1)	$37.60 (2)	3,410,979 (3)
Equity compensation plans not approved by shareholders	n/a (4)	n/a (5)	n/a (5)
Total	3,422,600	$37.60 (2)	3,410,979
________________________

(1)
Includes 182,067 Common Shares issuable upon exercise of NSOs granted under the 1996 Stock Option Plan (all of which are fully vested as of September 30, 2013); 546,884 Common Shares issuable upon exercise of NSOs and SARs granted under the 2003 Equity Plan (all of which are fully vested as of September 30, 2013); 1,977,586 Common Shares issuable upon exercise of NSOs granted under the Long-Term Incentive Plan (1,289,287 of which are fully vested as of September 30, 2013); 409,651 Common Shares issuable upon vesting of RSUs and DSUs granted under the Long-Term Incentive Plan (45,803 of which are fully vested as of September 30, 2013); and 306,412 Common Shares representing the maximum number of PUs granted under the Long-Term Incentive Plan that may be earned if the applicable performance goals are satisfied. This amount includes 44,495 Common Shares issuable if the maximum level of performance is achieved for the 2012 to 2014 fiscal year performance period. During the 2013 fiscal year, the performance criteria was satisfied for 138,928 PUs, which were granted during the 2013 fiscal year and remain subject to the applicable service-based vesting criteria. As of September 30, 2013, 167,484 PUs remain subject to future performance goals.

(2)
Represents the weighted-average exercise price of outstanding NSOs granted under the 1996 Stock Option Plan, of outstanding NSOs and SARs granted under the 2003 Equity Plan and of outstanding NSOs granted under the Long-Term Incentive Plan, together with the weighted-average price of outstanding stock units held in the accounts of non-employee directors under the 2003 Equity Plan. Also see the discussion in note (1) above with respect to DSUs and PUs granted under the Long-Term Incentive Plan. The weighted-average exercise price does not take the DSUs and PUs into account.

(3)
Includes 3,339,862 Common Shares authorized and remaining available for issuance under the Long-Term Incentive Plan, as well as 71,117 Common Shares remaining available for issuance under the Discounted Stock Purchase Plan. Of these 71,117 Common Shares, 1,139 Common Shares were subject to purchase rights as of September 30, 2013 and were purchased on October 4, 2013.

(4)
As of September 30, 2013, the Company is holding 145,317 Common Shares which were credited to the respective bookkeeping accounts of participants in the ERP. This number has been rounded to the nearest whole Common Share. Such shares were acquired by the Company at fair market value in the open market, based on a participant directed election to designate a portion of its respective salary and bonus deferrals to be invested in shares of the Company and distributed to the participant at the applicable distribution date(s). The shares, which are held in a trust account for the benefit of the participant, are already included as part of the Company’s issued and outstanding shares balance as of September 30, 2013.

(5)
Since the Common Shares held in the ERP are acquired by the plan as market shares, the ERP does not provide for a specified limit on the number of Common Shares that may be credited to participants’ bookkeeping accounts. Please see the description of the ERP in the section captioned “Elements of Executive Compensation — Retirement Plans and Deferred Compensation Benefits” within the CD&A. Participant account balances in the ERP may be credited to one or more benchmarked investment funds, including a Company stock fund and mutual fund investments, which are substantially consistent with the investment options permitted under the RSP. The amount credited to the benchmark Company stock fund is recorded as Common Shares. The weighted-average price of amounts credited to the benchmark Company stock fund within participants’ bookkeeping accounts under the ERP is not readily calculable. The amount credited to one of the benchmark mutual fund investments is recorded as mutual fund shares.

Discounted Stock Purchase Plan

The Company currently maintains a Discounted Stock Purchase Plan, which provides a means for eligible associates to purchase Common Shares at a price (the “DSPP Purchase Price”) equal to at least 90% of the fair market value of the Common Shares at the end of the applicable offering period, which generally consists of one calendar month. Participants in the Discounted Stock Purchase Plan may elect to purchase Common Shares at a rate of not less than $10 per offering period or more than $24,000 per plan year.

Any U.S.-based full-time or permanent part-time employee of the Company (or a designated subsidiary of the Company) who has reached age 18 and has been an employee for at least 15 days before the first day of the applicable offering period is eligible to participate in the Discounted Stock Purchase Plan. Any non-U.S.-based employee of the Company (or a designated subsidiary of the Company) who meets certain eligibility criteria is also eligible to participate in the Discounted Stock Purchase Plan.

Common Shares acquired through the Discounted Stock Purchase Plan are held in a custodial account maintained on the participant’s behalf, and may not be sold until the earliest of: (1) the beginning of the offering period following the date the participant terminates employment; (2) 12 months after the end of the offering period in which the Common Shares were purchased; or (3) the date on which a change in control affecting the Company occurs. Upon any such event, all whole Common Shares and cash held in a participant’s custodial account will be made available to the participant under procedures developed by the custodian for the Discounted Stock Purchase Plan and the committee appointed by the Board to administer the Discounted Stock Purchase Plan. Any fractional Common Shares that are to be withdrawn from a custodial account will be distributed in cash equal to the fair market value of the fractional Common Share on the termination date.

Participants are entitled to vote the number of whole and fractional Common Shares credited to their respective custodial accounts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Common Shares are the only outstanding class of voting securities of the Company. The following table furnishes certain information regarding the beneficial ownership of the Common Shares as of December 4, 2013 by each of the current directors of the Company, by each nominee for election as a director, by each NEO listed in the Summary Compensation Table and by all current directors and executive officers as a group, as well as by persons known to the Company to beneficially own more than 5% of the outstanding Common Shares.

	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Common Shares Presently Held	Common Share Equivalents Presently Held(3)	Options/ SARs(4)	Total	Percent of Class
Alan H. Barry	—	7,424(5)	—	7,424	(6)
Vincent C. Brockman(7)	—	—	—	—	(6)
Thomas Randal Coleman(7)	—	1,500(8)	17,200	18,700	(6)
David C. Evans(7)	—	—	—	—	(6)
James Hagedorn(7)(9)	16,633,397(10)	169,122(11)	1,174,722(12)	17,977,241	28.33%
Adam Hanft	—	7,809(13)	—	7,809	(6)
Lawrence A. Hilsheimer(7)	969(14)	—	—	969	(6)
Stephen L. Johnson	—	3,950(15)	—	3,950	(6)
Thomas N. Kelly Jr.	2,836	9,250(16)	—	12,086	(6)
Katherine Hagedorn Littlefield	16,591,794(17)	15,048(18)	42,859	16,649,701	26.78%
James R. Lyski(7)	—	927(19)	—	927	(6)
James F. McCann(9)	—	—	—	—	(6)
Nancy G. Mistretta(9)	3,048	15,437(20)	—	18,485	(6)
Michael E. Porter, Ph.D.	18,380	—	19,691	38,071	(6)
Barry W. Sanders(7)	6,591(21)	—	125,676	132,267	(6)
Stephanie M. Shern(9)	2,000	14,526(22)	—	16,526	(6)
Denise S. Stump(7)	17,653(23)	14,681(24)	77,370(25)	109,704	(6)
John R. Vines	—	—	—	—	(6)
All current directors and executive officers as a group (17 individuals)	16,706,332	273,956	1,551,650	18,531,938	28.98%
Hagedorn Partnership, L.P.	16,591,794(26)	—	—	16,591,794	26.71%
800 Port Washington Blvd., Port Washington, NY 11050
M&G Investment Management Limited and M&G Investment Funds 1(27)	6,156,800(28)	—	—	6,156,800	9.91%
Governor’s House, Laurence Pountney Hill, London, England, EC4R OHH
Independent Franchise Partners, LLP(29)	5,476,299(30)	—	—	5,476,299	8.82%
20 Balderton Street London, UK W1K 6TL
First Eagle Investment Management, LLC(31)	5,778,606(32)	—	—	5,778,606	9.3%
1345 Avenue of the Americas New York, NY 10105

________________________

(1)
Unless otherwise indicated, the beneficial owner has sole voting and dispositive power as to all Common Shares reflected in the table. All fractional Common Shares have been rounded to the nearest whole Common Share. The mailing address of each of the current executive officers and directors of the Company is 14111 Scottslawn Road, Marysville, Ohio 43041.

(2)	All Common Share amounts have been adjusted to account for the Special Dividend paid on March 5, 2007.

(3)
Common Share Equivalents Presently Held figures include: (a) Common Shares represented by amounts credited to the benchmark Company stock fund within the named executive’s bookkeeping account under the ERP; (b) Common Shares subject to RSUs and/or PUs granted to executive officers under the Long-Term Incentive Plan; and (c) Common Shares subject to DSUs granted to directors (together with related dividend equivalents) under the Long-Term Incentive Plan, in each case to the extent such Common Shares may be acquired within 60 days of December 4, 2013. The individual has no voting or dispositive power with respect to the Common Shares attributable to the individual’s bookkeeping account under the ERP or the Common Shares subject to RSUs, PUs or DSUs.

Amounts credited to the benchmark Company stock fund under the ERP are to be distributed in Common Shares. The vesting and settlement schedule associated with the retention awards granted under the ERP is discussed in the section captioned “Elements of Executive Compensation — Executive Retention Awards” within the CD&A.

Each whole RSU or PU represents a contingent right to receive one Common Share. In general, both RSUs and PUs vest on the third anniversary of the grant date. PUs are also subject to the achievement of a three-year performance goal. Both RSUs and PUs are subject to earlier vesting in the event of retirement, death or disability of the individual or a change in control of the Company in certain circumstances, but otherwise will be forfeited in the event of termination prior to the third anniversary of the grant date. Subject to the terms of the Long-Term Incentive Plan, whole vested RSUs and PUs will be settled in a lump sum as soon as administratively practicable, but in no event later than 90 days following the earliest to occur of: (i) termination; (ii) death; (iii) disability; or (iv) the third anniversary of the grant date.

Each whole DSU represents a contingent right to receive one Common Share. Each dividend equivalent represents the right to receive additional DSUs in respect of dividends that are declared and paid during the period beginning on the grant date and ending on the settlement date with respect to the Common Share represented by the related DSU. The vesting and settlement schedule associated with DSUs is discussed in the section captioned “NON-EMPLOYEE DIRECTOR COMPENSATION — Equity-Based Compensation — Vesting and Settlement.” With respect to Mr. Hanft and Mr. Johnson, amounts represent fully vested DSUs granted in connection with their elections to defer a portion of the cash retainer received for services as a director.

(4)	Amounts represent Common Shares that can be acquired upon exercise of options and SARs that are currently exercisable or will first become exercisable within 60 days of December 4, 2013.

(5)	Represents Common Shares that are the subject of DSUs granted to Mr. Barry.

(6)	Represents ownership of less than 1% of the outstanding Common Shares.

(7)	Individual named in the Summary Compensation Table.

(8)	Represents Common Shares that are the subject of RSUs granted to Mr. Coleman.

(9)	Nominee for election as a director of the Company.

(10)
Mr. Hagedorn is a general partner of Hagedorn Partnership, L.P. (the “Hagedorn Partnership”), and has shared voting and dispositive power with respect to the Common Shares held by the Hagedorn Partnership. See note (26) below for additional disclosures regarding the Hagedorn Partnership. Includes, in addition to those Common Shares described in note (26) below, (a) 35,702 Common Shares that are allocated to his account and held by the trustee under the RSP; and (b) 5,901 Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(11)
Represents the aggregate of: (a) 35,585 Common Shares credited to the benchmark Company stock fund within Mr. Hagedorn’s bookkeeping account under the ERP; (b) 26,312 Common Shares that are the subject of RSUs granted to Mr. Hagedorn; and (c) 107,225 Common Shares that are the subject of PUs granted to Mr. Hagedorn. Because Mr. Hagedorn is retirement eligible, all RSUs and PUs are subject to accelerated vesting should he retire prior to the normal vesting dates. With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of his retirement.

(12)	Because Mr. Hagedorn is retirement eligible, all NSOs are subject to accelerated vesting should he retire prior to the normal vesting dates.

(13)
Represents Common Shares that are the subject of DSUs granted to Mr. Hanft, including shares granted to Mr. Hanft in connection with his election to defer 50% of his cash retainer for services as a director.

(14)
Represents the aggregate of: (a) 710 Common Shares that are allocated to his account and held by the trustee under the RSP; and (b) 259 Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(15)
Represents Common Shares that are the subject of DSUs granted to Mr. Johnson, including shares granted to Mr. Johnson in connection with his election to defer 25% of his cash retainer for services as a director.

(16)	Represents Common Shares that are the subject of DSUs granted to Mr. Kelly.

(17)
Ms. Littlefield is a general partner and Chair of the Hagedorn Partnership and has shared voting and dispositive power with respect to the Common Shares held by the Hagedorn Partnership. See note (26) below for additional disclosures regarding the Hagedorn Partnership.

(18)
Represents Common Shares that are the subject of DSUs granted to Ms. Littlefield. Based on the terms of her award agreements, the DSUs granted to Ms. Littlefield are not subject to risk of forfeiture because she has completed at least two terms of continuous service on the Board and has reached age 50, making her retirement eligible under her award agreements.

(19)	Represents Common Shares credited to the benchmark Company stock fund within Mr. Lyski’s bookkeeping account under the ERP.

(20)
Represents Common Shares that are the subject of DSUs granted to Ms. Mistretta. Based on the terms of her award agreements, the DSUs granted to Ms. Mistretta will not be subject to risk of forfeiture as of January 30, 2014, the date she will have completed at least two terms of continuous service on the Board and has reached age 50, making her retirement eligible under her award agreements.

(21)	Represents the aggregate of: (a) 6,044 Common Shares held by Mr. Sanders directly; and (b) 547 Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(22)
Represents Common Shares that are the subject of DSUs granted to Mrs. Shern. Based on the terms of her award agreements, the DSUs granted to Mrs. Shern are not subject to risk of forfeiture because she has completed at least two terms of continuous service on the Board and has reached age 50, making her retirement eligible under her award agreements.

(23)	Represents the aggregate of: (a) 16,158 Common Shares held by Ms. Stump directly; and (b) 1,495 Common Shares held in a custodial account under the Discounted Stock Purchase Plan.

(24)
Represents the aggregate of: (a) 460 Common Shares credited to the benchmark Company stock fund within Ms. Stump’s bookkeeping account under the ERP; (b) 2,632 Common Shares that are the subject of RSUs granted to Ms. Stump; and (c) 11,589 Common Shares that are the subject of PUs granted to Ms. Stump. Because Ms. Stump is retirement eligible, all RSUs and PUs are subject to accelerated vesting should she retire prior to the normal vesting dates. With respect to PUs, all performance goals associated with outstanding awards will be deemed to have been met on the date of her retirement.

(25)	Because Ms. Stump is retirement eligible, all NSOs are subject to accelerated vesting should she retire prior to the normal vesting dates.

(26)
The Hagedorn Partnership is the record owner of 16,591,794 Common Shares. Of those Common Shares, 2,000,000 are pledged as security for a line of credit with a bank. James Hagedorn, Katherine Hagedorn Littlefield, Paul Hagedorn, Peter Hagedorn, Robert Hagedorn and Susan Hagedorn are siblings, general partners of the Hagedorn Partnership and former shareholders of Stern’s Miracle-Gro Products, Inc. (“Miracle-Gro Products”). The general partners share voting and dispositive power with respect to the securities held by the Hagedorn Partnership. James Hagedorn and Katherine Hagedorn Littlefield are directors of the Company. Community Funds, Inc., a New York not-for-profit corporation (“Community Funds”), is a limited partner of the Hagedorn Partnership.

The Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1995 (the “Miracle-Gro Merger Agreement”), among The Scotts Company, ZYX Corporation, Miracle-Gro Products, Stern’s Nurseries, Inc., Miracle-Gro Lawn Products Inc., Miracle-Gro Products Limited, the Hagedorn Partnership, the general partners of the Hagedorn Partnership, Horace Hagedorn, Community Funds and John Kenlon, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, made and entered into as of October 1, 1999 (the “First Amendment”), limits the ability of the Hagedorn Partnership, Community Funds, Horace Hagedorn and John Kenlon (the “Miracle-Gro Shareholders”) to acquire additional voting securities of the Company. Under the terms of the Merger Agreement, as amended by the First Amendment, the Miracle-Gro Shareholders may not collectively acquire, directly or indirectly, beneficial ownership of Voting Stock (defined in the Miracle-Gro Merger Agreement, as amended by the First Amendment, to mean the Common Shares and any other securities issued by the Company that are entitled to vote generally for the election of directors of the Company) representing more than 49% of the total voting power of the outstanding Voting Stock, except pursuant to a tender offer for 100% of that total voting power, which tender offer is made at a price per share that is not less than the market price per share on the last trading day before the announcement of the tender offer and is conditioned upon the receipt of at least 50% of the Voting Stock beneficially owned by shareholders of the Company other than the Miracle-Gro Shareholders and their affiliates and associates.

(27)
All information presented in this table regarding M&G Investment Management Limited and M&G Investment Funds 1 was derived from the Schedule 13G, dated October 3, 2013 (the “M&G Schedule 13G”), filed by M&G with the SEC on October 3, 2013 to report beneficial ownership of the Company’s Common Shares as of September 27, 2013.

(28)
The M&G Schedule 13G reflects: (i) shared voting and dispositive power held by M&G Investment Management Limited with respect to 6,148,961 Common Shares and (ii) shared voting and dispositive power held by M&G Investment Funds 1 with respect to 6,156,800 Common Shares.

(29)
All information presented in this table regarding Independent Franchise Partners, LLP (“Independent Franchise Partners”) was derived from the Schedule 13G/A, dated January 25, 2013 (the “Independent Franchise Partners Schedule 13G”), filed by Independent Franchise Partners with the SEC on January 25, 2013 to report beneficial ownership of the Company’s Common Shares as of December 31, 2012.

(30)
In the Independent Franchise Partners Schedule 13G, Independent Franchise Partners reported sole voting power with respect to 3,676,216 Common Shares, shared voting power with respect to 110,792 Common Shares, sole dispositive power with respect to 5,476,299 Common Shares and shared dispositive power with respect to no Common Shares.

(31)
All information presented in this table regarding First Eagle Investment Management, LLC (“First Eagle”) was derived from the Schedule 13G, dated February 11, 2013 (the “First Eagle Schedule 13G”), filed by First Eagle with the SEC on February 11, 2013 to report beneficial ownership of the Company’s Common Shares as of December 31, 2012.

(32)
In the First Eagle Schedule 13G, First Eagle reported sole voting power with respect to 5,625,429 Common Shares and sole dispositive power with respect to 5,778,606 Common Shares.  The First Eagle Global Fund, a registered investment company for which First Eagle acts as investment advisor, may be deemed to beneficially own 4,172,577 of these 5,778,606 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons beneficially holding more than 10% of the Company’s outstanding Common Shares to file statements reporting their initial beneficial ownership of Common Shares, and any subsequent changes in beneficial ownership, with the SEC by specified due dates that have been established by the SEC. Based solely upon the Company’s review of: (a) Section 16(a) statements filed on behalf of these persons for their respective transactions during the Company’s 2013 fiscal year and (b) representations received from these persons that no other Section 16(a) statements were required to be filed by them for their respective transactions during the Company’s 2013 fiscal year, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers and persons beneficially holding more than 10% of the Company’s outstanding Common Shares were complied with during the Company’s 2013 fiscal year, except that the following Form 4 filings were made after their respective due dates: (1) for James R. Lyski, one Form 4 reporting the grant of RSUs during the 2013 fiscal year, (2) for Stephanie S. Shern, one Form 4 reporting the exercise/sell of NSOs during the 2013 fiscal year, and (3) for Michael C. Lukemire, one Form 4 reporting the sale of Common Shares during the 2013 fiscal year.

SHAREHOLDER PROPOSALS FOR 2015 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals must be received by the Corporate Secretary of the Company no later than August 8, 2014 to be eligible for inclusion in the Company’s form of proxy, notice of meeting and proxy statement relating to the 2015 Annual Meeting of Shareholders. The Company will not be required to include in its proxy materials a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC Rules.

The SEC has promulgated rules relating to the exercise of discretionary voting authority pursuant to proxies solicited by the Board. If a shareholder intends to present a proposal at the 2015 Annual Meeting of Shareholders without including that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Corporate Secretary of the Company by October 23, 2014, or if the Company meets other requirements of the applicable SEC Rules, then the proxies solicited by the Board for use at the 2015 Annual Meeting of Shareholders will confer discretionary authority to the individuals acting under the proxies to vote on the proposal at the 2015 Annual Meeting of Shareholders.

In each case, written notice must be given to the Company’s Corporate Secretary at the following address: The Scotts Miracle-Gro Company, 14111 Scottslawn Road, Marysville, Ohio 43041, Attn: Corporate Secretary.

The Company’s 2015 Annual Meeting of Shareholders is currently scheduled to be held on January 29, 2015.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board knows of no matter that will be presented for action at the Annual Meeting other than those matters discussed in this Proxy Statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

ANNUAL REPORT ON FORM 10-K

Audited consolidated financial statements for the Company and its subsidiaries for the 2013 fiscal year are included in the Company’s 2013 Annual Report. Copies of the Company’s 2013 Annual Report and the Company’s Annual Report on Form 10-K for the 2013 fiscal year (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company’s Investor Relations Department at 14111 Scottslawn Road, Marysville, Ohio 43041. The Company’s Annual Report on Form 10-K for the 2013 fiscal year is also available on the Company’s Internet website located at http://investor.scotts.com and is on file with the SEC, Washington, D.C. 20549.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Registered shareholders can further save the Company expense by consenting to receive all future proxy statements, forms of proxy and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please access the Internet website www.proxyvote.com when transmitting your voting instructions and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. Your choice will remain in effect unless and until you revoke it.

To revoke your decision to receive or access shareholder communications electronically, access the Internet website www.proxyvote.com, enter your current PIN, select “Cancel my Enrollment” and click on the Submit button. After submitting your entry, the Cancel Enrollment Confirmation screen will be displayed. This screen will show your current Enrollment Number. To confirm your enrollment cancellation, click on the Submit button. Otherwise, click on the Back button to return to the Enrollment Maintenance screen. After submitting your entry, the Cancel Enrollment Complete screen will be displayed. This screen will indicate that your enrollment has been cancelled. You may be asked to complete a brief survey to help us understand why you opted out of electronic delivery. You will be sent an e-mail message confirming the cancellation of your enrollment. No further electronic communications will be conducted for your account and your Enrollment Number will be marked as “Inactive.” You may at any time reactivate your enrollment. You will be responsible for any fees or charges that you would typically pay for access to the Internet.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has implemented rules regarding the delivery of proxy materials (i.e., annual reports to shareholders, proxy statements and Notices of Internet Availability of Proxy Materials) to households. This method of delivery, often referred to as “householding,” permits the Company to send: (a) a single annual report and/or a single proxy statement or (b) a single Notice of Internet Availability of Proxy Materials to multiple registered shareholders who share an address. In each case, each registered shareholder at the shared address must consent to the householding process in accordance with applicable SEC Rules. Each registered shareholder would continue to receive a separate proxy card with proxy materials delivered by mail or e-mail.

Only one copy of this Proxy Statement and the Company’s 2013 Annual Report or one copy of the Notice of Internet Availability of Proxy Materials is being delivered to multiple registered shareholders at a shared address who have affirmatively consented, in writing, to the householding process, unless the Company has subsequently received contrary instructions from one or more of such registered shareholders. A separate proxy card is being included for each account at the shared address to which paper copies of this Proxy Statement and the Company’s 2013 Annual Report have been delivered. The Company will promptly deliver, upon written or oral request, a separate copy of this Proxy Statement and the Company’s 2013 Annual Report or a separate copy of the Notice of Internet Availability of Proxy Materials to a registered shareholder at a shared address to which a single copy of these documents was delivered. A registered shareholder at a shared address may contact the Company by mail addressed to The Scotts Miracle-Gro Company, Investor Relations Department, 14111 Scottslawn Road, Marysville, Ohio 43041, or by phone at (937) 644-0011, to: (a) request additional copies of this Proxy Statement and the Company’s 2013 Annual Report or the Notice of Internet Availability of Proxy Materials or (b) notify the Company that such registered shareholder wishes to receive a separate annual report to shareholders, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, in the future.

Registered shareholders who share an address may request delivery of a single copy of annual reports to shareholders, proxy statements or Notices of Internet Availability of Proxy Materials, as applicable, in the future, if they are currently receiving multiple copies, by contacting the Company as described in the preceding paragraph.

Many brokerage firms and other holders of record have also instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own Common Shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement and the Company’s 2013 Annual Report or the Notice of Internet Availability of Proxy Materials or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

By Order of the Board of Directors,

JAMES HAGEDORN
Chief Executive Officer and
Chairman of the Board

Annex A

THE SCOTTS COMPANY LLC
AMENDED AND RESTATED
EXECUTIVE INCENTIVE PLAN
TERMS AND CONDITIONS

1.	Objectives

1.1    Provide meaningful financial incentives consistent with and supportive of corporate strategies and objectives.

1.2    Encourage team effort toward achievement of corporate financial and strategic goals aligned with shareholders of The Scotts Miracle-Gro Company and our customers.

1.3    Contribute toward a competitive compensation program for all Participants.

2.	Definitions

2.1    “Administrator” means the Committee and, to the extent delegated by the Committee in accordance with Section 3.2, any delegate of the Committee.

2.2    “Affiliate” means all trades or businesses, whether or not incorporated, with which the Company would be considered a single employer under Code §§414(b) and (c).

2.3    “Board” means the Board of Directors of The Scotts Miracle-Gro Company.

2.4    “Committee” means the Compensation and Organization Committee of the Board.

2.5    “Company” means The Scotts Company LLC.

2.6    “Executive Officer” means an Executive Vice President or more senior level officer of The Scotts Miracle-Gro Company.

2.7    “Participant” means an associate of the Company or an Affiliate who is participating in the Plan for the applicable Plan Year.

2.8    “Performance Measure” means one or more of the Performance Measures listed in Section 5.2.

2.9    “Plan” means The Scotts Company LLC Amended and Restated Executive Incentive Plan as set forth herein, as it may be amended from time to time.

2.10    “Plan Year” means the fiscal year of the Company

3.	Administration

3.1    The Plan shall be administered by the Committee. The Committee shall have complete authority to administer and interpret the Plan. The Committee shall select the Performance Measures and the period during which performance will be measured. The Committee shall prescribe any minimum, target and other performance objectives and, subject to Section 5.4, the potential payout at each level of performance and the actual incentive payment for each Participant. The Committee’s determinations under the Plan (including, without limitation, the determination of the individuals to receive awards under the Plan, the amount of such awards and the terms and conditions of such awards) shall be final and need not be uniform among all Participants. The express grant in the Plan of any specific power or authority of the Committee shall not be construed as limiting any power or authority of the Committee. The members of the Committee shall not be liable for any act done in good faith with respect to the Plan.

3.2    The Committee, in its discretion, may delegate to one or more of the Chief Executive Officer or the Executive Vice President, Global Human Resources of The Scotts Miracle-Gro Company or any other Executive Officers, all or part of the Committee’s authority and duties with respect to awards and the participation of eligible associates who are not Executive Officers. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate that were consistent with the terms of the Plan and the Committee’s prior delegation. References in the Plan to the “Administrator” mean the Committee or its delegate; provided that the Committee cannot delegate its authority or duties with respect to Executive Officers. References to the Committee refer only to the Committee, i.e., that specific authority or responsibility is not delegable.

3.3    The Committee shall approve the Performance Measures for Executive Officers within 90 days of the beginning of the performance period and before 25% of the performance period has passed. No incentive payment may be paid to an Executive Officer unless the Committee certifies in writing that the Performance Measure objectives for the Plan Year have been achieved.

4.	Participation

4.1    Each Executive Officer is eligible to participate in the Plan. Managers and more senior level associates of the Company and all Affiliates who are not Executive Officers are eligible to participate in the Plan if their participation is approved by the Administrator.

4.2    Except as otherwise determined by the Administrator, Participants must be actively employed in an eligible job/position for at least 13 consecutive weeks during the Plan Year.

4.3    Participant eligibility is based on active status during the Plan Year. Periods of inactive status, such as short-term disability and other leaves of absence, will be reflected in the eligible earnings and payout calculation.

4.4    Except as otherwise determined by the Administrator, Participants must be employed on the last day of the Plan Year to be eligible for an incentive payment.

4.5    Except as otherwise determined by the Administrator, Participants whose employment terminates during the Plan Year, except in cases of retirement, will not be eligible for an incentive payment, prorated or otherwise.

4.6    Participants who retire during the Plan Year (as determined by the Administrator will be eligible for a prorated incentive payment.

4.7    Associates who hold an eligible position on a part-time basis are eligible to participate in the Plan. All other terms and conditions of the Plan apply to such associates.

4.8    If a Participant moves to a different Plan-eligible position or otherwise becomes eligible for a different target percentage during the Plan Year, the Participant’s incentive payment will be prorated based on new metrics/target (if applicable) if the move is for an eligible period of at least 13 weeks in the Plan Year.

4.9    If a Participant moves to a position that is not Plan-eligible during the Plan Year, the Participant will be eligible for a prorated incentive payment (based on the Participant’s earnings during the Plan Year) provided other eligibility requirements are met.

4.10    Participants shall not have any right with respect to any award until an award shall, in fact, be paid to them.

4.11    The Plan confers no rights upon any associate to participate in the Plan or remain in the employ of the Company or any Affiliate. Neither the adoption of the Plan nor its operation shall in any way affect the right of the associate or the Company or any Affiliate to terminate the employment relationship at any time.

5.	Plan Design, Performance Measures, and Payouts

5.1    The Plan is designed to recognize and reward performance against established financial targets. The terms of awards for each Plan Year will be established by the Administrator and, among other things, may include:

(a)	A corporate net income “funding trigger” below which no incentives will be paid to any Participant;

(b)	Up to five standard Performance Measures that will be used to measure performance during the Plan Year;

(c)	An earnings “multiplier” that will reinforce the importance of earnings by modifying the performance results against all of the other goals; and

(d)	Provisions that weight the Performance Measures for each particular group or unit to reflect the relative contribution that group or unit can make to those results.

5.2    The Performance Measures that may be used to measure performance during the period established by the Administrator shall be the following:

(a)	Net earnings or net income (before or after taxes);

(b)	Earnings per share (basic or diluted);

(c)	Net sales or revenue growth;

(d)	Net operating profit;

(e)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);

(f)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment);

(g)	Earnings before or after taxes, interest, depreciation, and/or amortization;

(h)	Gross or operating margins;

(i)	Productivity ratios;

(j)	Share price (including, but not limited to, growth measures and total shareholder return);

(k)	Expense targets;

(l)	Margins;

(m)	Operating efficiency;

(n)	Market share;

(o)	Customer satisfaction/service;

(p)	Product Fill Rate percent (% of orders filled on first delivery) or All-In Fill Rate percent (% calculated dollar fill based on potential) times Inventory Turns;

(q)	Working capital targets;

(r)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital);

(s)	Developing new products and lines of revenue;

(t)	Reducing operating expenses;

(u)	Developing new markets;

(v)	Meeting completion schedules;

(w)	Developing and managing relationships with regulatory and other governmental agencies;

(x)	Managing cash;

(y)	Managing claims against the Company, including litigation; and

(z)	Identifying and completing strategic acquisitions.

Any Performance Measure(s) may be used to measure the performance of the Company and/or an Affiliate as a whole or any business unit of the Company and/or an Affiliate or any combination thereof, as the Administrator may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Administrator, in its sole discretion, deems appropriate.

5.3    Performance above and below target performance goals will be incrementally calculated so Participants will receive a payout calculated on a straight-line basis; provided, however, that the Administrator may determine, in its sole discretion, that no payouts will be made for performance below target performance goals. Notwithstanding the foregoing or any other provision in the Plan to the contrary, the Administrator shall have the right, in its sole discretion, to reduce the amount otherwise payable to a Participant based on the Participant’s individual performance or any other factors that the Administrator deems appropriate.

5.4    The maximum amount of compensation that could be paid to any Participant in any Plan Year from this Plan is $6.0 million.

5.5    Unless a Participant has made a valid election under a deferred compensation plan maintained by the Company or an Affiliate no later than the date permitted under such plan, all awards under the Plan, including any prorated amounts described in Section 4.6, will be paid by the 15th day of the third month following the close of the applicable Plan Year.

6.	Employee Agreement and Forfeiture of Payment

6.1    Regardless of any other provision of this section and unless the Committee specifies otherwise, in order to participate in the Plan, a Participant must execute an Employee Confidentiality, Noncompetition, Nonsolicitation Agreement.

6.2    Furthermore, regardless of any other provision of this section and unless the Committee specifies otherwise, a Participant who breaches any part of that Employee Confidentiality, Noncompetition, Nonsolicitation Agreement will forfeit any future payment under the Plan and will also return to the Company or any Affiliate any monies paid out to the Participant under this Plan within the three years prior to said breach. Any monies paid out to a Participant under this Plan also must be returned to the Company or any Affiliate if repayment is required under any recoupment or “clawback” policy adopted by the Company or an Affiliate.

6.3    By participating in this Plan, a Participant hereby consents to a deduction from any amount the Company or any Affiliate may owe the Participant (including amounts owed to the Participant as salary, wages or other compensation, fringe benefits, or vacation pay as well as any other amounts owed to the Participant by the Company or any Affiliate), to the extent of any amounts owed by the Participant to the Company or any Affiliate for any reason, including under this Section 6, whether or not it elects to make any set-off in whole or in part. If the Company or any Affiliate does not recover the full amount the Participant owes it by means of set-off, calculated as set forth above in Section 6.2, the Participant agrees to pay immediately the unpaid balance to the Company, Affiliate or Subsidiary, as applicable.

7.	Amendment and Termination

The Board reserves to itself the right to suspend the Plan, to terminate the Plan, and, to the extent allowed without shareholder approval, to amend the Plan.

8.	Code Section 409A

It is intended that this Plan comply with the short-term deferral exemption under Treasury Regulation §1.409A-1(a)(4), and this Plan will be interpreted, administered and operated in good faith accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant.

The Scotts Miracle-Gro Company

2014 Annual Meeting of Shareholders

The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
Telephone: 937-644-0011
Fax: 937-644-7568

January 30, 2014, at 9:00 A.M. Eastern Time

Directions

From Port Columbus to The Scotts Miracle-Gro Company World Headquarters, The Berger Learning Center:

Leaving Port Columbus, follow signs to I-270 North. Take I-270 around the city to Dublin. Exit Route 33 to Marysville (northwest) and continue approximately 15 miles.

Take the Scottslawn Road exit. Make a left and cross over the highway. The Scotts Miracle-Gro Company World Headquarters — Horace Hagedorn Building is the first left. Follow signs for entry into The Berger Learning Center.

14111 SCOTTSLAWN ROAD MARYSVILLE, OH 43041
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 PM Eastern Time on January 29, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by The Scotts Miracle-Gro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 PM Eastern Time on January 29, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to The Scotts Miracle-Gro Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M64778-P44937-Z61986	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE SCOTTS MIRACLE-GRO COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1.	Election of four directors, each set to serve for a term of three years to expire at the 2017 Annual Meeting of Shareholders:
Nominees:
01) James Hagedorn
02) James F. McCann
03) Nancy G. Mistretta
04) Stephanie M. Shern

Your Board of Directors recommends that you vote FOR the following proposals:						For	Against	Abstain
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.					☐	☐	☐
3.	Approval of an amendment and restatement of the Scotts Company LLC Amended and Restated Executive Incentive Plan.					☐	☐	☐
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.					☐	☐	☐

The undersigned shareholder(s) authorize(s) the individuals designated to vote this proxy to vote, in their discretion, to the extent permitted by applicable law, upon such other matters (none known by the Company at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment or postponement.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly has your name appears hereon. The signer hereby revokes all prior proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Note: Please fill in, sign, date and return this proxy card in the enclosed envelope. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full title as such. If shareholder is a corporation, please sign the full corporate name by an authorized officer. If shareholder is a partnership or other entity, an authorized person should sign in the entity’s name. Joint Owners must each sign individually.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders To Be Held on January 30, 2014:
The Notice of Annual Meeting of Shareholders, Proxy Statement and 2013 Annual Report are available at www.proxyvote.com.

Should you wish to obtain directions to our corporate offices in order to attend the Annual Meeting and vote in person, please call us at (937) 644-0011. Directions to our corporate offices can also be found on the outside back cover page of the Company's Proxy Statement.

M64779-P44937-Z61986

THE SCOTTS MIRACLE-GRO COMPANY
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 30, 2014
The holder(s) of common shares of The Scotts Miracle-Gro Company (the "Company") identified on this proxy card hereby appoint(s) James Hagedorn and Ivan C. Smith, and each of them, the proxies of the shareholder(s), with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at The Berger Learning Center, 14111 Scottslawn Road, Marysville, Ohio 43041, on Thursday, January 30, 2014, at 9:00 a.m. Eastern Time, and any adjournment or postponement, and to vote all of the common shares which the shareholder(s) is/are entitled to vote at such Annual Meeting or any adjournment or postponement.

Where a choice is indicated, the common shares represented by this proxy card, when properly executed and returned, will be voted or not voted as specified. If no choice is indicated, the common shares represented by this proxy card when properly executed and returned will be voted "FOR" the election of the nominees listed in Proposal Number 1 as directors of the Company, to the extent permitted by applicable law, "FOR" approval, on an advisory basis, of the compensation of the Company's named executive officers as set forth in Proposal Number 2, "FOR" approval of an amendment and restatement of The Scotts Company LLC Amended and Restated Executive Incentive Plan as described under Proposal Number 3, and "FOR" the ratification of the selection of the independent registered public accounting firm listed in Proposal Number 4. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement, or if a nominee for election as a director named in the Proxy Statement who would have otherwise received the required number of votes is unable to serve or for good cause will not serve, the common shares represented by this proxy card will be voted in the discretion of the individuals designated to vote this proxy card, to the extent permitted by applicable law, on such matters or for such substitute nominee(s) as the directors of the Company may recommend.

If common shares are allocated to the account of a shareholder under The Scotts Company LLC Retirement Savings Plan (the RSP), then the shareholder hereby directs the Trustee of the RSP to vote all common shares of the Company allocated to such account under the RSP in accordance with the instructions given herein, at the Company's Annual Meeting and at any adjournment or postponement, on the matters set forth on the reverse side. If no instructions are given, the proxy will not be voted by the Trustee of the RSP.

The shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders and the related Proxy Statement for the January 30, 2014, Annual Meeting, as well as the Company's 2013 Annual Report. Any proxy heretofore given to vote the common shares which the shareholder(s) is/are entitled to vote at the Annual Meeting is hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE SCOTTS MIRACLE-GRO COMPANY.
(This proxy card continues and must be signed and dated on the reverse side.)

*** Exercise Your Right to Vote ***
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on January 30, 2014.

THE SCOTTS MIRACLE-GRO CO.	Meeting Information
	Meeting Type:	Annual
	For holders as of:	December 4, 2013
Date: January 30, 2014 Time: 9:00 AM Eastern Time
	Location:	The Berger Learning Center
14111 Scottslawn Road
Marysville, Ohio 43041
14111 SCOTTSLAWN ROAD MARYSVILLE, OH 43041	For meeting directions, please call 937-644-0011

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:
NOTICE OF THE 2014 ANNUAL MEETING AND PROXY STATEMENT			2013 ANNUAL REPORT
How to View Online:
Have the information that is printed in the box marked by the arrow à XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com.
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Voting Items
Your Board of Directors recommends you vote FOR the following proposal:
1.	Election of four directors, each to serve for a term of three years to expire at the 2017 Annual Meeting of Shareholders:
Nominees:
01) James Hagedorn
02) James F. McCann
03) Nancy G. Mistretta
04) Stephanie M. Shern
Your Board of Directors recommends that you vote FOR the following proposals:
2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.
3.	Approval of an amendment and restatement of the Scotts Company LLC Amended and Restated Executive Incentive Plan.
4.	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2014.